Exhibit 10.1

EXECUTION VERSION

Conformed through Eleventh Amendment

LOAN AND SERVICING AGREEMENT

among

SUNS SPV LLC,

as the Borrower,

SLR INVESTMENT CORP.,

as the Servicer and the Transferor,

Each of the Conduit Lenders

from time to time party hereto,

Each of the Liquidity Banks

from time to time party hereto,

Each of the Lender Agents

from time to time party hereto,

CITIBANK, N.A.,

as the Collateral Agent,

WELLS FARGO BANK, N.A.

as the Account Bank, the Backup Servicer and the Collateral Custodian,

and

CITIBANK, N.A.,

as the Administrative Agent

Dated as of August 26, 2011

(as amended through the Eleventh Amendment,

dated as of August 29, 2023)

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-ii-

Section 6.08	Reports to the Administrative Agent; Account Statements; Servicing Information	146
Section 6.09	Annual Statement as to Compliance	148
Section 6.10	The Servicer Not to Resign	148

ARTICLE VII

THE BACKUP SERVICER

Section 7.01	Designation of the Backup Servicer	149
Section 7.02	Duties of the Backup Servicer	149
Section 7.03	Merger or Consolidation	150
Section 7.04	Backup Servicing Compensation	150
Section 7.05	Backup Servicer Removal	151
Section 7.06	Limitation on Liability	151
Section 7.07	The Backup Servicer Not to Resign	151

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01	Events of Default	152
Section 8.02	Additional Remedies of the Administrative Agent	155
Section 8.03	Volcker Extension	158

ARTICLE IX

INDEMNIFICATION

Section 9.01	Indemnities by the Borrower	159
Section 9.02	Indemnities by Servicer	162
Section 9.03	Legal Proceedings	164
Section 9.04	After-Tax Basis	165

ARTICLE X

THE ADMINISTRATIVE AGENT AND THE LENDER AGENTS

Section 10.01	The Administrative Agent	165
Section 10.02	The Lender Agents	169

ARTICLE XI

COLLATERAL AGENT

Section 11.01	Designation of Collateral Agent	171

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-iv-

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE I	Conditions Precedent Documents
SCHEDULE II	Prior Names, Tradenames, Fictitious Names and “Doing Business As” Names
SCHEDULE III	Eligibility Criteria
SCHEDULE IV	Loan Asset Schedule
SCHEDULE V	Advance Date Assigned Values
SCHEDULE VI	Nationally Recognized Valuation Firms

EXHIBITS

EXHIBIT A	[Reserved]
EXHIBIT B	Credit and Collection Policy
EXHIBIT C	Form of Borrowing Base Certificate
EXHIBIT D-1	Form of Disbursement Request
EXHIBIT D-2	Form of URCA Disbursement Request
EXHIBIT D-3	[Reserved]
EXHIBIT E	Form of Joinder Supplement
EXHIBIT F	Form of Notice of Borrowing
EXHIBIT G	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT H	Form of Revolving Note
EXHIBIT I	Form of Notice of Loan Asset Dividend
EXHIBIT J	Form of Certificate of Closing Attorneys
EXHIBIT K	Form of Servicing Report
EXHIBIT L	Form of Servicer’s Certificate (Servicing Report)
EXHIBIT M	Form of Release of Required Loan Documents
EXHIBIT N	Form of Transferee Letter
EXHIBIT O	Form of Power of Attorney for Servicer
EXHIBIT P	Form of Power of Attorney for Borrower
EXHIBIT Q	Form of Servicer’s Certificate (Loan Asset Register)
EXHIBIT R	Form of Tax Certificate
EXHIBIT S	Form of Loan Asset Schedule
EXHIBIT T	Form of Compliance Certificate (Required Asset Coverage Ratio)
EXHIBIT U	Additional Terms Addendum

ANNEXES

ANNEX A	Commitments

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LOAN AND SERVICING AGREEMENT, dated as of August 26, 2011 (as amended through the Eleventh Amendment, dated as of August 29, 2023), by and among:

(1) SUNS SPV LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);

(2) SLR INVESTMENT CORP., a Maryland corporation, as the Servicer (as defined herein) and the Transferor (as defined herein);

(3) EACH OF THE CONDUIT LENDERS FROM TIME TO TIME PARTY HERETO, as a Conduit Lender (as defined herein);

(4) EACH OF THE LIQUIDITY BANKS FROM TIME TO TIME PARTY HERETO, as a Liquidity Bank (as defined herein);

(5) EACH OF THE LENDER AGENTS FROM TIME TO TIME PARTY HERETO, as a Lender Agent (as defined herein);

(6) EACH OF THE INSTITUTIONAL LENDERS FROM TIME TO TIME PARTY HERETO, as an Institutional Lender (as defined herein);

(7) CITIBANK, N.A., as the Collateral Agent (as defined herein);

(8) WELLS FARGO BANK, N.A., as the Account Bank (as defined herein), the Backup Servicer (as defined herein) and the Collateral Custodian (as defined herein); and

(9) CITIBANK, N.A., as Administrative Agent (as defined herein).

The Lenders have agreed, on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances under the Revolving Notes from time to time in the amounts and in accordance with the terms set forth herein.

Accordingly, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. (a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b) As used in this Agreement and the exhibits and schedules thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account Bank” means (i) Wells Fargo Bank, N.A., in its capacity as the “Account Bank” pursuant to the Collection Account Agreement and the URCA Account Agreement or (ii) another Qualified Institution reasonably acceptable to the Administrative Agent.

“Action” has the meaning assigned to that term in Section 9.03.

“Additional Amount” has the meaning assigned to that term in Section 2.11(a).

“Additional Commitment” means, with respect to each Liquidity Bank and Institutional Lender listed on Annex A hereto (with the consent of the Administrative Agent, such consent not to be unreasonably withheld) as providing an “Additional Commitment”, (i) prior to the Additional Commitment Trigger Date, $0, (ii) on and following the Additional Commitment Trigger Date and prior to the end of the Revolving Period, the Dollar amount set forth opposite such Liquidity Bank’s or Institutional Lender’s name on Annex A hereto (as such amount may be revised from time to time in accordance with the terms hereof) as an “Additional Commitment” or the amount set forth as such Liquidity Bank’s or Institutional Lender’s “Additional Commitment” on Schedule I to the Joinder Supplement relating to such Liquidity Bank or Institutional Lender, as applicable as an “Additional Commitment”, and (iii) after the Revolving Period, such Liquidity Bank’s or Institutional Lenders’ Pro Rata Share of the aggregate Advances Outstanding.

“Additional Commitment Trigger Date” means a date, if any, during the Revolving Period that is declared by the Borrower in a written notice to the Administrative Agent and the Lender Agents to constitute the “Additional Commitment Trigger Date” hereunder.

“Additional Terms Addendum” means the Additional Terms Addendum attached hereto as Exhibit U.

“Adjusted Pro Rata Share” means, (i) with respect to each Liquidity Bank and each Institutional Lender that is a Non-Defaulting Lender, (x) with respect to the determination of Advances, the Pro Rata Share with respect to each Liquidity Bank and each Institutional Lender determined when assessing a value of zero to the “Undrawn Amount” of all Defaulting Lenders in the calculation thereunder, and (y) with respect to the allocation of Collections on any Payment Date or otherwise in connection with any distribution hereunder, the Pro Rata Share with respect to each Liquidity Bank and each Institutional Lender determined when assessing a value of zero to the “Advances Outstanding” of all Defaulting Lenders in the calculation thereunder, and (ii) with respect to each Defaulting Lender, 0%.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article X.

“Advance” means each loan advanced by the Lenders to the Borrower on an Advance Date pursuant to Article II.

“Advance Date” means, with respect to any Advance, the date on which such Advance is made.

“Advance Date Assigned Value” means, with respect to any Loan Asset, the value (expressed as a percentage of the Outstanding Principal Balance of such Loan Asset) equal to the value initially set forth on Schedule V hereto as of the Closing Date or, with respect to Loan Assets included after the Closing Date, the value determined by the Servicer as of the Cut-Off Date; provided, in no event shall the Advance Date Assigned Value exceed 100%, and provided, further, any Loan Asset that is determined to have an Advance Date Assigned Value equal to or greater than 95% shall be deemed to have an Assigned Value equal to 100%.

“Advances Outstanding” means, at any date of determination (and, when applicable, utilizing Dollar Equivalents), the sum of the outstanding principal amounts of Advances loaned to the Borrower for the initial and any subsequent borrowings pursuant to Sections 2.01 and 2.02 as of such time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Party” has the meaning assigned to that term in Section 2.10.

“Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to vote 10% or more of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that for purposes of determining whether any Loan Asset is an Eligible Loan Asset or for purposes of Section 5.01(b)(xix), the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor.

“Agent Fee Letter” means the Fee Letter, dated as of August 26, 2011, between Citibank, in its capacities as Administrative Agent and Collateral Agent and the Borrower, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Agented Note” means any Loan Asset (i) originated as a part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan Asset) prior to such Loan Asset becoming part of the Collateral Portfolio and (ii) with respect to which, upon an assignment of the note under the Contribution Agreement to the Borrower, the Borrower, as assignee of the note, will have all of the rights but none of the obligations of the Transferor with respect to such note and the Underlying Collateral.

“Aggregate Outstanding Loan Balance” or “AOLB” means the aggregate Outstanding Loan Balances of all Eligible Loan Assets.

“Aggregate Outstanding Principal Balance” means the aggregate Outstanding Principal Balances of all Eligible Loan Assets.

“Aggregate Total Commitments” for all Liquidity Banks and Institutional Lenders as of any date of determination, means the aggregate of the Total Commitments of all Liquidity Banks and Institutional Lenders as of such date.

“Agreement” means this Loan and Servicing Agreement, as amended through the Sixth Amendment, dated as of June 1, 2018, and as the same may be further amended, restated, supplemented or otherwise modified from time to time hereafter.

“Amortization Advances Outstanding” means the Advances Outstanding as of the Scheduled Commitment Termination Date.

“Amortization Period” means the date commencing on the Commitment Termination Date and ending on the Final Maturity Date.

“Amortization Principal Reduction Amount” means, with respect to:

(i) the 12th Payment Date after the Scheduled Commitment Termination Date, the positive difference, if any, equal to (x) 15.00% of the Amortization Advances Outstanding;

(ii) the 24th Payment Date after the Scheduled Commitment Termination Date, the positive difference, if any, equal to (x) 40.00% of the Amortization Advances Outstanding; and

(iii) the Scheduled Maturity Date, an amount equal to 100% of the Amortization Advances Outstanding;

in each case (with respect to clauses (i), (ii), and (iii) above, minus the sum of (x) the aggregate amount of prepayments of principal of the Advances Outstanding made pursuant to Section 2.18(b) or 2.06(a) during the Amortization Period, plus (and without duplication) (y) any previous payments of Advances Outstanding pursuant to clause sixth of Section 2.04(c) made on any prior Payment Date during the Amortization Period.

“Anti-Money Laundering Laws” has the meaning assigned to that term in Section 4.01(qq)(ii).

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Spread” means the applicable percentages set forth in the Additional Terms Addendum.

“Applicable Reference Rate” means, collectively or individually, Term SOFR, CDOR Rate, SONIA or the EURIBOR Rate.

“Appraised Value” means, with respect to any Asset Based Loan, the appraised value of the underlying collateral securing such Loan as determined by a Nationally Recognized Valuation Firm.

“Asset Based Loan” means any Loan Asset where (i) the underwriting of such Loan Asset was based primarily on the appraised value of the assets securing such Loan Asset (and such appraised value shall be updated no less than annually) and (ii) advances with respect to such Loan Asset are governed by a borrowing base relating to certain assets securing such Loan Asset.

“Assigned Documents” has the meaning assigned to that term in Section 2.12.

“Assigned Value” means, with respect to each Loan Asset, as of any date of determination and expressed as a percentage of the Outstanding Principal Balance of such Loan Asset, (A) prior to the occurrence of a Value Adjustment Event (and the determination of a Value Adjusted Assigned Value), either: (i) prior to the determination of any Updated Assigned Value, the Advance Date Assigned Value, or (ii) the most recently determined Updated Assigned Value, and (B) following the occurrence of a Value Adjustment Event (and the determination of a Value Adjusted Assigned Value), the most recently determined Value Adjusted Assigned Value, of such Loan Asset; provided, in no event shall any Assigned Value exceed 100%, and provided, further, any Assigned Value determined to be equal to or greater than 95% shall be deemed to have an Assigned Value equal to 100%.

“Available Collections” means all cash collections and other cash proceeds with respect to any Loan Asset deposited in the Collection Account, including, without limitation, all Principal Collections, all Interest Collections, all proceeds of any sale or disposition with respect to such Loan Asset, cash proceeds or other funds received by the Borrower or the Servicer with respect to any Underlying Collateral (including from any guarantors), all other amounts on deposit in the Collection Account from time to time, and all proceeds of Permitted Investments with respect to the Collection Account.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Remittance Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Remittance Period” pursuant to clause (d) of Section 12.24.

“Availability” as of any date of determination, means the positive difference, if any, of (i) Maximum Availability minus (ii) Advances Outstanding.

“Availability Period” means, with respect to any Revolving Loan Asset, the period of time during which commitments to fund the Obligor thereunder are outstanding and in full force and effect, and is prior to (A) the occurrence of any of the following with respect to such Revolving Loan Asset: (i) a Value Adjustment Event, (ii) the termination of the commitment to lend thereunder, (ii) the determination by the Servicer that the creditworthiness of the related Obligor has deteriorated such that it has reduced in a material manner the likelihood of repayment in full, and (B) the Final Maturity Date hereunder.

“Average Life” means, for any Loan Asset, as of any date of determination, the quotient of (i) the amount of each Scheduled Payment of principal to be paid after such date of determination multiplied by the number of years (rounded to the nearest hundredth) from such date of determination until such Scheduled Payment of principal is due, divided by (ii) the Outstanding Principal Balance of such Loan Asset.

“Backup Servicer” means Wells Fargo Bank, N.A., not in its individual capacity, but solely as Backup Servicer, its successor in interest pursuant to Section 7.03 or such Person as shall have been appointed as Backup Servicer pursuant to Section 7.05.

“Backup Servicer and Collateral Custodian Fee Letter” means the Backup Servicer, Account Bank and Collateral Custodian Fee Letter, dated as of the Closing Date, by and among the Servicer, the Administrative Agent, the Backup Servicer, the Account Bank and the Collateral Custodian, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Backup Servicer Succession Expenses” means fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the Backup Servicer in connection with the succession of the Backup Servicer to the obligations of the Servicer hereunder.

“Backup Servicer Termination Notice” has the meaning assigned to that term in Section 7.05.

“Backup Servicing Fee” has the meaning defined in the Backup Servicer and Collateral Custodian Fee Letter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person, in each case, under the Bankruptcy Laws, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days (or 30 consecutive days with respect to the Borrower); or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect;

(ii) such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets under the Bankruptcy Laws, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing; or

(iii) with respect to an insured depository institution, including a national banking association, the appointment of the Federal Deposit Insurance Corporation as a conservator or receiver of such bank pursuant to Section 11(c) of the Federal Deposit Insurance Act.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Base Commitment” means, with respect to each Liquidity Bank and Institutional Lender listed on Annex A as providing a “Base Commitment”, (i) prior to the end of the Revolving Period, the Dollar amount set forth opposite such Liquidity Bank’s or Institutional Lender’s name on Annex A hereto (as such amount may be revised from time to time in accordance with the terms hereof) as a “Base Commitment” or the amount set forth as such Liquidity Bank’s or Institutional Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Liquidity Bank or Institutional Lender, as applicable as a “Base Commitment”, and (ii) on or after the Revolving Period, such Liquidity Bank’s or Institutional Lenders’ Pro Rata Share of the aggregate Advances Outstanding.

“Base Rate” means, on any date, a fluctuating per annum interest rate equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.5% or (c) the Benchmark for a three-month period plus 1.0%; provided in no event shall the Base Rate equal less than 0%.

“Basel III” means the consultative papers of The Basel Committee on Banking Supervision of December 2009 entitled “Strengthening the resilience of the banking sector” and “International framework for liquidity risk measurement, standards and monitoring”, in each case together with any amendments thereto.

“Benchmark” means, initially, the Applicable Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Applicable Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 12.24.

“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent, in consultation with the Servicer, as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Remittance Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent: (a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Remittance Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; (b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Remittance Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated or bilateral credit facilities; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “Remittance Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Servicer, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 12.24 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 12.24.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrowing Base” means, as of any date of determination, an amount equal to the least of:

(i) the sum of (A) the aggregate Outstanding Loan Balance of all Eligible Loan Assets as of such date, minus (B) the Minimum Credit Enhancement as of such date, minus (C) the Excess Concentration Amounts as of such date, plus (D) the amount on deposit in the Principal Collection Account as of such date (or with respect to Foreign Currency, its Dollar Equivalent); and

(ii) the Maximum Facility Amount;

provided that, for the avoidance of doubt, any Loan Asset which at any time is no longer an Eligible Loan Asset shall not be included in the calculation of “Borrowing Base”.

“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base as of the applicable date of determination substantially in the form of Exhibit C hereto, prepared by the Servicer.

“Borrowing Base Cure Period” means the period of time commencing from the date of the occurrence of a Borrowing Base Deficiency (calculated without consideration of clause (b) of the defined term “Minimum Credit Enhancement”) and ending on the earlier to occur of (i) 60 days following such date, and (ii) the occurrence of an Event of Default.

“Borrowing Base Deficiency” means, as of any date of determination (and, when applicable, utilizing Dollar Equivalents), the extent to which the aggregate Advances Outstanding on such date exceeds the Borrowing Base.

“Breakage Fee” means, for Advances which are repaid (in whole or in part) on any date other than a Payment Date, the breakage costs, if any, related to such repayment, based upon the assumption that the Lender funded its loan commitment in the applicable interbank market and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to any Lender as Breakage Fee shall be determined in the respective Lender Agent’s reasonable discretion and shall be conclusive absent manifest error.

“Broadly Syndicated Loan Asset” means a Loan Asset that (i) is a broadly syndicated commercial loan, (ii) is a First Lien Loan Asset or a Second Lien Loan Asset, (iii) has a Facility Size of $200,000,000 (without consideration of reductions in principal amount thereunder due to scheduled amortization) or greater, (iv) if rated by S&P, is rated not lower than B-, and (v) if rated by Moody’s, is rated not lower than B3 (or an equivalent Fitch rating).

“Business Day” means a day of the year other than (i) Saturday or a Sunday or (ii) any other day on which commercial banks in New York, New York or Atlanta, Georgia or the city in which the offices of the Collateral Custodian are authorized or required by applicable law, regulation or executive order to close; provided that, if any determination of a Business Day shall relate to an Advance with respect to Foreign Currency Loan Assets, any day on which banks are not open in the principal financial center relating to such Foreign Currency.

“Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Canadian Dollar” means the lawful currency of Canada.

“CDOR Rate” means, for any day during any Remittance Period, the rate per annum equal to the average of the annual yield rates applicable to Canadian Dollar Bankers’ acceptances at or about 10:00 a.m. (Toronto, Ontario time) on the day that is two Business Days prior to the first day of the Fixed Period (or with respect to Floating Rate Loan Assets, on such Business Day) as reported on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may be designated by the Administrative Agent from time to time).

“Change of Control” shall be deemed to have occurred if any of the following occur:

(a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or two or more Persons acting in concert shall have acquired “beneficial ownership” (as such term is defined in Sections 13(d)-3 and 13(d)-6 of the Exchange Act), directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or Control over, Solar Management or membership interests representing 35% more of the combined voting power of all membership interests in either entity in Solar Management;

(b) the adoption by the members of either entity in Solar Management of a plan or proposal for the liquidation or dissolution of either such entity or of Solar Capital;

(c) the failure by Solar Management to perform its material obligations under the Management Agreements or any Management Agreement shall fail to be in full force and effect;

(d) the failure by Solar Capital to own 100% of the limited liability company membership interests in the Borrower, free and clear of any Lien other than Permitted Liens or to exercise all power to direct the management policies of the Borrower; or

(e) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, Solar Capital (except any merger or consolidation that does not violate Section 5.04(a) or the merger between SLR Investment Corp., the surviving entity, and SLR Senior Investment Corp., the merging entity, occurring on or after the Tenth Amendment Effective Date).

“Charged-Off Asset”: A Loan Asset with respect to which either of the following occurs: (i) the Servicer has classified such Loan Asset as “charged-off” pursuant to the criteria set forth in the Credit and Collection Policy, or (ii) all or any portion of one or more principal or interest payments (other than in respect of default rate interest thereon) under such Loan Asset remains unpaid for at least 120 days from the original due date for such payment (without giving effect to any Servicer Advances thereon).

“Charged-Off Ratio” means, as of any date of determination, the percentage equivalent of a fraction (i) the numerator of which is equal to (a) the sum of the initial Assigned Value of all Loan Assets that became Charged-Off Assets during the immediately prior 3-Month period, (b) multiplied by 4, and (ii) the denominator of which is equal (a) the sum of the Aggregate Outstanding Principal Balance as of the first day of each Month of such 3-Month period being tested, (b) divided by 3.

“Citi Conduits” means any of (i) CAFCO, LLC, (ii) CHARTA, LLC, (iii) CIESCO, LLC and (iv) CRC Funding, LLC, and, together with their respective successors and assigns.

“Citibank” means Citibank, N.A., a national banking association, together with its successors and assigns.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Closing Date” means August 26, 2011.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” means Citibank, not in its individual capacity, but solely as collateral agent pursuant to the terms of this Agreement.

“Collateral Agent Expenses” means the expenses set forth in the Agent Fee Letter and any other accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts, in each case payable by the Borrower to the Collateral Agent under the Transaction Documents.

“Collateral Agent Fees” means the fees set forth in the Agent Fee Letter that are payable to the Collateral Agent, as such fee letter may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Agent Termination Notice” has the meaning assigned to that term in Section 11.05.

“Collateral Custodian” means Wells Fargo Bank, N.A., not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement.

“Collateral Custodian Fees” means the fees set forth in the Backup Servicer and Collateral Custodian Fee Letter that are payable to the Collateral Custodian, as such fee letter may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 13.05.

“Collateral Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in all assets of the Borrower, including the property identified below in clauses (i) through (vi) and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property consisting of, arising out of, or related to any of the following, (but excluding in each case any Retained Interest and the Excluded Amounts):

(i) the Loan Assets, and all monies due or to become due in payment under such Loan Assets on and after the related Cut-Off Date, including, but not limited to, all Available Collections;

(ii) the Portfolio Assets with respect to the Loan Assets referred to in clause (i);

(iii) the Collection Account and all Permitted Investments purchased with funds on deposit in the Collection Account;

(iv) the URCA Account and all Permitted Investments purchased with funds on deposit in the Collection Account; and

(v) all income and Proceeds of the foregoing;

provided, that the Collateral Portfolio does not include any Loan Assets that were sold, substituted or repurchased in accordance with the requirements of Section 2.07 hereof effective as of its applicable Release Date.

“Collateral Quality Improvement” means, as of any date of determination, (x) in respect of any Collateral Quality Test that is not then satisfied, that the degree of non-compliance with such Collateral Quality Test is either not made worse or is improved after giving effect to such transaction proposed under Section 2.07 or such Advance proposed to be funded in connection with the addition of an Asset to the Collateral Portfolio (whether by sale or contribution), and (y) in respect of any Collateral Quality Test that is satisfied prior to such transaction or Advance, that such test remains satisfied after giving effect to such transaction or Advance.

“Collateral Quality Test” means the Weighted Average Life Test, the Minimum Obligor Diversity Test and the Weighted Average Spread Test.

“Collection Account” means a trust account (account number 83667800 at the Account Bank) in the name of the Borrower for the benefit of and under the “control” (within the meaning of Section 9-104 of the UCC or 8-106 of the UCC, as applicable) of the Collateral Agent for the benefit of the Secured Parties; provided that, subject to the rights of the Collateral Agent hereunder with respect to such funds, the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collection Account Agreement” means that certain Collection Account Agreement, dated the Closing Date, among the Borrower, the Servicer, the Account Bank, the Administrative Agent and the Collateral Agent, governing the Collection Account and which permits the Collateral Agent on behalf of the Secured Parties to direct disposition of the funds in the Collection Account, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances have been indefeasibly repaid in full and all Yield and Fees and all other Obligations have been indefeasibly paid in full (other than contingent obligations that survive the termination of any Transaction Document), the commitments of the Lenders hereunder have been terminated and the Borrower shall have no further right to request any additional Advances.

“Commercial Paper Notes” means, any short-term promissory notes of any Conduit Lender or a participant thereof issued by such Conduit Lender or participant thereof in the commercial paper market.

“Commitment” means, with respect to each Liquidity Bank and Institutional Lender listed on Annex A, such Person’s Base Commitment, Delayed Draw Commitment and Additional Commitment.

“Commitment Termination Date” means the earliest to occur of (i) the Scheduled Commitment Termination Date, (ii) the date of the declaration, or automatic occurrence, of an Event of Default (unless waived or rescinded), or (iii) the occurrence of the termination of this Agreement pursuant to Section 2.18(b) hereof.

“Concentration Limits” means, as of any date of determination prior to (x) the Commitment Termination Date with respect to all items below and (y) the Final Maturity Date with respect to the concentration limit set forth in clause (c) below, for purposes of determining the Excess Concentration Amount and the Borrowing Base, the concentration limitations set forth below:

(a) the sum of Outstanding Loan Balances of all Eligible Loan Assets with Obligors:

(i) in the Industry with the highest aggregate Outstanding Loan Balances shall not exceed 25% of the Concentration Test Amount;

(ii) in the Industry with the second highest aggregate Outstanding Loan Balances shall not exceed 20% of the Concentration Test Amount; and

(iii) in any Industry (other than the Industries considered under clauses (i) and (ii) above) shall not exceed 15% of the Concentration Test Amount;

(b) the sum of Outstanding Loan Balances of all Fixed Rate Loan Assets that are Eligible Loan Assets (other than Fixed Rate Loan Assets subject to a floating rate Hedging Agreement approved by the Administrative Agent) (i) during the Borrowing Base Cure Period, shall not exceed 20% of the Concentration Test Amount, and (ii) at all other times, shall not exceed 10% of the Concentration Test Amount;

(c) the sum of Outstanding Loan Balances of all Designated Loan Assets that are Eligible Loan Assets shall not exceed 25% of the Concentration Test Amount;

(d) the sum of Outstanding Loan Balances of all Second Lien Loan Assets that are Eligible Loan Assets shall not exceed 10% of the Concentration Test Amount;

(e) the sum of Outstanding Loan Balances of all Eligible Loan Assets that do not provide for scheduled payments of floating-rate interest in cash on at least a quarterly basis (i) during the Borrowing Base Cure Period, shall not exceed 25% of the Concentration Test Amount, and (ii) at all other times, shall not exceed 15% of the Concentration Test Amount;

(f) the sum of Outstanding Loan Balances of all Eligible Loan Assets in which the Borrower holds a participation interest shall not exceed 5% of the Concentration Test Amount;

(g) (1) the aggregate Outstanding Loan Balance of the Eligible Loan Assets of the Obligor Group with the highest aggregate Outstanding Loan Balance shall not exceed the lesser of (x) 10% of the Concentration Test Amount, and (y) $75,000,000;

(2) the aggregate Outstanding Loan Balance of the Eligible Loan Assets of the Obligor Groups with the next five highest aggregate Outstanding Loan Balances (excluding the Loan Asset considered under clause (1) above) shall not exceed 8.0% of the Concentration Test Amount;

(3) the aggregate Outstanding Loan Balance of the Eligible Loan Assets of any Obligor Group (excluding the Loan Assets considered under clauses (1) and (2) above) shall not exceed 6% of the Concentration Test Amount;

(4) the aggregate Outstanding Loan Balance of all Healthcare Loan Assets that are the Eligible Loan Assets of any single Obligor Group shall not exceed 5% of the Concentration Test Amount; and

(5) the aggregate Outstanding Loan Balance of all Asset Based Loans that are the Eligible Loan Assets of any single Obligor Group shall not exceed 5% of the Concentration Test Amount;

(h) the sum of Outstanding Loan Balances of all DIP Loans that are Eligible Loan Assets shall not exceed 5% of the Concentration Test Amount;

(i) the sum of Outstanding Loan Balances of all Revolving Loan Assets (which definition includes unfunded delayed draw term loans) that are Eligible Loan Assets shall not exceed 10% of the Concentration Test Amount;

(j) the sum of Outstanding Loan Balances of all Foreign Currency Loan Assets that are Eligible Loan Assets shall not exceed 20% of the Concentration Test Amount;

(k) the sum of Outstanding Loan Balances of all Foreign Currency Loan Assets denominated in any single Foreign Currency that are Eligible Loan Assets shall not exceed 10% of the Concentration Test Amount;

(l) the sum of Outstanding Loan Balances of all Eligible Loan Assets (other than Broadly Syndicated Loan Assets, Healthcare Loan Assets, Asset Based Loans and Unitranche Loan Assets) for which the Senior Debt/EBITDA Ratio of the related Obligor (i) with respect to all Large Market Loan Assets, is greater than 4.50:1.00, plus (ii) with respect to all Mid-Market Loan Assets, is greater than 4.00:1.00, shall not exceed 17.5% of the Concentration Test Amount;

(m) the sum of Outstanding Loan Balances of Unitranche Loan Assets which are Eligible Loan Assets (other than Broadly Syndicated Loan Assets, Asset Based Loans and Healthcare Loan Assets) for which the Total Debt/EBITDA Ratio of the related Obligor (and for which the Obligor thereunder has no other senior Indebtedness outstanding) (i) with respect to Large Market Loan Assets for which the EBITDA of the related Obligor is more than $50,000,000, is greater than 5.75:1.00, plus (ii) with respect to all other Large Market Loan Assets, is greater than 5.50:1.00, plus (iii) with respect to all Mid-Market Loan Assets, is greater than 4.75:1.00, shall not exceed 20% of the Concentration Test Amount;

(n) the sum of Outstanding Loan Balances of all Eligible Loan Assets (other than Broadly Syndicated Loan Assets, Asset Based Loans and Healthcare Loan Assets) for which the Total Debt/EBITDA Ratio of the related Obligor is greater than 6.00:1.00 (“High Leverage Loan Assets”), shall not exceed 20% of the Concentration Test Amount;

(o) the sum of Outstanding Loan Balances of all Eligible Loan Assets (other than First Lien Broadly Syndicated Loan Assets, Asset Based Loans and Healthcare Loan Assets) for which the EBITDA of the related Obligor is less than $15,000,000 shall not exceed 5% of the Concentration Test Amount;

(p) the sum of Outstanding Loan Balances of all HLT Loan Assets that are Eligible Loan Assets shall not exceed 15% of the Concentration Test Amount;

(q) the sum of Outstanding Loan Balances of all Cov-Lite Loan Assets that are Eligible Loan Assets shall not exceed 25% of the Concentration Test Amount;

(r) the sum of Outstanding Loan Balances of all Healthcare Loan Assets that are Eligible Loan Assets shall not exceed 25.0% of the Concentration Test Amount; and

(s) the sum of Outstanding Loan Balances of all Asset Based Loans that are Eligible Loan Assets shall not exceed 15% of the Concentration Test Amount.

“Concentration Test Amount” means (i) at all times prior to the earlier of (x) the date on which AOLB equals or exceeds $200,000,000, and (y) June 30, 2015, $200,000,000, and (ii) at all times thereafter, the AOLB.

“Conduit Lender” each of the Citi Conduits and each other commercial paper conduit that may from time to time become a Conduit Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 12.04(a).

“Contribution Agreement” means that certain Contribution Agreement, dated as of the Closing Date, between the Transferor, as the contributor, and the Borrower, as the contributee, as amended, modified, waived, supplemented, restated or replaced from time to time”

“Conforming Funding Period” means any period in the Revolving Period other than during a Delayed Funding Period.

“Conforming Lender” means a Committed Lender other than a Delayed Funding Lender.

“Conforming Lender Group” means a Lender Group other than a Delayed Funding Lender Group.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cov-Lite Loan Asset” means a First Lien Loan Asset that is a Broadly Syndicated Loan Asset that does not contain any financial maintenance covenants other than incurrence covenants.

“Covered Party” means any Secured Party that is one of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b), or any subsidiary of such a covered bank to which 12 C.F.R. Part 47 applies in accordance with 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“CP Cost of Funds Rate” shall mean, with respect to each Conduit Lender for any day during any Remittance Period, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such Conduit Lender from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) that are allocated on a fair and equitable basis, in whole or in part, by their respective Lender Agent (on behalf of such Conduit Lender), which rates shall reflect and give effect to (in each case, to the extent such costs are allocated, in whole or in part, to such Conduit Lender by the related Lender Agent (on behalf of such Conduit Lender) (a) the commissions of placement agents and dealers in respect of such Conduit Lender, (b) all reasonable costs and expenses of any issuing and paying agent or other person responsible for the administration of such Conduit Lender’s commercial paper programs in connection with the preparation, completion, issuance, delivery or payment of such commercial paper, and (c) any other costs, fees and expenses associated with the funding or maintenance of the applicable cp tranche by such Conduit Lender, including any liquidity support, credit enhancement, government sponsored funding programs (including the Federal Reserve Bank’s Commercial Paper Funding Facility), or any other borrowings by such Conduit Lender including, without limitation, borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market; provided, however, that if any component of such rate is a discount rate, in calculating the CP Cost of Funds Rate, the respective Lender Agent for such Conduit Lender shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“CQT Non-Qualification Period” means any period of time during which any Collateral Quality Test is not satisfied.

“Credit and Collection Policy” means the Credit and Collection Policy of the Servicer pursuant to which the Servicing Standard has been established and attached hereto as Exhibit B.

“Cure Date” has the meaning assigned to that term in Section 2.07(e).

“Currency” means Dollars and each Foreign Currency.

“Cut-Off Date” means, with respect to each Loan Asset, the date such Loan Asset is Pledged and an Advance based on a Borrowing Base including such Loan Asset is funded hereunder.

“DBRS” means DBRS, Inc. (or its successors in interest).

“Default Excess” means, with respect to any Defaulting Lender Group, an amount equal to (i) such Defaulting Lender Group’s Pro Rata Share of Advances Outstanding (calculated as if all Defaulting Lenders (including the Defaulting Lenders of such Defaulting Lender Group) had funded all of their respective Advances, including Advances not funded by such Defaulting Lender which resulted in such Defaulted Lender being deemed a Defaulting Lender and part of a Defaulting Lender Group), minus (ii) the aggregate outstanding principal amount of Advances Outstanding of such Defaulting Lender Group.

“Default Period” means, with respect to any Defaulting Lender Group, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated or the Obligations are declared or become immediately due and payable; (ii) with respect to any Funding Default (other than any such Funding Default arising pursuant to clause (iv) of the definition of Defaulting Lender), the date on which (A) the Default Excess with respect to such Defaulting

Lender Group has been reduced to zero (whether by the funding by such Defaulting Lender Group of all payments resulting in such Funding Default of such Defaulting Lender, the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of this Agreement, or any combination thereof) and (B) such Defaulting Lender has delivered to the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment; and (iii) the date on which the Borrower, the Administrative Agent, and the Majority Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Liquidity Bank or Institutional Lender, as determined by the Administrative Agent, that (i) fails to make available its ratable share of any Advance as required to be funded under Section 2.02(b) or fails to make any other payment or provide funds to the Administrative Agent as required under this Agreement, and such failure is not cured within two Business Days; (ii) has notified the Administrative Agent, the Borrower or the Servicer in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit (unless such notification or statement is based exclusively on such Liquidity Bank’s or Institutional Lender’s good faith assertion that a condition precedent to funding has not or cannot be satisfied); (iii) has failed, within two Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Advances under this Agreement; or (iv) becomes, or has a parent company that becomes, the subject of any Bankruptcy Event or Undisclosed Administration; provided that a Liquidity Bank or Institutional Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Liquidity Bank or Institutional Lender or Person controlling such Liquidity Bank or Institutional Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Liquidity Bank or Institutional Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Liquidity Bank or Institutional Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Liquidity Bank or Institutional Lender.

“Defaulting Lender Group” means any Lender Group that includes a Defaulting Lender.

“Delayed Draw Commitment” means, with respect to each Liquidity Bank and Institutional Lender listed on Annex A hereto (with the consent of the Administrative Agent, such consent not to be unreasonably withheld) as providing a “Delayed Draw Commitment”, (i) prior to the Delayed Draw Trigger Date, $0, (ii) on and following the Delayed Draw Trigger Date and prior to the end of the Revolving Period, the Dollar amount set forth opposite such Liquidity Bank’s or Institutional Lender’s name on Annex A hereto (as such amount may be revised from time to time in accordance with the terms hereof) as a “Delayed Draw Commitment” or the amount set forth as such Liquidity Bank’s or Institutional Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Liquidity Bank or Institutional Lender, as applicable as a “Delayed Draw Commitment”, and (iii) after the Revolving Period, such Liquidity Bank’s or Institutional Lenders’ Pro Rata Share of the aggregate Advances Outstanding. For avoidance of doubt, all drawings under the Delayed Draw Commitment shall be made on a pro rata basis.

“Delayed Draw Lender” means each Liquidity Bank or Institutional Lender listed on Annex A hereto from time to time as having a Delayed Draw Commitment.

“Delayed Draw Trigger Date” means a date, if any, during the Revolving Period that is declared by the Borrower in a written notice to the Administrative Agent and the Lender Agents to constitute the “Delayed Draw Trigger Date” hereunder; provided, the Delayed Draw Trigger Date must be declared by the Borrower to occur no later than March 3, 2014, or the Delayed Draw Commitment shall terminate as of such date.

“Delayed Funding Advance Amount” means the amount of the Advance that a Delayed Funding Lender Group was requested to fund in a Notice and was not funded on the related Delayed Funding Date as a result of the provisions set forth in Section 2.02(g) with respect to Delayed Funding Lenders.

“Delayed Funding Amounts” means, as of any date of determination, the aggregate amount of all Delayed Funding Advance Amounts then outstanding and not yet funded pursuant to Section 2.02(g)(ii).

“Delayed Funding Certificate” means an Officer’s Certificate delivered by a Lender Agent to the Administrative Agent certifying that a Lender in (or an Affiliate of) such Lender Agent’s Lender Group: (i) is incurring (or expects to incur) charges with respect to its Commitment hereunder in connection with the calculation of the “liquidity coverage ratio” under Basel III, and (ii) is in good faith seeking to exercise or has exercised a delayed funding option in transactions similar to the transactions contemplated hereunder.

“Delayed Funding Date” means an Advance Date during a Delayed Funding Period.

“Delayed Funding De-Designation Date” has the meaning assigned to that term in Section 2.02(g)(i).

“Delayed Funding De-Designation Notice” has the meaning assigned to that term in Section 2.02(g)(i).

“Delayed Funding Lender” means a Committed Lender that delivers a Delayed Funding Certificate in accordance with to Section 2.02(g).

“Delayed Funding Lender Agent” means the Lender Agent of a Delayed Funding Lender Group.

“Delayed Funding Lender Group” means any Lender Group that includes a Delayed Funding Lender.

“Delayed Funding Period” means a period in the Revolving Period during which one or more Lender Groups is then currently a Delayed Funding Lender Group.

“Delayed Funding Settlement Date” means, with respect to unpaid Delayed Funding Amounts of any Delayed Funding Lender Group, the earlier to occur of (i) a Business Day selected by the applicable Delayed Funding Lender Agent and indicated in its Delayed Funding Certificate that is 35 days (or, if such 35th day is not a Business Day, the immediately following Business Day) from the applicable Delayed Funding Date (even if such date occurs following the end of the Revolving Period); and (ii) the Delayed Funding De-Designation Date applicable to such Delayed Funding Lender Group.

“Delinquency Ratio” means, as of any Reporting Date, (x) the sum of the Monthly Delinquency Ratio on such Determination Date and for each of the two preceding Determination Dates (or such lesser number as shall have elapsed as of such Reporting Date), divided by (y) 3 (or the corresponding lesser number of Reporting Dates included in the calculations described herein).

“Delinquent Asset”: A Loan Asset that is not a Charged-Off Asset and as to which either of the following has occurred: (i) the Servicer has classified such Loan Asset, as “delinquent” pursuant to the criteria set forth in the Credit and Collection Policy, or (ii) all or any portion of one or more principal or interest payments (other than in respect of default rate interest) under such Loan Asset remains unpaid for at least 60 days from the original due date for such payment (without giving effect to any Servicer Advances thereon).

“Designated Loan Assets” means (i) all First Lien Loan Assets (including First Lien Broadly Syndicated Loan Assets) the Obligor of which is also an obligor under a working capital facility that is secured by priority Liens on certain current assets, including accounts receivable, and (ii) all Second Lien Loan Assets.

“Determination Date” means the last day of each Month.

“DIP Loan” means any Loan Asset to an Obligor that is a Chapter 11 debtor under the Bankruptcy Code which is permitted by the Credit and Collection Policy and also satisfies the following criteria: (a) the Loan Agreement is duly authorized by a final order of the applicable bankruptcy or federal district court under the provisions of subsection (b), (c) or (d) of 11 U.S.C. § 364, (b) the Obligor’s bankruptcy case is still pending as a case under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code and has not been dismissed or converted to a case under the provisions of Chapter 7 of Title 11 of the Bankruptcy Code, (c) the Obligor’s obligations under such Loan Agreement have not been (i) disallowed, in whole or in part, or (ii) subordinated, in whole or in part, to the claims or interests of any other Person under the provisions of 11 U.S.C. § 510, (d) the Loan Asset is secured and the liens and security interests granted by the applicable federal bankruptcy or district court in relation to the Loan have not been subordinated, in whole or in part, to the liens or interests of any other lender under the provisions of 11 U.S.C. § 364(d) or otherwise, (e) the Obligor is not in default on its payment obligations under the Loan Asset and (f) neither the Obligor nor any party in interest has filed a Chapter 11 plan with the applicable federal bankruptcy or district court that, upon confirmation, would (i) disallow or subordinate the Loan Asset and obligations under the Loan Agreement, in whole or in part, (ii) subordinate, in whole or in part, any lien or security interest granted in connection with such Loan Asset, (iii) fail to provide for the repayment, in full and in cash, of the Loan Asset upon the effective date of such plan or (iv) otherwise impair, in any manner, the claim evidenced by the Loan Asset and related Loan Agreement. For the purposes of this definition, an order is a “final order” if the applicable period for filing a motion to reconsider or notice of appeal in respect of a permanent order authorizing the obligor to obtain credit has lapsed and no such motion or notice has been filed with the applicable federal bankruptcy or district court or the clerk thereof.

“Disbursement Request” means a disbursement request from the Borrower to the Administrative Agent and the Collateral Agent in the form attached hereto as Exhibit D-1 in connection with a disbursement request from the Principal Collection Account in accordance with Section 2.21.

“Discretionary Sale” has the meaning assigned to that term in Section 2.07(b).

“Dispute” means any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Loan Asset included in the Collateral Portfolio (including, without limitation, a defense based on such Loan Asset (or the Loan Agreement evidencing such Loan Asset) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral Portfolio or the furnishing or failure to furnish such merchandise or services; provided, that a Dispute shall not arise solely as a result of a Loan Asset being uncollectible due to the Obligor’s financial inability to pay.

“Disruption Event” means the occurrence of any of the following: (a) any Lender Agent shall have notified the Administrative Agent of a determination by such Lender Agent or any of its assignees that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars to fund any Advance, (b) any Lender Agent shall have notified the Administrative Agent of the inability, for any reason, of such Lender Agent or any Lender in such Lender Agent’s Lender Group or any of its respective assignees to determine any Applicable Reference Rate, (c) any Lender Agent shall have notified the Administrative Agent of a determination by such Lender Agent or any of its respective assignees that the rate at which deposits of Dollars are being offered to any Lender in such Lender Agent’s Lender Group or any of its respective assignees in the applicable interbank market does not accurately reflect the cost to such Lender or its assignee of making, funding or maintaining any Advance or (d) any Lender Agent shall have notified the Administrative Agent of the inability of a Lender in such Lender Agent’s Lender Group or any of its respective assignees to obtain Dollars to make, fund or maintain any Advance.

“Dodd-Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. 111-203 (2010).

“Dollar” means the lawful currency of the United States of America.

“Dollar Equivalent” means, as of any date of determination, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to an amount denominated in any Foreign Currency, the amount of Dollars that would be required to purchase such amount of Foreign Currency on the date two Business Days prior to such date, based upon the spot selling rate at which the Administrative Agent (or a foreign currency broker reasonably acceptable to the Administrative Agent) offers to sell such Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery in two Business Days; provided, that the ‘Dollar Equivalent’ for any Foreign Currency Loan Asset subject to a Hedging Agreement (hedging in Dollars all obligations thereunder) shall equal the applicable Dollar amount under such Hedging Agreement.

“Drawn Utilization” means, as of each day during a Remittance Period, an amount (expressed as a percentage) equal to (i) Advances Outstanding on such day, divided by (ii) the Aggregate Total Commitments on such day.

“EBITDA” means, with respect to any period and any Loan Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Loan Agreement for each such Loan Asset (together with all add-backs and exclusions as designated in such Loan Agreement), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Loan Agreement, an amount, for the principal obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes and unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective LTV” means, with respect to any Asset Based Loan as of any date of determination, the product of (i) the Outstanding Principal Balance of such Loan Asset divided by (ii) the Appraised Value of such Loan Asset as of such date of determination.

“Eleventh Amendment Effective Date” means August 29, 2023.

“Eligible Assignee” means (i) a Liquidity Bank or any of its Affiliates, (ii) any Person managed by a Liquidity Bank or any of its Affiliates, or (iii) any financial or other institution acceptable to the Administrative Agent (other than the Borrower or an Affiliate thereof).

“Eligible Bid” means a bid made in good faith (and acceptable as a valid bid in the Administrative Agent’s reasonable discretion) by a bidder for all or any portion of the Collateral Portfolio in connection with a sale of the Collateral Portfolio in whole or in part pursuant to Section 8.02(i).

“Eligible Loan Asset” means, at any time, a Loan Asset that (i) is (x) a Broadly Syndicated Loan Asset (other than a Cov-Lite Loan Asset), Unitranche Loan Asset or First Lien Loan Asset, (y) a Cov-Lite Loan Asset with an Assigned Value of 90% or greater, or (z) a Second Lien Loan Asset that is a Floating Rate Loan Asset with an Assigned Value of 85% or greater, and (ii) each of the representations and warranties contained in Section 4.02 hereto is true and correct and the standards set forth Schedule III are satisfied in full.

“Environmental Laws” means any and all foreign, federal, State and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations (with force of law) and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equity Amount” means, as of any date of determination, the excess, if any, of (i) the Aggregate Outstanding Loan Balance as of such date plus amounts on deposit in the Principal Collection Account as of such date over (ii) Advances Outstanding as of such date.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a specified Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate” means, for any day during the Remittance Period with respect to Advances denominated in Euro, the rate per annum appearing on Reuters Screen EURIBOR Page (or any successor or substitute page) applicable to bankers’ acceptances for deposits in Euro for a period equal to three months; provided that, if no such rate appears on Reuters Screen EURIBOR Page (or any successor or substitute page), the EURIBOR Rate shall be the rate per annum determined by the Administrative Agent using the average of the rates for bankers’ acceptances for deposits in Euro for a three month period in Euro at approximately 11:00 a.m. (Brussels time) for such date. If the EURIBOR Rate is less than zero percent then the EURIBOR Rate shall be deemed to equal zero percent for all purposes of this Agreement.

“Euro” means the lawful currency of the European Union.

“Event of Default” has the meaning assigned to that term in Section 8.01.

“Excepted Persons” has the meaning assigned to that term in Section 12.13(a).

“Excess Concentration Amount” means, as of any date of determination prior to the Commitment Termination Date, the amount, if any, by which the Aggregate Outstanding Loan Balance exceeds the Concentration Limits, as applied sequentially.

“Excess Concentration Assets” means, as of any date of determination during a Borrowing Base Cure Period, those First Lien Loan Assets that are Eligible Loan Assets designated by the Servicer (or, if the Servicer does not make such identification, designated by the Administrative Agent) that when included in the calculation of “Concentration Limits” would result in amounts exceeding the limits set forth under subclauses (b)(ii) and (e)(ii) of such definition, but would not result in amounts exceeding the limits set forth under subclauses (b)(i) and (e)(i) of such definition; provided that the Servicer and the Administrative Agent shall only designate an Eligible Loan Asset as an Excess Concentration Asset if such Eligible Loan Asset has (and each Excess Concentration Asset must maintain at all times) an Assigned Value greater than or equal to 85%.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Underlying Collateral and (b) any amount received in the Collection Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under a Loan Agreement, and (iii) any amount received in the Collection Account with respect to any Loan Asset retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Eligible Loan Asset, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement, transfer or sale.

“Excluded Taxes” means, with respect to any payment made by or on account of any obligation of the Borrower or the Servicer under this Agreement, any of the following Taxes imposed on or with respect to a Lender (a) any income or franchise Taxes imposed on (or measured by) net income and any branch profits Taxes, in each case by (i) the United States of America, (ii) the jurisdiction under the laws of which such Lender is organized, conducts business, in which its principal office is located, or in which its applicable lending office is located or (iii) a jurisdiction as the result of any other present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any loan document, or sold or assigned an interest in any loan or loan document), (b) Taxes attributable to such Lender’s failure to comply with Section 2.11, and (c) any Taxes imposed under FATCA.

“Facility Size” means, with respect to any Broadly Syndicated Loan Asset, the tranche currently held or contemplated for purchase by the Borrower; provided, that (i) to the extent, there are multiple pari passu tranches issued by an Obligor, such other tranches shall be included in the calculation of “Facility Size” if and to the extent that the related Loan Agreement provides that (x) such tranches are governed by the same material terms, and (y) each of such tranches are each widely distributed, and (ii) the calculation of “Facility Size” hereunder shall include any last out component (but not any second lien component) relating thereto.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as in effect on the date hereof (or any amended version that is substantively comparable) and any regulations promulgated thereunder or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.

“Fee Letter” means the Agent Fee Letter, the Backup Servicer and Collateral Custodian Fee Letter, and each fee letter agreement that shall be entered into by and among the Borrower, the Servicer, the applicable Lender and its related Lender Agent in connection with the transactions contemplated by this Agreement, in each case, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Fees” means (i) the Undrawn Fee and (ii) the fees payable to each Lender or Lender Agent pursuant to the terms of the Fee Letters.

“Final Maturity Date” means the earliest to occur of (i) the Scheduled Maturity Date, (ii) the date of the automatic occurrence of an Event of Default, or the date of the declaration of the Final Maturity Date upon the occurrence of an Event of Default, or (iii) the occurrence of the termination of this Agreement pursuant to Section 2.18(b) hereof.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Covenants” means the Servicer Termination Events set forth in clauses (f) and (l) of such defined term.

“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Broadly Syndicated Loan Asset” means a Broadly Syndicated Loan Asset that is a First Lien Loan Asset.

“First Lien Debt” means any Indebtedness of an Obligor that (i) is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Underlying Collateral relating thereto, subject to any “permitted liens” as defined in the applicable loan agreement for such Indebtedness or such comparable definition or provision if “permitted liens” is not defined therein (including, without limitation, priority Liens on certain current assets, including accounts receivable, to secure working capital facilities set forth in “permitted liens” as defined in such loan agreement or such comparable definition or provision if “permitted liens” is not defined therein), (ii) provides that the payment obligation of the Obligor is either senior to, or pari passu with, all other Indebtedness of such Obligor, and (iii) for which Liens on the assets constituting Underlying Collateral securing any other outstanding Indebtedness of the Obligor (including Liens securing Second Lien Loan Assets, but otherwise excluding “permitted liens” referred to above) is expressly subject to and contractually or structurally subordinate to the priority claim under the related loan agreement.

“First Lien Large Market Loan Asset” means a First Lien Loan Asset (other than a First Lien Broadly Syndicated Loan Asset, Unitranche Loan Asset, Asset Based Loan or Healthcare Loan Asset) for which the EBITDA of the related Obligor thereof (determined on a quarterly basis for the most recent trailing four-quarters, as set forth in the quarterly report delivered pursuant to Section 6.08(f)(iii)) is greater than or equal to $30,000,000.

“First Lien Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject to any “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition or provision if “permitted liens” is not defined therein (including, without limitation, priority Liens on certain current assets, including accounts receivable, to secure working capital facilities set forth in “permitted liens” as defined in such Loan Agreement or such comparable definition or provision if “permitted liens” is not defined therein), (ii) provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, all other Indebtedness of such Obligor, and (iii) for which Liens on the assets constituting Underlying Collateral securing any other outstanding Indebtedness of the Obligor (including Liens securing Second Lien Loan Assets, but otherwise excluding “permitted liens” referred to above) is expressly subject to and contractually or structurally subordinate to the priority claim under the Loan Agreement governing such Loan Asset or the related documentation of the “first lien” lenders under such “First Lien Loan Asset”; provided that, with respect to any Asset Based Loan, no other obligations of such Obligor are senior to such Asset Based Loan.

“Fitch” means Fitch Ratings, Inc. or its successors in interest.

“Fixed Rate” means, for any day during each Fixed Period, with respect to any Fixed Rate Advance (i) if such Fixed Rate Advance is denominated in Dollars, Term SOFR for such Fixed Period; provided in no event shall Fixed Rate equal less than 0%, (ii) if such Fixed Rate Advance is denominated in Canadian Dollars, the CDOR Rate for such Fixed Period; provided in no event shall Fixed Rate equal less than 0% and (iii) if such Fixed Rate Advance is denominated in Euros, the EURIBOR Rate for such Fixed Period; provided in no event shall Fixed Rate equal less than 0%.

“Fixed Rate Advance” means an Advance to which the Fixed Rate is applicable.

“Fixed Period” means (i) with respect to any Fixed Rate Advance other than a Foreign Currency Advance (a) if the CP Cost of Funds Rate is not available from a Conduit Lender that is funding any Advance or portion thereof through the issuance of Commercial Paper Notes, a period commencing on the Advance Date or conversion date, as the case may be, with respect to such Advance and ending one or three months thereafter, as selected by the Borrower in its Notice of Borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) in all other cases, a period commencing with the Advance Date and ending one or three months thereafter, as selected by the Borrower in accordance with Section 2.03(b) or Section 2.03(c) and (ii) with respect to any Fixed Rate Advance that is a Foreign Currency Advance, a period commencing with the Advance Date and ending three months thereafter; provided that all of the foregoing provisions relating to Fixed Periods are subject to the following:

(i) if any Fixed Period would otherwise end on a day that is not a Business Day, such Fixed Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Fixed Period into another Month in which event such Fixed Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select a Fixed Period that would extend beyond the Scheduled Maturity Date;

(iii) any Fixed Period that begins on the last Business Day of a Month (or on a day for which there is no numerically corresponding day in the Month at the end of such Fixed Period) shall end on the last Business Day of a Month;

(iv) a Fixed Period of three months that begins on a Payment Date shall end on the last day of the Remittance Period immediately preceding the Payment Date falling in the final month of such Fixed Period;

(v) a Fixed Period of one month shall end on the earlier to occur of (A) the end of such one month period and (B) the last day of the current Remittance Period; and

(vi) subject to Section 2.03, (i) after the end of the Revolving Period and prior to the Final Maturity Date, the Borrower shall use commercially reasonable efforts to select Fixed Periods or to maintain a portion of the Advances as Term SOFR Advances so as not to require the payment of any Breakage Fees for such Advance, and (ii) with respect to any Advance as to which there exists a Delayed Funding Lender prior to the Delayed Funding Settlement Date applicable thereto, the Borrower shall use commercially reasonable efforts to select Fixed Periods or to maintain a portion of such Advance as a Term SOFR Advance so as not to require the payment of any Breakage Fees for such Advance.

“Fixed Rate Loan Asset” means a Loan Asset other than a Floating Rate Loan Asset.

“Floating Rate Loan Asset” means a Loan Asset (i) that provides for scheduled payments of floating-rate interest in cash on a semi-annual or more frequent basis, (ii) under which the interest rate payable by the Obligor thereof is based on a prime rate or Term SOFR, plus some specified interest percentage in addition thereto, and (iii) that provides that such interest rate will reset immediately (or at the end of designated interest period) upon any change in the related prime rate or Term SOFR.

“Floor” means 0%.

“Foreign Currency” means Canadian Dollars, GBPs or Euros.

“Foreign Currency Advance” means an Advance in a Foreign Currency.

“Foreign Currency Excess Exposure” means, as of any date of determination, each of (1) the amount equal to the positive difference, if any, between (x) Advances Outstanding denominated in any one Foreign Currency, and (y) 10% of Advances Outstanding, and (2) the amount equal to the positive difference, if any, between (x) Advances Outstanding denominated in all Foreign Currencies, and (y) 20% of Advances Outstanding.

“Foreign Currency Loan Asset” means a Loan Asset denominated in a Foreign Currency.

“Foreign Currency Required Reduction Amounts” means those amounts (in the applicable Currency) necessary to reduce all Foreign Currency Excess Exposures to zero.

“Foreign Obligor” means an Obligor of a Loan Asset that (i) is not a legal entity, duly formed, existing and in good standing under the laws of a State, or (ii) whose principal Underlying Collateral is not located in the United States.

“Funding Default” means, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of Defaulting Lender.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“GBP” means the lawful currency of the United Kingdom.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, including any supra-national bodies (such as the European Union or the European Central Bank).

“Group Advance Limit” means for each Lender Group, the sum of the Commitments of the Liquidity Banks in such Lender Group.

“Healthcare Loan Asset” means a Loan Asset that is a “venture” loan and whose principal Underlying Collateral consists of an all asset lien (including accounts, inventory and equipment, where applicable) (subject to any “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition or provision if “permitted liens” is not defined therein) but with at least a negative pledge on the intellectual property, of an Obligor that is in the startup, R&D or early-stage commercial phase and whose principal business is in the bio-pharmaceutical, medical device, healthcare IT or Healthcare Services industries.

“Hazardous Materials” means all materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Hedge Breakage Costs” means, for any Hedge Transaction, any amount payable by the Borrower for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Counterparty” means (1) Citibank or any Affiliate of Citibank, (2) any Lender or Affiliate of a Lender, to the extent such Person satisfies the requirements of clause (a)(ii) below, and (3) any other entity, to the extent that such other entity (a) on the date of entering into a Hedging Agreement (i) is an interest rate swap dealer that has been approved in writing by the Administrative Agent in its sole discretion, and (ii) has a long-term unsecured debt rating of not less than “A” by S&P, not less than “A2” by Moody’s and not less than “A” by Fitch (if such entity is rated by Fitch) (the “Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P, not less than “P-1” by Moody’s and not less than “F-1” by Fitch (if such entity is rated by Fitch) (the “Short-term Rating Requirement”) (or whose obligations under a Hedging Agreement are unconditionally guaranteed by an Affiliate with such ratings), and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Administrative Agent, and (ii) agrees that in the event that Moody’s,

S&P or Fitch reduces its long-term unsecured debt rating below the Long-term Rating Requirement, or reduces its short-term unsecured debt rating below the Short-term Rating Requirement, it shall either collateralize its obligations in a manner satisfactory to the Administrative Agent or transfer its rights and obligations under each Hedge Transaction to another entity that meets the requirements of clause (a) and (b) hereof which has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.

“Hedge Transaction” means each interest rate swap transaction, interest rate cap transaction, interest rate floor transaction or other derivative transaction approved in writing by the Administrative Agent, between the Borrower and a Hedge Counterparty and is governed by a Hedging Agreement.

“Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto in such form as the Administrative Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction; provided that, the “Schedule” to any Hedging Agreement with respect to any Hedge Counterparty other than Citibank N.A., New York shall be subject to the written approval of the Administrative Agent.

“High Leverage Loan Assets” has the meaning assigned to that term in clause (n) of the defined term “Concentration Limits”.

“High Leverage Overconcentration Loan Assets” means those High Leverage Loan Assets that cause the Outstanding Loan Balances of all High Leverage Loan Assets to exceed 10% of the Concentration Test Amount but do not exceed 20% of the Concentration Test Amount.

“Highest Required Investment Category” means (i) with respect to ratings assigned by Moody’s, at least “Aa3” for long term investments and or “P-1” for short term investments and (ii) with respect to ratings assigned by S&P, at least “AA-” for long term investments and “A-1” for short term investments.

“HLT Loan Asset” means a Loan Asset funded in connection with a leveraged acquisition under which the related obligor’s pro forma ratio of equity to total capital is less than 25%.

“Indebtedness” means:

(i) with respect to any Obligor under any Loan Asset, for the purposes of the definition of the Senior Debt/EBITDA Ratio and Total Debt/EBITDA Ratio, the meaning of “Indebtedness” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Indebtedness” or such comparable definition is not defined in such Loan Agreement, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and

(ii) for all other purposes, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii).

“Indemnified Amounts” has the meaning assigned to that term in Section 9.01(a).

“Indemnified Party” has the meaning assigned to that term in Section 9.01(a).

“Indemnifying Party” has the meaning assigned to that term in Section 9.03.

“Independent Director” means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Director, has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower, Solar Management or any of their respective Affiliates (other than his or her service as an Independent Director of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of their Affiliates (other than his or her service as an Independent Director of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Initial Advance” means the first Advance made pursuant to Article II.

“Initial Extension” has the meaning assigned to that term in Section 2.23.

“Initial Payment Date” means September 15, 2011.

“Institutional Lender” means each financial institution (other than a Conduit Lender or a Liquidity Bank) which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 12.04(a).

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy” means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral.

“Insurance Proceeds” means any amounts received on or with respect to a Loan Asset under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation, other than any such amount received which is required to be used to restore, improve or repair the related real estate or other assets or required to be paid to the Obligor under the Loan Agreement.

“Interest” means, with respect to any period and any Loan Asset, for the Obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated under the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest” or any comparable definition in the Loan Agreement for each such Loan Asset and in any case that “Interest” or such comparable definition is not defined in such Loan Agreement, all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period).

“Interest Collection Account” means collectively, the sub-accounts (account numbers 83667801 for Dollar deposits, 83667802 for Canadian Dollar deposits, 83667803 for GBP deposits, and 83667804 for Euro deposits, in each case, at the Account Bank) of the Collection Account into which Interest Collections shall be segregated.

“Interest Collections” means, (i) with respect to any Loan Asset, all payments and collections attributable to interest on such Loan Asset, including, without limitation, all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales or dispositions attributable to interest on such Loan Asset and (ii) amendment fees, late fees, waiver fees, prepayment fees or other amounts received in respect of Loan Assets.

“Internal Investment Rating” means the internal investment ratings applied to each Loan Asset by the Servicer in accordance with the standards and specifications established by the Servicer as set forth in the Credit and Collection Policy.

“Internal Rating Adjustment Event” means, as of any date of determination, the occurrence of both: (1) the adjustment of the Internal Investment Rating (i) from any rating to a rating of “3” with respect to any Loan Asset under which the Obligor is in default of the financial covenants set forth therein (without regard to amendments and waivers granted thereunder), or (ii) from any rating to a rating of “4” with respect to any Loan Asset, and (2) the failure by the Servicer and the Borrower to make any subsequent adjustment downward to the Assigned Value of such Loan Asset in connection with such adjustment to the Internal Investment Rating.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Joinder Supplement” means an agreement among the Borrower, a Lender, its Lender Agent and the Administrative Agent in the form of Exhibit E to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Large Market Loan Asset” means a Loan Asset for which the EBITDA of the related Obligor thereof (determined on a quarterly basis for the most recent trailing four-quarters, as set forth in the quarterly report delivered pursuant to Section 6.08(f)(iii)) is greater than or equal to $20,000,000.

“Lender” means collectively, any Institutional Lender, the Conduit Lenders, the Liquidity Banks or any other Person to whom an Institutional Lender, a Conduit Lender or Liquidity Bank assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 12.04.

“Lender Agent” means, with respect to (i) the Lender Group containing CRC Funding, LLC or any other Citi Conduit, Citibank, (ii) each other Conduit Lender and Liquidity Bank which may from time to time become party hereto, the Person designated as the “Lender Agent” with respect to such Conduit Lender or such Liquidity Bank in the applicable Joinder Supplement and (iii) each Institutional Lender which may from time to time become a party hereto, such Institutional Lender as Lender Agent for itself, and, in each case, each of their respective successors and assigns.

“Lender Group” means (i) a group consisting of related Conduit Lenders, their related Liquidity Banks and their related Lender Agent and (ii) with respect to each Institutional Lender, such Institutional Lender, as Lender and as Lender Agent for itself, and, in each case, each of their respective successors and assigns.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

“Liquidity Agreement” means (i) with respect to any Liquidity Bank other than Citibank, any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, or purchase assets from, any Conduit Lender in order to provide liquidity support for such Conduit Lender’s Advances hereunder and (b) in the case of Citibank, the secondary market agreement, asset purchase agreement or other similar liquidity agreement entered into by Citibank for the benefit of the Conduit Lenders for which it is acting as Liquidity Bank, to the extent relating to the sale or transfer of interests in Advances.

“Liquidity Bank” means Citibank, N.A.

“Loan Agreement” means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.

“Loan Asset” means any loan or loan participation originated by the Borrower or originated or acquired by the Transferor in the ordinary course of its business, which loan or loan participation includes, without limitation, (i) the Required Loan Documents and Loan Asset File, and (ii) all right, title and interest of the Transferor in and to the loan or loan participation and any Underlying Collateral, but excluding, in each case, any Retained Interest and any Excluded Amounts and which loan or loan participation was originated by the Borrower and approved and certified as an “Eligible Loan Asset” by the Transferor or was acquired by the Borrower from the Transferor, in each case, under the Contribution Agreement and owned by the Borrower on the initial Advance Date (as set forth on the Loan Asset Schedule delivered on the initial Advance Date) or originated by the Borrower and approved and certified as an “Eligible Loan Asset” by the Transferor or acquired by the Borrower from the Transferor, in each case, under the Contribution Agreement after the initial Advance Date pursuant to the delivery of a Loan Assignment and listed on Schedule I to the Loan Assignment.

“Loan Asset Checklist” means an electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Collateral Custodian and the Backup Servicer, for each Loan Asset, of all Required Loan Documents to be included within the respective Loan Asset File, which shall specify whether such document is an original or a copy.

“Loan Asset Dividend” has the meaning assigned to that term in Section 2.07(d).

“Loan Asset Dividend Certificate” has the meaning assigned to that term in Section 2.07(d).

“Loan Asset Dividend Date” means any Business Day prior to the Commitment Termination Date identified by the Borrower in a written notice to the Administrative Agent, Collateral Agent and Collateral Custodian of its intent to effect an Loan Asset Dividend on a date not more than 45 days’ and at least 20 days’ following the delivery date of such written notice, all in accordance with Section 2.07(d).

“Loan Asset File” means, with respect to each Loan Asset, a file containing (a) each of the documents and items as set forth on the Loan Asset Checklist with respect to such Loan Asset and (b) duly executed originals (to the extent required by the Servicing Standard) and copies of any other Records relating to such Loan Assets and Portfolio Assets pertaining thereto.

“Loan Asset Register” has the meaning assigned to that term in Section 5.03(m)(i).

“Loan Asset Schedule” means the schedule of Loan Agreements evidencing Loan Assets delivered by the Borrower to the Collateral Custodian and the Administrative Agent. Each such schedule shall set forth, as to any Eligible Loan Asset to be Pledged hereunder, the applicable information specified on Schedule IV, which shall also be provided to the Collateral Custodian in electronic format acceptable to the Collateral Custodian.

“Loan Assignment” has the meaning assigned to that term in the Contribution Agreement.

“Loan Equity Cushion” means, as of any date of determination, an amount equal to at least the Minimum Credit Enhancement plus $1,000,000.

“Majority Lenders” means Liquidity Banks and Institutional Lenders representing an aggregate of more than 50% of the Maximum Facility Amount at such time (which, so long as there exists at least two unaffiliated Lender Groups, shall be comprised of at least two Lender Groups that are not Affiliates); provided, that the Commitments of Defaulting Lenders shall be excluded for the purposes of making a determination of Majority Lenders.

“Management Agreements” means, collectively, (i) the Investment Advisory Management Agreement, dated as of February 24, 2011, between Solar Capital and Solar Capital Partners, LLC, and (ii) the Administration Agreement, dated as of February 24, 2011, between Solar Capital and SLR Capital Management, LLC or upon consummation of the Merger, any equivalent agreement with respect to SLR Capital Management, LLC.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Transferor, the Servicer or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loan Assets generally or any material portion of the

Loan Assets, (c) the rights and remedies of the Collateral Agent, the Collateral Custodian, the Backup Servicer, the Account Bank, the Administrative Agent, any Lender, any Lender Agent and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower and the Servicer, to perform their respective obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s, the Administrative Agent’s or the other Secured Parties’ lien on the Collateral Portfolio.

“Material Modification” means any amendment or waiver of, or modification or supplement to, a Loan Agreement governing a Loan Asset executed or effected on or after the Cut-Off Date for such Loan Asset which:

(i) reduces or forgives any or all of the principal amount due under such Loan Asset;

(ii) delays or extends the maturity date for such Loan Asset;

(iii) waives one or more cash interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan Asset, or reduces the cash spread or cash coupon with respect to such Loan Asset to less than (i) 8.00% for a Fixed Rate Loan Asset and (ii) Term SOFR plus 3.00% for a Floating Rate Loan Asset, in each case, in connection with the occurrence of financial or operational difficulties affecting the Obligor under the related Loan Agreement;

(iv) (1) in the case of a Unitranche Loan Asset, grants Liens (other than Permitted Liens) on any of the Underlying Collateral securing such Loan Asset, (2) in the case of a Unitranche Loan Asset or First Lien Loan Asset, contractually or structurally subordinates such Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the Underlying Collateral securing such Loan Asset or (3) in the case of a Second Lien Loan Asset, contractually or structurally subordinates such Loan Asset to any obligation (other than the first lien loan which existed at the Cut-Off Date for such Loan Asset) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the Underlying Collateral securing such Loan Asset; or

(v) substitutes, alters or releases the Underlying Collateral securing such Loan Asset and each such substitution, alteration or release, as determined in the sole reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Loan Asset.

“Maximum Availability” means the lesser of (i) the Maximum Facility Amount, and (ii) the Maximum Draw Amount.

“Maximum Draw Amount” means, at any time and utilizing Dollar Equivalents, the sum of the Borrowing Base plus (solely to the extent not included in the calculation of the Borrowing Base) the aggregate Principal Collections received and distributed as repayment of principal amounts of Advances Outstanding pursuant to Section 2.04 at or (without duplication of any amounts previously distributed) prior to such time and any other amounts received by the Lenders to repay the principal amounts of Advances Outstanding pursuant to Section 2.18 or otherwise at or prior to such time; provided that the Maximum Draw Amount shall not be increased by any Available Collections or other amounts if at any time such Available Collections or other amounts are rescinded, unavailable for distribution or must be returned for any reason.

“Maximum Facility Amount” means the Aggregate Total Commitments as then in effect, which amount on the Eleventh Amendment Effective Date shall equal $275,000,000; provided that at all times after the Revolving Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.

“Merger” means the merger between SLR Senior Investment Corp., as the merging entity, and SLR Investment Corp., as the surviving entity.

“Mid-Market Loan Asset” means a Loan Asset for which the EBITDA of the related Obligor thereof (determined on a quarterly basis for the most recent trailing four-quarters, as set forth in the quarterly report delivered pursuant to Section 6.08(f)(iii)) is less than $20,000,000.

“Minimum Credit Enhancement” means, as of any date of determination, the greater of (1) $25,000,000, and (2) the following:

(a) at all times other than during a Borrowing Base Cure Period, the sum of

(i) 30% of the aggregate Outstanding Loan Balance of all First Lien Broadly Syndicated Loan Assets, other than Excess Concentration Amounts for all First Lien Broadly Syndicated Loan Assets, if any;

(ii) 32.5% of the aggregate Outstanding Loan Balance of all First Lien Large Market Loan Assets, other than Excess Concentration Amounts for all First Lien Large Market Loan Assets, if any;

(iii) 35% of the aggregate Outstanding Loan Balance of all First Lien Loan Assets (other than Healthcare Loan Assets, First Lien Broadly Syndicated Loan Assets, First Lien Large Market Loan Assets, Unitranche Loan Assets and Asset Based Loans), other than Excess Concentration Amounts for all First Lien Loan Assets (other than Healthcare Loan Assets, First Lien Broadly Syndicated Loan Assets, First Lien Large Market Loan Assets, Unitranche Loan Assets and Asset Based Loans), if any;

(iv) (1) 32.5% of the aggregate Loan Outstanding Balance of Unitranche Loan Assets for which the EBITDA of the related Obligor is more than $50,000,000 and the Total Debt/EBITDA Ratio is less than 5.75:1.00 and (2) 35% of the aggregate Loan Outstanding Balance of all other Unitranche Loan Assets that are Eligible Loan Assets, other than the Excess Concentration Amount for all such Unitranche Loan Assets, if any;

(v) 65% of the aggregate Outstanding Loan Balance of all Second Lien Loan Assets other than Excess Concentration Amounts for Second Lien Loan Assets, if any;

(vi) 40% of the aggregate Outstanding Loan Balance of all Healthcare Loan Assets that are Eligible Loan Assets, other than the Excess Concentration Amount for all Healthcare Loan Assets, if any; and

(vii) 40% of the aggregate Outstanding Loan Balance of all Asset Based Loans that are Eligible Loan Assets, other than the Excess Concentration Amount for all Asset Based Loans, if any;

(b) during the continuance of a Borrowing Base Cure Period, the sum of

(i) 30% of the aggregate Outstanding Loan Balance of all First Lien Broadly Syndicated Loan Assets, other than Excess Concentration Amounts for all First Lien Broadly Syndicated Loan Assets, if any;

(ii) 32.5% of the aggregate Outstanding Loan Balance of all First Lien Large Market Loan Assets, other than Excess Concentration Amounts for all First Lien Large Market Loan Assets, if any;

(iii) 35% of the aggregate Outstanding Loan Balance of all First Lien Loan Assets (other than Healthcare Loan Assets, First Lien Broadly Syndicated Loan Assets, Asset Based Loans and First Lien Large Market Loan Assets) and Unitranche Loan Assets other than Excess Concentration Amounts for all First Lien Loan Assets (other than Healthcare Loan Assets, Asset Based Loans First Lien Broadly Syndicated Loan Assets and First Lien Large Market Loan Assets) and Unitranche Loan Assets, if any;

(iv) 65% of the aggregate Outstanding Loan Balance of all Second Lien Loan Assets other than Excess Concentration Amounts for Second Lien Loan Assets, if any;

(v) 45% of the aggregate Outstanding Loan Balance of all First Lien Loan Assets (other than Healthcare Loan Assets and Asset Based Loans) that constitute Excess Concentration Assets;

(vi) 40% of the aggregate Outstanding Loan Balance of all Healthcare Loan Assets that are Eligible Loan Assets, other than the Excess Concentration Amount for all Healthcare Loan Assets, if any; and

(vii) 40% of the aggregate Outstanding Loan Balance of all Asset Based Loans that are Eligible Loan Assets, other than the Excess Concentration Amount for all Asset Based Loans, if any.

(c) plus (with respect to both clause (a) and clause (b) above), 5% of the aggregate Outstanding Loan Balance of High Leverage Overconcentration Loan Assets, if any.

“Minimum Obligor Diversity Test” means, as of any date of determination, a test that is satisfied if the Eligible Loan Assets represent obligations of no less than thirty-three (33) unaffiliated Obligors.

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“Month” means a calendar month.

“Monthly Delinquency Ratio” means, as of any Reporting Date, the amount, expressed as percentage, of (i) the sum of the Outstanding Principal Balances of all Delinquent Assets on such date, divided by and (ii) the Aggregate Outstanding Principal Balance on such date.

“Multiemplover Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or the Servicer, as the case may be, or any ERISA Affiliate of such Person, contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.

“Nationally Recognized Valuation Firm” means (A) with respect to the calculation of Appraised Value or the equivalent with respect to any Asset Based Loan, each of: (i) the firms set forth on Schedule VI and (ii) any other nationally recognized accounting firm or valuation firm approved by the Administrative Agent in its reasonable discretion (not to be unreasonably withheld) and (B) otherwise, each of: (i) Houlihan Lokey Howard & Zukin, (ii) Lincoln International LLC (f/k/a Lincoln Partners LLC), (iii) Duff & Phelps Corp., (iv) Valuation Research Corporation, (v) FTI Consulting, Inc., (vi) Murray Devine, and (vii) any other nationally recognized accounting firm or valuation firm approved by the Administrative Agent in its reasonable discretion (not to be unreasonably withheld).

“Ninth Amendment Effective Date” means June 7, 2021.

“Non-Defaulting Lender” means any Liquidity Bank or Institutional Lender that is not a Defaulting Lender.

“Non-Defaulting Lender Group” means, at any time, each Lender Group that does not include a Defaulting Lender at such time.

“Non-U.S. Lender” has the meaning assigned to that term in Section 2.11(d).

“Noteless Loan Asset” means a Loan Asset with respect to which the Loan Agreements (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan Asset or (ii) require any holder of the indebtedness created under such Loan Asset to affirmatively request a promissory note from the related Obligor.

“Notice of Borrowing” means an irrevocable written notice of borrowing from the Borrower to the Administrative Agent and each Lender Agent in the form attached hereto as Exhibit F.

“Notice of Exclusive Control” has the meaning specified in the Collection Account Agreement with respect to the Collection Account and the meaning specified in the URCA Account Agreement with respect to the URCA Account.

“Notice of Reduction” means a notice of a reduction of the Advances Outstanding pursuant to Section 2.18, in the form attached hereto as Exhibit G.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Lender Agents, the Administrative Agent, the Account Bank, the Collateral Agent or the Collateral Custodian arising under this Agreement or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Advances, Breakage Fees, Fees, Hedge Breakage Costs, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Lender Agents, the Collateral Agent, the Collateral Custodian and the Account Bank under this Agreement or any other Transaction Document, including, without limitation, any Fee Letter and costs and expenses payable by the Borrower to the Lenders, the Administrative Agent, the Lender Agents, the Account Bank, the Collateral Agent or the Collateral Custodian, including reasonable attorneys’ fees, costs and expenses, including without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, collectively, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof.

“Obligor Group” means, collectively, each Obligor and its direct corporate or entity parents and subsidiaries; provided, that Obligors will not be considered members of the same Obligor Group solely as a result of a relationship based on the direct or indirect ownership of, or control by, a common owner which is a financial institution, asset manager, private equity sponsor, fund, investment vehicle or similar entity which is in the business of making diversified investments.

“Officer’s Certificate” means a certificate signed by the president, the secretary, an assistant secretary, the chief financial officer or any vice president, as an authorized officer, of any Person.

“Opinion of Counsel” means a written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion; provided that Latham & Watkins LLP, Richards, Layton & Finger, P.A., and Sutherland Asbill & Brennan LLP, and with respect to Maryland law matters only, Venable, LLP, shall be considered acceptable counsel for purposes of this definition.

“Optional Sale” has the meaning assigned to that term in Section 2.07(c).

“Optional Sale Date” means any Business Day prior to the Commitment Termination Date identified by the Borrower in a written notice to the Administrative Agent, Collateral Agent and Collateral Custodian of its intent to effect an Optional Sale on a date not more than 45 days’ and at least 20 days’ following the delivery date of such written notice, all in accordance with Section 2.07(c).

“Outstanding Loan Balance” means for any Loan Asset, for any date of determination (and, with respect to a Foreign Currency Loan Asset, utilizing Dollar Equivalents), an amount equal to the Assigned Value of such Loan Asset at such time multiplied by the Outstanding Principal Balance of such Loan Asset; provided that the parties hereby agree that the Outstanding Loan Balance of any Loan Asset that is no longer an Eligible Loan Asset shall equal zero; provided further, that if the Effective LTV of any Asset Based Loan exceeds (on any date of determination) the limit for the applicable Loan type set forth below, then the “Outstanding Loan Balance” of such Loan Asset will be automatically (and without any action by the Administrative Agent) reduced by the amount necessary to cause such Loan Asset to comply with the applicable limit set forth below:

Asset Based Loan Type (by collateral source)	Effective LTV Limit
working capital Loan Assets	90.0%
fixed assets Loan Assets	85.0%
intellectual property Loan Assets	60.0%

“Outstanding Principal Balance” means for any Loan Asset, for any date of determination (and, with respect to a Foreign Currency Loan Asset, utilizing Dollar Equivalents), the principal balance of a Loan Asset, expressed exclusive of the portion of the outstanding principal balance of a Loan Asset, if any, that represents interest which has accrued in kind and has been added to the principal balance of such Loan Asset, and any accrued interest.

“Participant Register” has the meaning assigned to that term in Section 2.14.

“Payment” has the meaning specified in Section 12.23(a)(i).

“Payment Date” means the 10th day of each of Month or, if such day is not a Business Day, the next succeeding Business Day; provided that the final Payment Date shall occur on the Collection Date.

“Payment Duties” has the meaning assigned to that term in Section 11.02(b)(ii).

“Payment Notice” has the meaning specified in Section 12.23(b)(i).

“Pension Plan” has the meaning assigned to that term in Section 4.01(z).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Investments” means Dollar denominated negotiable instruments or securities or other investments (which may include securities or investments in which Citibank or its Affiliates provide services or receive compensation) that (i) except in the case of demand or time deposits, certificates of deposit and investments in money market funds, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) as of any date of determination, mature (or, in the case of money market funds, are redeemable) by their terms on or prior to the Business Day preceding the next Payment Date, and (iii) evidence:

(a) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b) certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Borrower’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from each Rating Agency in the Highest Required Investment Category granted by such Rating Agency;

(c) commercial paper obligations having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency;

(d) demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and are maintained or issued by banks that have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and at least “A-1”, respectively;

(e) notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f) investments in taxable, registered money market funds having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from each Rating Agency; or

(g) time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by each Rating Agency;

provided that none of the foregoing obligations or securities shall constitute Permitted Investments if such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof.

In connection with the acquisition or disposition of Permitted Investments pursuant to the terms of the Transaction Documents, the Collateral Agent may pursuant to the direction of the Servicer or the Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith (c) Liens granted pursuant to or by the Transaction Documents, and (d) with respect to the Underlying Collateral for any Loan Asset, “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein.

“Permitted Refinancing” means any refinancing transaction undertaken by the Transferor or an Affiliate of the Transferor that is secured, directly or indirectly, by any Loan Asset currently or formerly included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement.

“Permitted Securitization” means a private or public term or conduit securitization transaction undertaken by the Transferor, the Borrower or an Affiliate of the Transferor, that is secured, directly or indirectly, by any Loan Asset currently or formerly included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization.

“Person” means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Pledge” means the pledge of any Eligible Loan Asset or other Portfolio Asset pursuant to Article II.

“Portfolio Assets” means all Loan Assets owned by the Borrower, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower in and to:

(a) any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(b) all rights with respect to the Loan Assets to which the Transferor is entitled as lender under the applicable Loan Agreement;

(c) the Collection Account, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(d) the URCA Account, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(e) any Underlying Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Cut-Off Date and all liquidation proceeds;

(f) all Required Loan Documents, the Loan Asset Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Asset Files or Records;

(g) all Insurance Policies with respect to any Loan Asset;

(h) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(i) the Contribution Agreement (including, without limitation, rights of recovery of the Borrower against the Transferor) and the assignment to the Collateral Agent, for the benefit of the Secured Parties, of all UCC financing statements filed by the Borrower against the Transferor under or in connection with the Contribution Agreement;

(j) all records (including computer records) with respect to the foregoing; and

(k) all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Prime Rate” means the rate announced by Citibank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Citibank or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collection Account” means collectively, the sub-accounts (account numbers 83667805 for Dollar deposits, 83667806 for Canadian Dollar deposits, 83667807 for GBP deposits, and 83667808 for Euro deposits, in each case, at the Account Bank) of the Collection Account into which Principal Collections shall be segregated.

“Principal Collections” means (i) any amounts deposited by the Borrower in the Collection Account accordance with Section 2.06(a)(i) or Section 2.07(b), (c) or (e) with respect to any Loan Asset, all amounts received which are not Interest Collections, including, without limitation, all Recoveries, all Insurance Proceeds, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any Permitted Refinancings, Permitted Securitizations, liquidations, sales or dispositions, in each case, attributable to the principal of such Loan Asset.

“Pro Rata Share” means, with respect to each Liquidity Bank and each Institutional Lender, (1) at any time during the Revolving Period (i) with respect to the determination of Advances, the Undrawn Percentage of such Liquidity Bank or Institutional Lender, and (ii) with respect to the allocation of Collections on any Payment Date or otherwise in connection with any distribution hereunder, the Drawn Percentage of such Liquidity Bank or Institutional Lender, and (2) on or after the Revolving Period, with respect to the allocation of Collections on any Payment Date or otherwise in connection with any distribution hereunder, such Liquidity Bank’s or Institution Lender’s Funded Percentage,

where:

“Drawn Amount” of each Liquidity Bank and each Institutional Lender, means the Advances Outstanding of such Liquidity Bank or Institutional Lender.

“Drawn Percentage” for any Liquidity Bank or Institutional Lender as of any date of determination, means the amount, expressed as a percentage, obtained by dividing (i) the Drawn Amount of such Liquidity Bank or Institutional Lender, by (ii) Advances Outstanding of all Liquidity Banks and Institutional Lenders.

“Funded Percentage” for any Liquidity Bank or Institutional Lender as of any date of determination, means the amount, expressed as a percentage, obtained by dividing (i) the Drawn Amount of such Liquidity Bank or Institutional Lender, by (ii) the Advances Outstanding of all Liquidity Banks and Institutional Lenders.

“Undrawn Amount” for any Liquidity Bank or Institutional Lender as of any date of determination, means the positive difference, if any, between (i) the Total Commitment of such Person, and (ii) the Drawn Amount of such Person.

“Undrawn Percentage” for any Liquidity Bank or Institutional Lender as of any date of determination, means the amount, expressed as a percentage, obtained by dividing (i) the Undrawn Amount of such Liquidity Bank or Institutional Lender, by (ii) the aggregate Undrawn Amounts of all Liquidity Banks and Institutional Lenders.

“Proceeds” means, with respect to any Collateral Portfolio, all property that is receivable or received when such Collateral Portfolio is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral Portfolio.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Institution” means (x) Citibank, N.A. or (y) a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise reasonably acceptable to the Administrative Agent and (ii) the deposits of which are insured by the Federal Deposit Insurance Corporation

“Quoted Price” means, with respect to each Loan Asset as of any date, the net value (expressed as a percentage of the Outstanding Principal Balance) of such Loan Asset quoted by a Nationally Recognized Valuation Firm selected by the Agent and valuing such Loan Asset.

“RAC Reporting Date” means the earlier to occur of (i) the date on which the Servicer or the Borrower has actual knowledge that the Servicer is not or will not be in compliance with the Required Asset Coverage Ratio with respect to the immediately prior fiscal quarter, and (ii) the date 45 days following the end of any fiscal quarter on which the Borrower shall fail to deliver to the Administrative Agent written certification that demonstrates that Solar Capital is in compliance with the Required Asset Coverage Ratio as at the end of such fiscal quarter.

“Rating Agency” means each of S&P and Moody’s.

“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the Borrower or the Transferor have acquired an interest pursuant to the Contribution Agreement or in which the Borrower or the Transferor have otherwise obtained an interest.

“Recoveries” means, as of the time any Underlying Collateral with respect to any Loan Asset that is subject to clause (i) or (iii) of the definition of “Value Adjustment Event” is sold, discarded or abandoned (after a determination by the Servicer that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan Asset, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.

“Reference Time” with respect to any setting of the then-current Benchmark means the time determined by the Lender in its reasonable discretion.

“Register” has the meaning assigned to that term in Section 2.14.

“Release Date” has the meaning assigned to that term in Section 2.07(f).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remittance Period” means, (i) as to the Initial Payment Date, the period beginning on the Closing Date and ending on, and including, the Determination Date immediately preceding such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on the first day after the most recently ended Remittance Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Replacement Servicer” has the meaning assigned to that term in Section 6.01(c).

“Reporting Date” means the date that is two Business Days prior to each Payment Date.

“Required Asset Coverage Ratio” means, as of any date of determination, “asset coverage” (as understood under the 1940 Act) of Solar Capital of (i) at least 200 per centum or, (ii) at least 150 per centum upon the effectiveness of such change under the 1940 Act and following Solar Capital obtaining the approval of such change by (x) a “required majority” (as such term is understood under the 1940 Act) of the board of directors, or (y) a majority of votes cast at a special or annual meeting of shareholders, all as determined in accordance with the terms and requirements of the 1940 Act, including Sections 6(f), 18 and 61(a)(1) thereof, and otherwise in accordance with GAAP.

“Required Lenders” means Liquidity Banks and Institutional Lenders representing an aggregate of more than 66 2/3% of the Maximum Facility Amount at such time (which, so long as there exists at least two unaffiliated Lender Groups, shall be comprised of at least two Lender Groups that are not Affiliates); provided, that the Commitments of Defaulting Lenders shall be excluded for the purposes of making a determination of Required Lenders.

“Required Loan Documents” means, for each Loan Asset, originals (except as otherwise indicated) of the following documents or instruments, all as specified on the related Loan Asset Checklist:

(a) (i) the original executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower), or (ii) if such promissory note is not issued in the name of the Borrower or is a Noteless Loan Asset, an executed copy of each assignment and assumption agreement, transfer document or instrument relating to such Loan Asset evidencing the assignment of such Loan Asset from any prior third party owner thereof to the Borrower and from the Borrower in blank;

(b) to the extent applicable for the related Loan Asset, copies of the executed (a) guaranty, (b) credit agreement, (c) loan agreement, (d) note purchase agreement, (e) sale and servicing agreement, (f) acquisition agreement (or similar agreement) and (g) security agreement or mortgage, in each case as set forth on the Loan Asset Checklist.

“Required Reports” means, collectively, the Servicing Report required pursuant to Section 6.08(b), the Servicer’s Certificate required pursuant to Section 6.08(c), the financial statements of the Servicer required pursuant to Section 6.08(d), the tax returns of the Borrower and the Servicer required pursuant to Section 6.08(e), the financial statements and valuation reports of each Obligor required pursuant to Section 6.08(f), the annual statements as to compliance required pursuant to Section 6.09, and the annual independent public accountant’s report required pursuant to Section 6.10.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower (except for reasonable management fees to the Transferor or its Affiliates in reimbursement of actual management services performed, which management fees shall be paid pursuant to Section 2.04(a)(vii), Section 2.04(b)(iii) and Section 2.04(c)(vi)). For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, and (y) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto which have been substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments.

“Retained Interest” means (A) with respect to any Revolving Loan Asset, all obligations to provide additional funding (in excess of principal amounts outstanding) with respect to such Loan Asset, and (B) with respect to any Agented Note that is originated or transferred to the Borrower, (i) all of the obligations, if any, including obligations to provide additional funding, of the agent(s) under the documentation evidencing such Agented Note, and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Agented Note that relate to such portion(s) of the indebtedness that is owned by another lender or is being retained by the Transferor pursuant to clause (A) of this definition.

“Review Criteria” has the meaning assigned to that term in Section 13.02(b)(i).

“Revolving Loan Asset” means a Loan Asset that is not a Term Loan Asset (including a Loan Asset that contains revolving loan or delayed draw term loan provisions).

“Revolving Loan Principal Collections” means Principal Collections with respect to Revolving Loan Assets.

“Revolving Note” has the meaning assigned to that term in Section 2.01(a).

“Revolving Period” shall mean the date commencing on the Closing Date and ending on the Commitment Termination Date.

“Rule 17g-5” means Rule 17g-5 under the Securities Exchange Act of 1934, as amended, as such rule may be amended from time to time, and subject to the interpretations provided by the Securities and Exchange Commission or its staff from time to time.

“S&P” means S&P Global Ratings (or its successors in interest).

“Same-Day Advance” means an Advance for which the Notice of Borrowing is delivered by the Borrower to the Administrative Agent pursuant to Section 2.02(b) by 10:00 am on the same Business Day of the proposed date of such Advance.

“Sanctions” has the meaning assigned to that term in Section 4.01(qq)(iii).

“Sanctioned Country” has the meaning assigned to that term in Section 4.01(qq)(iii).

“Sanctioned Person” has the meaning assigned to that term in Section 4.01(qq)(iii).

“Scheduled Commitment Termination Date” means June 1, 2024, as such date may be extended by mutual agreement of the parties hereto (each, in their sole and absolute discretion) pursuant to Sections 2.23 and 12.01(b).

“Scheduled Maturity Date” means June 1, 2026, as such date may be extended by mutual agreement of the parties hereto (in their sole and absolute discretion) pursuant to Sections 2.23 and 12.01(b).

“Scheduled Payment” means each scheduled payment of principal or interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Loan Agreement.

“Second Extension” has the meaning assigned to that term in Section 2.23.

“Second Lien Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected Lien on a substantial portion of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject only to (i) the prior lien provided to secure the obligations under a “first lien” loan pursuant to typical commercial terms, and any other “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition or provision if “permitted liens” is not defined therein (including, without limitation, priority Liens on certain current assets, including accounts receivable, to secure working capital facilities), and (ii) provides that the payment obligation of the Obligor on such Loan Asset is “senior debt” and, except for the express priority provisions under the documentation of the “first lien” lenders, is either senior to, or pari passu with, all other Indebtedness of such Obligor.

“Secured Party” means each of the Administrative Agent, each Lender (together with its successors and assigns), each Lender Agent, each Affected Party, each Indemnified Party, the Collateral Custodian, the Collateral Agent and the Account Bank.

“Senior Debt/EBITDA Ratio” means for any Obligor, the ratio of (x) senior Indebtedness (i.e., Indebtedness that is not subject to contractual or structural subordination) of such Obligor, to (y) EBITDA of such Obligor, as reflected on such Obligor’s most recent financial reporting under its Loan Agreement.

“Senior Servicing Fees” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.50%, (ii) the weighted average daily Aggregate Outstanding Principal Balance of all Eligible Loan Assets for such Remittance Period, and (iii) the actual number of days in such Remittance Period divided by 360; provided that the rate set forth in clause (i) hereof may be increased up to a level determined by the Administrative Agent in its sole and absolute discretion as then reflecting the arm’s length servicing fee in the event that the Backup Servicer or other replacement Servicer is appointed pursuant to Section 6.01(c).

“Servicer” means at any time the Person then authorized, pursuant to Section 6.01 to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.

“Servicer Advance” means a discretionary advance of funds by the Servicer (or the Borrower) to an Obligor that does not constitute a revolving advance in the ordinary course under a Revolving Loan Asset.

“Servicer Pension Plan” has the meaning assigned to that term in Section 4.03(p).

“Servicer Replacement Event” means the occurrence of any one or more of the following events:

(a) the occurrence of a Servicer Termination Event;

(b) following the commencement of the Amortization Period, either the Charged-Off Ratio or the Delinquency Ratio (in each case, as set forth in the latest Servicing Report) is greater than the applicable percentage (based on the Weighted Average Recovery Rate as of the applicable date of determination):

WARR	Less Than 50%	Less Than 75% But Greater Than or Equal to 50%	75% or Greater
Charged-Off Ratio	5%	10%	15%
Delinquency Ratio	10%	20%	25%

“Servicer Termination Event” means the occurrence of any one or more of the following events:

(a) any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections), as required by this Agreement or any Transaction Document which continues unremedied for a period of two Business Days (unless such failure was due solely to an administrative error by the financial institution holding the Collection Account crediting any such payment to the wrong account and the Servicer and such financial institution work diligently to resolve as promptly as possible and in any event within two Business Days after such error was discovered);

(b) any withdrawal by the Servicer from the URCA Account or the Collection Account in contravention of or otherwise not in accordance with the terms of this Agreement;

(c) any failure on the part of the Servicer duly to (i) observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any delegation of the Servicer’s duties that is not permitted by Section 6.01 of this Agreement) or (ii) comply in any material respect with the Credit and Collection Policy or Servicing Standard regarding the servicing of the Collateral Portfolio, and in each case the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such misrepresentation or failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, the Collateral Agent (at the direction of the Administrative Agent) or the Borrower and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(d) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $25,000,000 (or its Dollar Equivalent), individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such amount of recourse debt whether or not waived;

(e) the Servicer shall have made payments of amounts in excess of $25,000,000 in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(f) the failure of the Servicer as of any date of determination to hold (i) Unrestricted Cash plus (ii) undrawn and available commitments (x) pursuant to Indebtedness under credit facilities with lenders not Affiliates of the Servicer, (y) not in default, terminating, maturing or otherwise becoming discretionary, and (z) available under the relevant borrowing base thereunder and otherwise subject only to typical and customary conditions precedent that the Servicer believes in good faith are all satisfied or readily satisfied) that are, in the aggregate, equal to or greater than the amount of principal payments due or to become due (whether scheduled, upon maturity or otherwise) under Indebtedness of the Servicer in the next 30 days of such date of determination;

(g) the effectuation of any change in the Credit and Collection Policy without the prior written consent of the Administrative Agent; provided that, so long as prior written notice thereof is provided to the Administrative Agent, no consent shall be required from the Administrative Agent in connection with (i) any change certified by the Servicer to the Administrative Agent as being not adverse to the interests of the Lender Group (except in an immaterial manner), or (ii) any change mandated by Applicable Law or a Governmental Authority and, if requested by the Administrative Agent at the direction of the Majority Lenders, as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent;

(h) a Bankruptcy Event shall occur with respect to the Servicer;

(i) Solar Capital shall assign its rights or obligations as “Servicer” hereunder to any Person without the consent of each Lender Agent and the Administrative Agent (as required in the last sentence of Section 12.04(a));

(j) Solar Capital fails to maintain the Required Asset Coverage Ratio for a period of 60 consecutive days;

(k) Solar Capital fails to maintain its status as a “business development company” under the 1940 Act;

(l) Solar Capital permits Shareholders’ Equity (as reflected in its 10Q or 10K without any deductions) at the last day of any of its fiscal quarter to be less than the greater of (i) 33% of the total assets of Solar Capital and its Subsidiaries as of the last day of such fiscal quarter (determined on a consolidated basis, without duplication, in accordance with GAAP) and (ii)(A) prior to the Merger, $130,000,000 and (B) on and after the Merger, $600,000,000, plus 25% of the net proceeds of the sale of equity interests by Solar Capital and its Subsidiaries after the Closing Date;

(m) any failure by the Servicer to deliver (i) any required Servicing Report on or before the date occurring two Business Days after the date such report is required to be made or given, as the case may be or (ii) any other Required Reports hereunder on or before the date occurring ten Business Days after the date such report is required to be made or given, as the case may be, in each case under the terms of this Agreement;

(n) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Administrative Agent or any of the Secured Parties and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, the Collateral Agent (at the direction of the Administrative Agent) or the Borrower and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(o) any financial or other information reasonably requested by the Administrative Agent or the Collateral Agent is not provided as requested within a reasonable amount of time following such request;

(p) the rendering against the Servicer of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $25,000,000, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution;

(q) any event or series of events that would result in a “Change of Control”;

(r) the occurrence of an Event of Default (past any applicable notice or cure period provided in the definition thereof); or

(s) any other event which has caused a Material Adverse Effect on the assets, liabilities, financial condition, business or operations of the Servicer or the ability of the Servicer to meet its obligations under the Transaction Documents to which it is a party.

“Servicer Termination Notice” has the meaning assigned to that term in Section 6.01(b).

“Servicer’s Certificate” has the meaning assigned to that term in Section 6.08(c).

“Servicing Fees” means the Senior Servicing Fee and the Subordinate Servicing Fee, collectively.

“Servicing File” means, for each Loan Asset, (a) copies of each of the Required Loan Documents and (b) any other portion of the Loan Asset File which is not part of the Required Loan Documents.

“Servicing Report” has the meaning assigned to that term in Section 6.08(b)(i).

“Servicing Standard” means, with respect to any Loan Assets included in the Collateral Portfolio, to service and administer such Loan Assets on behalf of the Secured Parties in accordance with the Credit and Collection Policy, which Credit and Collection Policy provides the servicing and administration of the Loan Assets in accordance with Applicable Law, the terms of this Agreement, the Loan Agreements, all customary and usual servicing practices for loans like the Loan Assets and, to the extent consistent with the foregoing, (a) the higher of: (A) the standards, policies and procedures that the Servicer reasonably believes to be customarily followed by institutional managers of national standing relating to assets of the nature and character of the Collateral Portfolio and (B) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others; (b) with a view to maximize the value of the Loan Assets; and (c) without regard to: (i) any relationship that the Servicer or any Affiliate of the Servicer may have with any Obligor or any Affiliate of any Obligor, (ii) the Servicer’s obligations to incur servicing and administrative expenses with respect to a Loan Asset, (iii) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iv) the ownership by the Servicer or any Affiliate thereof of any Loan Assets, (v) the ownership, servicing or management for others by the Servicer of any other loans or property by the Servicer or (vi) any relationship that the Servicer or any Affiliate of the Servicer may have with any holder of other loans of the Obligor with respect to such Loan Assets.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders equity for the Servicer and its Subsidiaries at such date.

“Solar Capital” means SLR Investment Corp..

“Solar Management” means SLR Capital Partners, LLC (f/k/a Solar Capital Partners, LLC) and SLR Capital Management, LLC (f/k/a Solar Capital Management, LLC), collectively.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SONIA” means, for any day during the Remittance Period with respect to Advances denominated in GBP, the rate per annum equal to the SONIA (GBP overnight index average) reference rate displayed on the relevant screen of any authorized distributor of that reference rate.

“Specified Recoveries” means with respect to any Charged-Off Asset, the higher of (i) prior to the resolution of defaults, workouts, settlements, application of Recoveries and compromises related to such Charged-Off Assets, either (x) 50% of the Updated Assigned Value multiplied by the Outstanding Loan Balance of any Charged-Off Asset that is a First Lien Loan Asset, or (y) 25% of the Updated Assigned Value multiplied by the Outstanding Loan Balance of any Charged-Off Asset that is a Second Lien Loan Asset, and (ii) at all times, the aggregate amount of actual (x) Recoveries, plus (y) any other cash collections and recoveries received with respect to such Loan Asset that have been directed by the Servicer to be applied, and applied by the Borrower, towards the reduction of principal of such Loan Asset on the books and records of the Borrower

“Spread” means with respect to any Floating Rate Loan Asset, the specified cash interest percentage in excess of the prime rate or Term SOFR thereunder.

“Spreadsheet” has the meaning assigned to that term in Section 7.02(b)(ii).

“State” means one of the fifty states of the United States or the District of Columbia.

“Subordinate Servicing Fees” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.50%, (ii) the weighted average daily Aggregate Outstanding Principal Balance of all Eligible Loan Assets for such Remittance Period, and (iii) the actual number of days in such Remittance Period divided by 360; provided that the rate set forth in clause (i) hereof may be increased up to a level determined by the Administrative Agent in its sole and absolute discretion as then reflecting the arm’s length servicing fee in the event that the Backup Servicer or other replacement Servicer is appointed pursuant to Section 6.01(c).

“Subsidiary” means with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

“Substitute Eligible Loan Asset” means each Eligible Loan Asset Pledged by the Borrower to the Collateral Agent, on behalf of the Secured Parties, pursuant to Section 2.07(a) or Section 2.07(e)(ii).

“Substitution” has the meaning assigned to that term in Section 2.07(a).

“Suspension Period” means the period of time commencing on the RAC Reporting Date and ending on the date of receipt by the Administrative Agent of written certification from the Servicer that demonstrates that Solar Capital is in compliance with the Required Asset Coverage Ratio.

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Tenth Amendment Effective Date” means December 29, 2021.

“Term Loan Asset” means a Loan Asset that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the Transferor arising from an extension of credit by the Transferor to an Obligor.

“Term SOFR” means the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) with respect to the Remittance Period in which the applicable Borrowing Date occurs, such Borrowing Date and (b) for each subsequent Remittance Period, the commencement of such Remittance Period, as such rate is published by the Term SOFR Administrator; provided that, if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further that, if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than 0, then Term SOFR shall be deemed to be 0.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Advance” means an Advance to which Term SOFR is applicable.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Commitments” for any Liquidity Bank or Institutional Lender as of any date of determination, means the aggregate of the Base Commitments, Delayed Draw Commitments and Additional Commitments (which shall not exceed $600,000,000 in the aggregate at any time) as in effect at such time for such Person.

“Total Debt/EBITDA Ratio” means for any Obligor, the ratio of (x) Indebtedness of such Obligor, to (y) EBITDA of such Obligor, as reflected on such Obligor’s most recent financial reporting under its Loan Agreement.

“Transaction Documents” means this Agreement, the Revolving Note(s), any Joinder Supplement, the Contribution Agreement, the Collection Account Agreement, the URCA Account Agreement, the Fee Letters, each collateral assignment agreement and each document, instrument or agreement related to any of the foregoing.

“Transferee Letter” has the meaning assigned to that term in Section 12.04(a).

“Transferor” means Solar Capital, in its capacity as the transferor hereunder and as the contributor under the Contribution Agreement, together with its successors and assigns in such capacity.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Collateral” means, with respect to a Loan Asset or with respect to First Lien Debt, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset or such First Lien Debt, as applicable, including, without limitation, mortgaged property or a pledge of the stock, membership or other ownership interests in the related Obligor and all proceeds from any sale or other disposition of such property or other assets.

“Undisclosed Administration” means in relation to any Liquidity Bank or Institutional Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Undrawn Fee” has the meaning assigned to that term in Section 2.09(a).

“Undrawn Fee Rate” means the applicable percentages set forth in the Additional Terms Addendum.

“Unfunded Revolving Commitments” means, as of any Determination Date, the aggregate amount of commitments under Revolving Loan Assets that are Eligible Loan Assets to provide additional funding thereunder, after taking into account as of any Determination Date (i) the increase or decrease of such aggregate commitments under the Loan Agreements governing such Revolving Loan Assets, (ii) the increase or reduction of such aggregate commitments resulting from the sales, substitutions and repurchases of Revolving Loan Assets under Section 2.07 prior to such Determination Date, and (iii) the increase or decrease (as reflected in Revolving Loan Principal Collections received in the Collection Account) of the principal amount outstanding under such Revolving Loan Assets, or otherwise.

“United States” means the United States of America.

“Unintended Recipient” has the meaning specified in Section 12.23(a)(i).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unitranche Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject to any “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, (ii) provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, all other Indebtedness of such Obligor, and (iii) for which no other Indebtedness of the Obligor secured by a Lien on the assets constituting Underlying Collateral for the Loan Asset exists or is outstanding.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

“Unrestricted Cash” means, for any Person, cash of such Person available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes.

“Unused Portion” has the meaning assigned to that term in Section 2.09(a).

“Updated Assigned Value” means, with respect to each Loan Asset as of any date, the value (expressed as a percentage of the Outstanding Principal Balance) of such Loan Asset reflected on the books and records of Solar Capital, as adjusted pursuant to periodic valuations as required by, and in accordance with, the 1940 Act and any orders of the Securities and Exchange Commission issued to Solar Capital, to be determined by the Board of Directors of Solar Capital and reviewed by its auditors; provided if Solar Senior does not report to the Servicer, the Administrative Agent and the Backup Servicer the results of its updated valuation on any Loan Asset within 45 days of the end of each fiscal quarter of Solar Capital (or more frequently to the extent required under the 1940 Act), the “Updated Assigned Value” of such Loan Asset shall be deemed to equal zero until Solar Capital provides such report; provided, in no event shall any Updated Assigned Value exceed 100%, and provided, further, any Loan Asset that is determined to have an Updated Assigned Value equal to or greater than 95% shall be deemed to have an Assigned Value equal to 100%.

“URCA Account” means a trust account (account number 83667809 at the Account Bank) in the name of the Borrower for the benefit of and under the “control” (within the meaning of Section 9-104 of the UCC or 8-106 of the UCC, as applicable) of the Collateral Agent for the benefit of the Secured Parties; provided that, subject to the rights of the Collateral Agent hereunder with respect to such funds representing the Unfunded Revolving Commitments, the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the URCA Account.

“URCA Account Agreement” means that certain URCA deposit account control agreement, dated the Closing Date, among the Borrower, the Servicer, the Account Bank, the Administrative Agent and the Collateral Agent, governing the Unfunded Revolving Commitment Amounts and which permits the Collateral Agent on behalf of the Secured Parties to direct disposition of the funds in the URCA Account, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“URCA Disbursement Request” means a disbursement request from the Borrower to the Administrative Agent and the Collateral Agent in the form attached hereto as Exhibit D-2 in connection with a disbursement request from the URCA Account in accordance with Section 2.20.

“URCA Excess Amounts” means, as of any Determination Date, the positive difference, if any between (i) the amounts held in the URCA Account as of such date, and (ii) the URCA Funding Requirement.

“URCA Funding Requirement” means, with respect to Revolving Loan Assets, an amount equal to 35% of the Unfunded Revolving Commitments of all Eligible Loan Assets.

“URCA Shortfall Amount” means, as of any Determination Date, the positive difference, if any, between (i) the URCA Funding Requirement and (ii) the amounts held in the URCA Account as of such date.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“Value Adjusted Assigned Value” means, with respect to each Loan Asset as of any date following the occurrence of a Value Adjustment Event, the value (expressed as a percentage of the Outstanding Principal Balance) of such Loan Asset established by the Administrative Agent from time to time in its sole and absolute discretion (and the Administrative Agent shall promptly notify the Servicer of any change to Value Adjusted Assigned Value it may establish from time to time), provided, that:

(1) the Value Adjusted Assigned Value of any Loan Asset subject to a Material Modification under clause (i) of such defined term shall in all events equal zero;

(2) the Value Adjusted Assigned Value of any Loan Asset subject to an Internal Rating Adjustment Event shall equal the Quoted Price issued after the occurrence of the related Value Adjustment Event (such valuation costs being at the Borrower’s expense); provided, that until such Quoted Price becomes available, the Value Adjusted Assigned Value under this clause (2) shall equal the Updated Assigned Value;

(3) except with respect to a Loan Asset described in clause (1) above, the Value Adjusted Assigned Value shall not equal less than any Quoted Price (if then available) issued after the occurrence of the related Value Adjustment Event; and

(4) except with respect to a Loan Asset described in clauses (1) or (2) above, in the event the Borrower disagrees with the Administrative Agent’s determination of the Value Adjusted Assigned Value and no Quoted Price is otherwise available, the Borrower may (at its expense) retain any Nationally Recognized Valuation Firm to value such Loan Asset, and if the value determined by such Nationally Recognized Valuation Firm is greater than the Administrative Agent’s determination of the Value Adjusted Assigned Value, such Nationally Recognized Valuation Firm’s valuation shall become the Value Adjusted Assigned Value hereunder; provided that until the completion of such valuation process, the Value Adjusted Assigned Value of such Loan Asset shall be the value assigned by the Administrative Agent.

“Value Adjustment Event” means, with respect to any Loan Asset, any occurrence of one or more of the following events (any of which, for the avoidance of doubt, may occur more than once):

(i) an Obligor payment default under any Loan Asset (after giving effect to any grace or cure period set forth in the Loan Agreement);

(ii) any other Obligor default under any Loan Asset for which the Borrower (or agent or required lenders pursuant to the Loan Agreement, as applicable) has elected to exercise any of its rights and remedies under or with respect to the Loan Asset (including the acceleration of the loan relating thereto);

(iii) a Bankruptcy Event with respect to the related Obligor;

(iv) the occurrence of a Material Modification with respect to such Loan Asset;

(v) the occurrence of an Internal Rating Adjustment Event;

(vi) the Administrative Agent has failed to receive ongoing loan level information as required hereunder (and such failure is not cured within 45 days;

(vii) with respect to any Asset Based Loan, (A) the Borrower fails (or fails to cause the Obligor to) retain a Nationally Recognized Valuation Firm to re-calculate the Appraised Value of with respect to any such Loan Asset that has intellectual property, equipment or real property, as the case may be, in its borrowing base, the collateral securing such Loan Asset at least once every 12 months that such Loan Asset is included in the Collateral Portfolio (subject to a 45-day grace period with respect to any such review), or (B) the Borrower (or the related Obligor, as applicable) changes the Nationally Recognized Valuation Firm with respect to any Loan Asset or the related Nationally Recognized Valuation Firm changes the metric for valuing the collateral of such Loan Asset, each without the written approval of the Administrative Agent (not to be unreasonably withheld); or

(viii) with respect to any Asset Based Loan, the related Obligor exceeds the maximum allowed borrowing base (or similar concept relating to allowable advances as defined in the related Loan Agreement or related Underlying Collateral, in any case, measured as of the date such Loan Asset was approved by the Administrative Agent for inclusion in the Collateral Portfolio) under such Loan Asset by more than 5% and such breach is not cured within five (5) Business Days thereof.

“Volcker Event” has the meaning assigned to that term in Section 8.03(a).

“Volcker Extension Deadline” has the meaning assigned to that term in Section 8.03(a).

“Volcker Rule” means Section 419 of Dodd-Frank, together with the interpretations, regulations, rules and pronouncements of any Governmental Authority with respect thereto.

“Warranty Event” means, as to any Loan Asset, the discovery (i) that as of the related Cut-Off Date for such Loan Asset there existed a breach of any representation or warranty relating to such Loan Asset (other than any representation or warranty that the Loan Asset satisfies the criteria of the definition of Eligible Loan Asset), or (ii) following the Cut-Off Date for such Loan Asset, of a Dispute.

“Warranty Loan Asset” means (i) any Loan Asset that fails to satisfy any criteria of the definition of Eligible Loan Asset as of the Cut-Off Date for such Loan Asset or a Loan Asset with respect to which a Warranty Event has occurred, or (ii) any Loan Asset, or if not affecting the full Loan Asset, the portion thereof, subject to a Dispute following the Cut-Off Date.

“Weighted Average Life” means, as of any date of determination with respect to all Eligible Loan Assets, the number of years following such date obtained by summing the products obtained for each of the Eligible Loan Assets, by multiplying: (a) the Average Life of each such Eligible Loan Asset as at such date of determination, by the Outstanding Principal Balance of such Eligible Loan Asset, and dividing such sum by: (b) the aggregate Outstanding Principal Balance of all Eligible Loan Assets.

“Weighted Average Life Test” means, as of any date of determination, that the Weighted Average Life of all Eligible Loan Assets is equal to or less than 6.0 years.

“Weighted Average Recovery Ratio” or “WARR” means as of any date of determination, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Specified Recoveries of all Loan Assets that became Charged-Off Assets during the immediately prior 3-Month period, and (ii) the denominator of which is equal the sum of the Aggregate Outstanding Principal Balance of all Charged-Off Assets as of the first day of each month of such 3-Month period being tested, all as set forth in the latest Servicing Report.

“Weighted Average Spread” means, as of any date of determination with respect to all Eligible Loan Assets, the Spread obtained by summing the products obtained for each of the Eligible Loan Assets that are Floating Rate Loan Assets, by multiplying: (a) the Spread of each such Eligible Loan Asset, by the maximum committed funding amount (including any Retained Interest thereunder), and dividing such sum by: (b) the aggregate maximum committed funding amounts (including all Retained Interests thereunder) of all Eligible Loan Assets that are Floating Rate Loan Assets.

“Weighted Average Spread Test” means, as of any date of determination, that the Weighted Average Spread of all Eligible Loan Assets that are Floating Rate Loan Assets is equal to or greater than 3.5%.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield” means with respect to any Remittance Period (or portion thereof), the sum for all Advances Outstanding for each day in such Remittance Period (or portion thereof) determined in accordance with the following formula for each such Advance:

YR x L

D

where:	YR	=	the Yield Rate applicable on such day to such Advance;
	L	=	the principal amount of such Advance on such day; and
	D	=	360 or, to the extent the Yield Rate is the Base Rate, 365 or 366 days, as applicable;

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by any Lender to the Borrower or any other Person for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

“Yield Rate” means, as of any date of determination, an interest rate per annum equal to

(A) with respect to any Advance other than a Foreign Currency Advance:

(i) to the extent the Lender is a Conduit Lender that is funding the applicable Advance or portion thereof through the issuance of Commercial Paper Notes, a rate equal to the CP Cost of Funds Rate for such Remittance Period plus the Applicable Spread on such portion; or

(ii) to the extent the relevant Lender is not funding the applicable Advance or portion thereof through the issuance of Commercial Paper Notes, a rate equal to Term SOFR for such date plus the Applicable Spread on such portion; and

(B) with respect to any Foreign Currency Advance, a rate equal to the Applicable Reference Rate for such date plus the Applicable Spread on such portion;

provided that: (x) the Yield Rate shall be the Base Rate plus the Applicable Spread for any Remittance Period for any Advance as to which a Conduit Lender has funded the making or maintenance thereof by a sale of an interest therein to any Liquidity Bank under the applicable Liquidity Agreement on any day other than the first day of such Remittance Period and without giving such Liquidity Bank at least two Business Days’ prior notice of such assignment, and (y) if any Lender Agent shall have notified the Administrative Agent that a Disruption Event has occurred and is continuing, with respect to an Applicable Reference Rate applicable to any such Advance, the Administrative Agent shall in turn so notify the Borrower, whereupon the Yield Rate with respect to such Advance shall be equal to the Base Rate plus the Applicable Spread until such Lender Agent shall have notified the Administrative Agent that such Disruption Event has ceased, at which time the Yield Rate shall again be equal to the Applicable Reference Rate for such date plus the Applicable Spread.

“Yield Shortfall Amount” means, as of any Determination Date, the amount, if any, by which (i) amounts due under Section 2.04(a)(i) through (iv) on such Determination Date, exceed (ii) amounts available for distribution on such Determination Date under Section 2.04(a).

Section 1.02 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.04 Interpretation. In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York, New York time;

(f) the term “or” is not exclusive;

(g) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(h) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(i) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(j) reference to amounts outstanding or due and owing to the Lenders, any member of the Lender Groups, the Administrative Agent, the Collateral Agent, the Account Bank or the Collateral Custodian hereunder shall mean the Dollar Equivalent of such amounts, unless the context otherwise expressly requires; and

(k) reference to any Event of Default shall not include any Event of Default that has been expressly waived in writing in accordance with the terms of this Agreement.

ARTICLE II

THE FACILITY

Section 2.01 Revolving Note and Advances.

(a) Revolving Note. The Borrower has heretofore delivered or shall, on the date hereof (and on the terms and subject to the conditions hereinafter set forth), deliver, to each Lender Agent so requesting, at the address set forth in Section 12.02 of this Agreement, and on the effective date of any Joinder Supplement, to each additional Lender Agent, at the address set forth in the applicable Joinder Supplement, a duly executed Revolving Note (the “Revolving Note”) to the extent requested by such Lender Agent, in substantially the form of Exhibit H (i) in Dollars, in an aggregate face amount equal to the applicable Lender Group’s Group Advance Limit as of the Closing Date or the effective date of any Joinder Supplement, as applicable, and (ii) in each other Currency, in an aggregate face amount equal to 20% of the applicable Lender Group’s Group Advance Limit as of the Closing Date or the effective date of any Joinder Supplement, and otherwise duly completed. Interest shall accrue on the Revolving Note, and the Revolving Note shall be payable, as described herein.

(b) Advances. On the terms and conditions hereinafter set forth, the Borrower may at its option, by delivery of a Notice of Borrowing to the Administrative Agent and each Lender Agent, from time to time on any Business Day from the Closing Date until the end of the Revolving Period, request that the Lenders make Advances to it in an amount which after giving effect to such Advances, would not cause the aggregate Advances Outstanding to exceed the Maximum Availability on such date; provided, that no more than one Same-Day Advance and no more than one Foreign Currency Advance may be made in any one calendar week and no more than three Advances may be made in any one calendar week; provided, further that such Advance shall not result in a Foreign Currency Excess Exposure; provided, further that during any CQT Non-Qualification Period and with respect to an Advance proposed to be funded in connection with the addition of a Loan Asset to the Collateral Portfolio (whether by sale or contribution), such Advance results in Collateral Quality Improvement, and provided, further that the Borrower shall not deliver a Notice of Borrowing and the Lenders shall have no obligation to fund Advances during any Suspension Period. Such Advances shall be used for the purpose of purchasing Eligible Loan Assets; provided, if such Eligible Loan Asset is a Foreign Currency Loan Asset, either (x) such Foreign Currency Loan Asset shall be subject to a Hedging Agreement, or (y) such Advance shall be a Foreign Currency Advance in the related Foreign Currency. Upon receipt of such Notice of Borrowing, the Lender Agent for each Lender Group containing one or more Conduit Lenders shall notify the Conduit Lenders in its Lender Group of the requested Advance, and such Conduit Lenders may, in their sole discretion, agree or decline to make the Advance. If any Conduit Lender declines to make all or any part of a proposed Advance, the Lender Agent for such Conduit Lender shall so notify the Liquidity Banks in its Lender Group and the applicable portion of the Advance shall be made by such Liquidity Banks in accordance with their ratable shares of the Group Advance Limit for their Lender Group. Under no circumstances shall any Conduit Lender make any Advance or shall any Liquidity Bank or any Institutional Lender be required to make any Advance if after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, (i) an Event of Default has occurred and is continuing or would result therefrom or an Unmatured Event of Default exists or would result therefrom or (ii) the aggregate Advances Outstanding would exceed the Maximum Draw Amount. Notwithstanding anything contained in this Section 2.01 or elsewhere in this Agreement to the contrary, (A) no Liquidity Bank shall be obligated to make any Advance in an amount that would, after giving effect to such Advance, exceed such Liquidity Bank’s Commitment less the sum of (x) the aggregate outstanding amount of any Advances funded by such Liquidity Bank under such Liquidity Bank’s Liquidity Agreement plus (y) such Liquidity Bank’s ratable share of the aggregate outstanding Advances made by the Conduit Lenders in such Liquidity Bank’s Lender Group (whether or not any portion thereof has been assigned under a Liquidity Agreement), (B) no Institutional Lender shall be obligated to make any Advance in an amount that would, after giving effect to such Advance, exceed such Institutional Lender’s Commitment less the aggregate outstanding amount of any Advances funded by such Institutional Lender, (C) no Conduit Lender shall make any Advance in an amount that would, after giving effect to such Advance, result in the aggregate Advances then funded by all of the Conduit Lenders in a Lender Group exceeding the Group Advance Limit for such Lender Group then in effect and (D) no Conduit Lender shall make any Advance and no Liquidity Bank or Institutional Lender shall be required to make any Advance if after giving effect to such Advance, the aggregate amount of Advances Outstanding would exceed the Maximum Availability. Each Advance to be made hereunder shall be made ratably among the Lender Groups in accordance with their Group Advance Limits.

(c) Notations on Revolving Note. Each Lender Agent is hereby authorized to enter on a schedule attached to the Revolving Note with respect to each Lender in such Lender Agent’s Lender Group a notation (which may be computer generated) with respect to each Advance under the Revolving Note made by the applicable Lender of: (i) the date and principal amount thereof, and (ii) each repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Lender Agent to make any such notation on the schedule attached to any Revolving Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with their respective terms as set forth herein.

Section 2.02 Procedure for Advances. (a) On any Business Day during the Revolving Period (unless a Suspension Period), the Borrower may request that the Lenders make Advances, subject to and in accordance with the terms and conditions of Sections 2.01 and 2.02 and subject to the provisions of Article III hereof.

(b) Each Advance shall be made upon delivery of an irrevocable request for an Advance from the Borrower to the Administrative Agent and each Lender Agent, with a copy to the Collateral Agent and the Collateral Custodian, (i) with respect to a proposed Foreign Currency Loan Advance, no later than 2:00 p.m. three Business Days’ prior to the proposed date of such Advance, and (ii) with respect to all other proposed Advances, no later than 2:00 p.m. on the Business Day immediately prior to (or by 10:00 am on the same Business Day of) the proposed date of such Advance (which shall be a Business Day), in the form of a Notice of Borrowing; provided that the Borrower shall not request same day funding more than once in any Month. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof), and shall specify:

(i) the aggregate amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Borrowing Base; provided that the amount of such Advance must be at least equal to $500,000 (or its Dollar Equivalent);

(ii) the proposed date of such Advance and, if such Advance is to be a Fixed Rate Advance, the related Fixed Period (it being understood that if notice of such Advance is not provided at least two Business Days prior to the proposed Cut-Off Date, then such Advance shall be a Term SOFR Advance for two Business Days following which the Advance shall convert to a Fixed Rate Advance);

(iii) the proposed Currency of such Advance;

(iv) during the continuance of any CQT Non-Qualification Period and with respect to an Advance proposed to be funded in connection with the addition of a Loan Asset to the Collateral Portfolio (whether by sale or contribution), a written certification of the Servicer demonstrating that such Advance results in Collateral Quality Improvement; and

(v) a representation that all conditions precedent for an Advance described in Article III hereof have been satisfied.

No later than 1:00 p.m. on the date of each Advance, upon satisfaction of the applicable conditions set forth in Article III, (i) on the Closing Date and during the Conforming Funding Period, each Conduit Lender may, or the related Liquidity Banks and Institutional Lender shall, in accordance with instructions received by the Lender Agent for such Lenders from the Borrower, make available to the Borrower, in same day funds, an amount equal to such Lender’s Commitment

Percentage of such Advance, by payment into the account which the Borrower has designated in writing, and (ii) during the Delayed Funding Period, each Conduit Lender may, or the related Liquidity Banks and Institutional Lender shall (in each case, other than Delayed Funding Lenders and other members of a Delayed Funding Lender Group), in accordance with instructions received by the Lender Agent for such Lenders from the Borrower, make available to the Borrower, in same day funds, an amount equal to such Lender’s Pro Rata Share of such Advance, by payment into the account which the Borrower has designated in writing.

(c) The Advances shall bear interest at the Yield Rate.

(d) Subject to Section 2.18 and the other terms, conditions, provisions and limitations set forth herein, the Borrower may borrow, repay or prepay and reborrow Advances without any penalty, fee or premium on and after the Closing Date and prior to the end of the Revolving Period; provided, that the repayment of any Foreign Currency Advance shall be made solely in the related Foreign Currency.

(e) A determination by the Administrative Agent or any Lender Agent of the existence of any Disruption Event (any such determination to be communicated to the Borrower by written notice from the Administrative Agent or such Lender Agent promptly after the Administrative Agent or such Lender Agent learns of such event), or of the effect of any Disruption Event on its making or maintaining Advances at any Applicable Reference Rate, shall be conclusive absent manifest error.

(f) The obligation of each Liquidity Bank and Institutional Lender to remit its Pro Rata Share of any Advance shall be several from that of each other Liquidity Bank and Institutional Lender and the failure of any Liquidity Bank or Institutional Lender to so make such amount available to the Borrower shall not relieve any other Liquidity Bank or Institutional Lender of its obligation hereunder.

(g) Special Provisions for Delayed Fundings.

(i) At any time, five Business Days after receipt by the Administrative Agent and the Servicer of a Delayed Funding Certificate from a Lender Agent, the related Liquidity Bank or Institutional Lender holding a Commitment shall be deemed a “Delayed Funding Lender” and its related Lender Group shall be deemed a “Delayed Funding Lender Group”. Such designation shall remain in effect until such time as the related Delayed Funding Lender Agent issues a written notice to the Administrative Agent and the Servicer withdrawing such designation (a “Delayed Funding De-Designation Notice”) which notice shall be effective as of the date of such notice or as of such later date specified therein (the “Delayed Funding De-Designation Date”). Effective as of the Delayed Funding De-Designation Date, each Committed Lender that is a Delayed Funding Lender, and each related Lender Group that is a Delayed Funding Lender Group, shall cease to be a Delayed Funding Lender or a Delayed Funding Lender Group, as applicable and shall, for all purposes other than pursuant to the proviso hereto, be deemed to be a Conforming Lender and a Conforming Lender Group, as applicable; provided that in connection with any Advance outstanding as of the Delayed Funding De-Designation Date for which any Delayed Funding Lender has not, as of such date, paid its Delayed Funding Amounts, such

Delayed Funding De-Designation Date shall be deemed to be the Delayed Funding Settlement Date for such Advance and such Delayed Funding Lender shall comply with its obligations pursuant to Section 2.02(g)(ii) and Section 2.02(g)(iii) for such Delayed Funding Settlement Date. The Servicer and the Borrower hereby acknowledge and agree that delivery of a Delayed Funding De-Designation Notice may give rise to liability for increased costs and expenses under Section 2.10 and the reimbursement or compensation of such increased costs and expenses shall be governed by the terms of Section 2.10.

(ii) On each Delayed Funding Settlement Date, each Delayed Funding Lender shall fund to the Administrative Agent the Delayed Funding Advance Amount, which amount (1) if such Delayed Funding Settlement Date occurs prior to the occurrence and continuance of an Event of Default or Servicer Termination Date hereunder, shall be distributed to the Borrower as an Advance hereunder, and (2) if such Delayed Funding Settlement Date occurs following the occurrence and during the continuance of an Event of Default or Servicer Termination Date hereunder, shall be paid to the Administrative Agent for distribution on the same Business Day to the Lenders (including such Delayed Funding Lender) in accordance with their Pro Rata Share under clause (1)(ii) of such defined term (calculated presuming that all Delayed Funding Amounts of any other Delayed Funding Lender Groups have been fully funded); provided that such Delayed Funding Lender shall not fund to the Administrative Agent and shall instead net out of its ratable portion of the Delayed Funding Amounts any amounts that it is entitled to receive from the Administrative Agent under this clause (g)(ii)(2); provided, in no event shall any such payment reduce the Advances Outstanding and related Obligations of any Lender or Lender Group below zero. Upon the payment of the Delayed Funding Amounts in accordance with the provisions of clause (ii)(2) above and without any further action on the part of such Delayed Funding Lender making such payment, the Borrower, the Administrative Agent or the other Lenders, the Delayed Funding Lender making such payment will have acquired, and each Lender receiving a distribution of a portion of such payment will have granted to such Delayed Funding Lender, without recourse or warranty, its portions of the Advances Outstanding that were reduced by application of the distribution of such Delayed Funding Amounts by the Administrative Agent. The Advances Outstanding owing to each Lender member of a Lender Group other than such Delayed Funding Lender’s Delayed Funding Lender Group shall be reduced by the amount of any portion of such payment received by such Lender and the Advances Outstanding owing to the Delayed Funding Lender making such payment shall be increased by all amounts so paid such that the Aggregate Advances Outstanding immediately prior to such payment and distribution shall be unchanged and shall continue to equal to the Aggregate Advances Outstanding immediately following such payment and distribution.

(iii) The obligation of each Delayed Funding Lender to fund the Delayed Funding Advance Amount on the related Delayed Funding Settlement Date is subject to any valid and timely claims of a Delayed Funding Lender under clause (iv) below but is otherwise absolute and unconditional and shall not be affected by any circumstance whatsoever, including (1) any setoff, counterclaim, recoupment, defense or other right which such Delayed Funding Lender may have against the Administrative Agent, the other Lenders, the Borrower, or any other Person for any reason whatsoever; (2) the occurrence or continuance of an Unmatured Event of Default or Event of Default; (3) the termination of the Revolving Period, (4) the reduction or termination of any Commitments; or (5) any other occurrence, event, or condition, whether or not similar to any of the foregoing (in each case, so long as such allocation, when added to the Drawn Amount of such Delayed Funding Lender does not exceed such Lender’s Commitment). The funding or failure to fund any Delayed Funding Advance Amount will not relieve or otherwise impair the obligation of the Borrower to repay all Advances, together with interest as provided in this Agreement.

(iv) A Delayed Funding Lender may not object to its funding obligation of any Delayed Funding Amounts under Section 2.01(g) on the basis of the failure of the Borrower to satisfy the conditions precedent set forth in this Section 2.01 and Article III as of the Delayed Funding Settlement Date so long as all such conditions were satisfied as of the related Delayed Funding Date; provided that the absolute and unconditional funding obligations of a Delayed Funding Lender of Delayed Funding Amounts set forth in this Section 2.01 do not constitute a waiver of any rights of such Delayed Funding Lender or of rights and remedies of the Administrative Agent and the Lenders (including such Delayed Funding Lender) against the Borrower, in each case, as set forth hereunder.

(v) Each Delayed Funding Lender acknowledges that the Conforming Lender Groups have relied on the obligation of the Delayed Funding Lender to fund the Delayed Funding Amounts in making Advances hereunder and is an intended beneficiary of such obligation.

Section 2.03 Determination of Yield; Conversions of Advances; Limitations on Fixed Rate Advances. (a) The Administrative Agent (and the Lender Agents with respect to the Conduit Lenders in their respective Lender Groups) shall determine the Yield for the Advances (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Remittance Period and the Administrative Agent shall advise the Servicer and the Lender Agents thereof no later than the Business Day prior to the Reporting Date.

(b) The Borrower may elect from time to time to convert Fixed Rate Advances to Term SOFR Advances by giving the Administrative Agent and Lender Agents prior irrevocable notice of such election no later than 2:00 p.m. on the Business Day two Business Days prior to the proposed conversion date; provided that any such conversion of Fixed Rate Advances may only be made on the last day of a Fixed Period with respect thereto. The Borrower may elect from time to time to convert Term SOFR Advances to Fixed Rate Advances by giving the Administrative Agent and the Lender Agents prior irrevocable notice of such election no later than 2:00 p.m. on the second Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Fixed Period therefor); provided that no Term SOFR Advances may be converted into Fixed Rate Advances after the earliest to occur of an Event of Default, an Unmatured Event of Default or the Final Maturity Date.

(c) Any Fixed Rate Advance may be continued in whole or in part (including by combining with other Fixed Rate Advances that have Fixed Periods expiring on the same date or with Term SOFR Advances) upon the expiration of the then current Fixed Period with respect thereto by the Borrower giving prior irrevocable notice to the Administrative Agent and Lender Agents not later than 2:00 p.m. on the date that is two Business Days prior to the last day of the then current Fixed Period setting forth the length of the next Fixed Period to be applicable to such Fixed Rate Advance; provided that no Fixed Rate Advance may be continued after the earliest to occur of an Event of Default, an Unmatured Event of Default or the Final Maturity Date; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Advance shall be automatically converted to a Term SOFR Advance on the last day of such then expiring Fixed Period.

(d) Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Fixed Rate Advances and all selections of Fixed Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of Fixed Rate Advances allocated to each Fixed Period shall be equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (b) no more than ten Fixed Periods shall be outstanding at any one time.

Section 2.04 Remittance Procedures. On each Payment Date, the Servicer, as agent for the Administrative Agent and the Lender Agents, shall instruct the Collateral Agent and, if the Servicer fails to do so, the Administrative Agent may instruct the Collateral Agent, to apply funds on deposit in the Collection Account as described in this Section 2.04; provided that, at any time after delivery of Notice of Exclusive Control, the Administrative Agent shall instruct the Collateral Agent to apply funds on deposit in the Collection Account as described in this Section 2.04.

(a) Interest Payments Prior to the Commitment Termination Date. Prior to the occurrence of the Commitment Termination Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Interest Collections held by the Account Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts (and, with respect Foreign Currency Required Reduction Amounts, in the applicable Currency), calculated as of the most recent Determination Date, in the following order and priority:

(i) first, to the Administrative Agent for distribution to the Collateral Agent, the Collateral Custodian, the Backup Servicer and the Account Bank, payment in full of all accrued fees and expenses (including Backup Servicer Succession Expenses) due hereunder and under the Fee Letters;

(ii) second, to the Servicer, in payment in full of the accrued Senior Servicing Fees;

(iii) third, (1) if no Default Period is in effect, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, pro rata, in accordance with the amounts due under this clause third, all Yield accrued and unpaid as of the last day of the related Remittance Period, and (2) if a Default Period is in effect, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, in accordance with the Adjusted Pro Rata Shares and in accordance with the amounts due under this clause third, all Yield accrued and unpaid as of the last day of the related Remittance Period to Lenders constituting part of a Non-Defaulting Lender Group;

(iv) fourth, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender (other than any Defaulting Lender), pro rata, in accordance with the amounts due under this clause fourth, the Undrawn Fee that is accrued and unpaid as of the last day of the related Remittance Period;

(v) fifth, if a Default Period is in effect, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender pro rata with respect to each applicable Defaulting Lender, all Yield accrued and unpaid as of the last day of the related Remittance Period to such Defaulting Lenders;

(vi) sixth, (1) if no Default Period is in effect, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, pro rata, to pay the Advances Outstanding to the extent required to satisfy any outstanding Borrowing Base Deficiency and any Foreign Currency Required Reduction Amounts, and (2) if a Default Period is in effect, to the Administrative Agent (x) first, for distribution to each Lender Agent for the account of the applicable Lender, in accordance with the Adjusted Pro Rata Shares and to pay the Advances Outstanding to the extent required to satisfy any outstanding Borrowing Base Deficiency and any Foreign Currency Required Reduction Amounts, and (y) second, if all Advances Outstanding of all Non-Defaulting Lenders are reduced to zero, to each Lender Agent of a Defaulting Lender Group for the account of the applicable Lender (including any Defaulting Lender), pro rata, to pay the Advances Outstanding to the extent required to satisfy any outstanding Borrowing Base Deficiency and any Foreign Currency Required Reduction Amounts;

(vii) seventh, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, all accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent, any Lender Agent or any Lender under the Transaction Documents;

(viii) eighth, to the Servicer, in payment in full of the accrued Subordinate Servicing Fees (including any unpaid Subordinate Servicing Fees with respect to any prior Remittance Period);

(ix) ninth, to the Administrative Agent for the benefit of the Collateral Agent, Collateral Custodian, Backup Servicer and Account Bank in payment in full of all accrued expenses or other amounts due to the extent not previously paid;

(x) tenth, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, to pay the Advances Outstanding, in connection with any complete or partial refinancing or termination of this Agreement in accordance with Section 2.18;

(xi) eleventh, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender or any other Person making claim for a payment pursuant to the terms hereof, to pay any other amounts due and payable to such Persons (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents;

(xii) twelfth, to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder; and

(xiii) thirteenth, to the Borrower, any remaining amounts.

(b) Principal Payments Prior to the Commitment Termination Date. Prior to the Commitment Termination Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Principal Collections held by the Account Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts (and, with respect Foreign Currency Required Reduction Amounts, in the applicable Currency), calculated as of the most recent Determination Date, in the following order and priority:

(i) first, to the Administrative Agent for distribution to the appropriate Person to pay amounts due under Section 2.04(a)(i) to the extent not paid thereunder;

(ii) second, to the Servicer, in payment in full of the accrued Senior Servicing Fees due under Section 2.04(a)(ii) to the extent not paid thereunder;

(iii) third, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender to pay amounts due under Section 2.04(a)(iii) through (vii) (including, without limitation, any Borrowing Base Deficiency and any Foreign Currency Required Reduction Amounts under clause (vi)) to the extent not paid thereunder;

(iv) fourth, to the Administrative Agent for distribution to the Collateral Agent, the Collateral Custodian, the Backup Servicer and the Account Bank, payment in full of all accrued fees and expenses (including Backup Servicer Succession Expenses) due hereunder and under the Fee Letters to the extent not previously paid;

(v) fifth, to the Administrative Agent and each Lender Agent (for the account of the applicable Lender) to pay any other amounts due and payable to such Persons (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents;

(vi) sixth, to the Account Bank for deposit in the URCA Account, an amount equal to the URCA Shortfall Amount;

(vii) seventh, to the Servicer, in payment in full of the accrued Subordinate Servicing Fees due under Section 2.04(a)(ii) to the extent not paid thereunder;

(viii) eighth, to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder; and

(ix) ninth, to the Borrower, any remaining amounts.

(c) Payment Date Transfers Upon the Occurrence of the Commitment Termination Date. Upon the occurrence of the Commitment Termination Date or, in any case, after the declaration, or automatic occurrence, of the Final Maturity Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer collected funds held by the Account Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts, calculated as of the most recent Determination Date, in the following order and priority:

(i) first, to the Administrative Agent for distribution to the Collateral Agent, the Collateral Custodian, the Backup Servicer and the Account Bank, payment in full of all accrued fees and expenses (including Backup Servicer Succession Expenses and Collateral Agent Expenses) due hereunder, and amounts due under the Fee Letters;

(ii) second, to the Servicer, in payment in full of the accrued Senior Servicing Fees;

(iii) third, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, pro rata, in accordance with the amounts due under this clause, all Yield and the Undrawn Fee accrued and unpaid as of the last day of the related Remittance Period;

(iv) fourth, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, all accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent, any Lender Agent or any Lender under the Transaction Documents;

(v) fifth, during the Amortization Period (and solely to the extent of Revolving Loan Principal Collections actually received in the Collection Account), to the Agent Bank for deposit in the URCA Account, an amount equal to the URCA Shortfall Amount;

(vi) sixth, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, pro rata, to pay the Advances Outstanding until paid in full;

(vii) seventh, to the Administrative Agent for the benefit of the Collateral Agent, Collateral Custodian, Backup Servicer and Account Bank in payment in full of all accrued expenses or other amounts due to the extent not previously paid;

(viii) eighth, to the Administrative Agent and each Lender Agent (for the account of the applicable Lender) to pay any other amounts due and payable to such Persons (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents;

(ix) ninth, to the Servicer, in payment of the accrued Subordinate Servicing Fee and all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder; and

(x) tenth, to the Borrower, any remaining amounts.

(d) Insufficiency of Funds. The parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents, together with interest accrued as set forth in Section 2.08(a), from the Payment Date when due and unpaid hereunder.

Section 2.05 Instructions to the Collateral Agent and the Account Bank. All instructions and directions given to the Collateral Agent or the Account Bank by the Servicer, the Borrower or the Administrative Agent pursuant to Section 2.04 shall be in writing (including instructions and directions transmitted to the Collateral Agent or the Account Bank by telecopy or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.04. The Servicer and the Borrower shall transmit to the Administrative Agent by telecopy or e-mail a copy of all instructions and directions given to the Collateral Agent or the Account Bank by such party pursuant to Section 2.04 substantially currently with the delivery thereof. The Administrative Agent shall transmit to the Servicer and the Borrower by telecopy or e-mail a copy of all instructions and directions given to the Collateral Agent or the Account Bank by the Administrative Agent, pursuant to Section 2.04 substantially currently with the delivery thereof. If either the Administrative Agent or Collateral Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Servicer under Section 2.04 or otherwise pursuant to this Agreement, or upon their respective instructions, it shall so notify the Borrower, the Servicer and the Collateral Agent in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two Business Days, the determination of the Administrative Agent as to such amounts shall be conclusive and binding on the parties hereto absent manifest error. In the event the Collateral Agent or the Account Bank receives instructions from the Servicer or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Agent or the Account Bank, as applicable, shall rely on and follow the instructions given by the Administrative Agent; provided, that the Collateral Agent or the Account Bank, as applicable shall utilize all reasonable efforts to provide prompt notice thereafter to the Administrative Agent, the Servicer the Borrower, and the Collateral Agent or the Account Bank, as applicable, of its receipt of conflicting instructions; provided, that the failure to provide such notice hereunder shall not result in any liability for the Collateral Agent or the Account Bank.

Section 2.06 Borrowing Base Deficiency Payments and Foreign Currency Required Reduction Amounts. (a) In addition to any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms of this Agreement, if, on any day prior to the Collection Date, any Borrowing Base Deficiency exists, then the Borrower may eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination thereof) of the following actions in order to eliminate such Borrowing Base Deficiency as of such date of determination: (i) deposit cash in Dollars into the Principal Collection Account, (ii) repay Advances (together with any Breakage Fees and all accrued and unpaid costs and expenses of the Administrative Agent, the Lender Agents and the Lenders, in each case in respect of the amount so prepaid), (iii) sell Eligible Loan Assets in accordance with Section 2.07, or (iv) subject to the approval of the Administrative Agent in its sole discretion, Pledge additional Eligible Loan Assets. The Administrative Agent shall use all commercially reasonable efforts to respond to any such approval request in a timely manner.

(b) In addition to any other obligation of the Borrower to cure a Foreign Currency Excess Exposure pursuant to the terms of this Agreement, if, on any day prior to the Collection Date, a Foreign Currency Excess Exposure exists (whether as stated in a Servicing Report or pursuant to a calculation made by the Administrative Agent and provided to the Borrower from time to time), then the Borrower shall, within five Business Days from the date of such Foreign Currency Excess Exposure, eliminate such Foreign Currency Excess Exposure in its entirety by effecting one or more (or any combination) of the following actions in an amount at least equal to the Foreign Currency Required Reduction Amounts: (i) deposit cash in the applicable Currency into the Principal Collection Subaccount, (ii) repay Advances in the applicable Currency (together with any Breakage Fees and all accrued and unpaid costs and expenses of the Administrative Agent, the Lender Agents and the Lenders, in each case in respect of the amount so prepaid), (iii) sell Eligible Loan Assets in accordance with Section 2.07, or (iv) subject to the approval of the Administrative Agent in its sole discretion, Pledge additional Eligible Loan Assets. The Administrative Agent shall use all commercially reasonable efforts to respond to any such approval request in a timely manner.

(c) No later than 10:00 a.m. (New York City, New York time) on the Business Day of the proposed repayment of Advances or Pledge of additional Eligible Loan Assets pursuant to Section 2.06(a), the Borrower (or the Servicer on its behalf) shall deliver (i) to the Administrative Agent and Lender Agents (with a copy to the Collateral Agent and the Collateral Custodian), notice of such repayment or Pledge and a duly completed Borrowing Base Certificate, updated to the date such repayment or Pledge is being made and giving pro forma effect to such repayment or Pledge, and (ii) to the Administrative Agent, if applicable, a description of any Eligible Loan Asset and each Obligor of such Eligible Loan Asset to be Pledged and added to the updated Loan Asset Schedule; provided that no more than one repayment under this Section 2.06(c) may be made in any one calendar week. Any notice pertaining to any repayment or any Pledge pursuant to this Section 2.06 shall be irrevocable.

(d) Until such time as any Borrowing Base Deficiency has been cured in full and the Borrowing Base Cure Period is not in effect and no other Event of Default or Unmatured Event of Default has occurred and is continuing, the Borrower shall not request the right to transfer (by sale, dividend, distribution or otherwise), and the Administrative Agent and Collateral Agent shall not grant the release of Lien or the transfer of any Eligible Loan Asset from the Collateral Portfolio.

Section 2.07 Substitution and Sale of Loan Assets; Affiliate Transactions.

(a) Substitutions. The Borrower may, with the consent of the Administrative Agent in its sole discretion, replace any Loan Asset (a “Substitution”) so long as (i) no Suspension Period is continuing or would result from such Substitution, (ii) such Substitution results in Collateral Quality Improvement, (iii) no Event of Default has occurred and is continuing, or would result from such Substitution, and no event has occurred and is continuing, or would result from such Substitution, which constitutes an Unmatured Event of Default, a Foreign Currency Excess Exposure or a Borrowing Base Deficiency and, with respect to a Borrowing Base Deficiency the Borrowing Base Cure Period is not in effect; provided that the Borrower may effect a Substitution as necessary to cure a Foreign Currency Excess Exposure or Borrowing Base Deficiency and terminate the Borrowing Base Cure Period and any related Unmatured Event of Default arising therefrom; and (iv) simultaneously therewith, the Borrower Pledges (in accordance with all of the terms and provisions contained herein) a Substitute Eligible Loan Asset. The Administrative Agent shall use all commercially reasonable efforts to respond to any approval request in a timely manner.

(b) Discretionary Sales. The Borrower may sell Loan Assets from time to time, without the consent of the Administrative Agent to Persons including the Transferor and its Affiliates (a “Discretionary Sale”); so long as (i) the purchase price in cash deposited in the Collection Account with respect to such Discretionary Sale is at least equal to the Outstanding Loan Balance and otherwise complies with the pricing requirements set forth in clause (e) below, (ii) 100% of the net proceeds of such Discretionary Sale (in the same Currency as such Loan Asset, except with respect to a Foreign Currency Loan Asset subject to a Hedging Agreement) shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, (iii) no Suspension Period is continuing or would result from such Discretionary Sale, (iv) such Discretionary Sale results in Collateral Quality Improvement, and (v) no event has occurred and is continuing, or would result from such Discretionary Sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such Discretionary Sale, which constitutes an Unmatured Event of Default, a Foreign Currency Excess Exposure or a Borrowing Base Deficiency and, with respect to a Borrowing Base Deficiency the Borrowing Base Cure Period is not in effect; provided that the Borrower may effectuate a Discretionary Sale as necessary to cure a Foreign Currency Excess Exposure or Borrowing Base Deficiency and terminate the Borrowing Base Cure Period and any Unmatured Event of Default arising therefrom so long as such Loan Asset is sold for an amount at least equal to the Outstanding Loan Balance.

(c) Optional Sales. The Borrower may on any Optional Sale Date, prepay all or portion of the Advances Outstanding in connection with the sale of all or a portion of the Loan Assets in connection with a Permitted Securitization or a Permitted Refinancing (each, an “Optional Sale”), without the consent of the Administrative Agent; so long as (i) the Borrower shall have provided to the Administrative Agent (with a copy to the Collateral Agent and Collateral Custodian) not more than 45 days’ and at least 20 days’ prior written notice of its intent to effect an Optional Sale on the Optional Sale Date, (ii) the purchase price in cash deposited in the Collection Account with respect to the Optional Sale is at least equal to the aggregate Outstanding Loan Balance of the Loan Assets being sold and purchased in connection therewith, and otherwise complies with the pricing requirements set forth in clause (f) below), (ii) 100% of the net proceeds of such Optional Sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, (iii) no Suspension Period or Borrowing Base Cure Period is continuing or would result from such Optional Sale, (iv) no event has occurred and is continuing, or would result from such Optional Sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such Optional Sale, which constitutes an Unmatured Event of Default, a Foreign Currency Excess Exposure or a Borrowing Base Deficiency and (v) such Optional Sale results in Collateral Quality Improvement.

(d) Loan Asset Dividend. The Borrower may, on any Loan Asset Dividend Date, distribute by dividend to its member a portion of the Loan Assets (each, a “Loan Asset Dividend”), without the consent of the Administrative Agent; so long as (i) the Borrower shall have provided to the Administrative Agent (with a copy to the Collateral Agent and Collateral Custodian) not more than 45 days’ and at least 20 days’ prior written notice of its intent to effect a Loan Asset Dividend on the Loan Asset Dividend Date, (ii) no Suspension Period or Borrowing Base Cure Period is continuing or would result from such Loan Asset Dividend, (iii) no event has occurred and is continuing, or would result from such Loan Asset Dividend, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such Loan Asset Dividend, which constitutes an Unmatured Event of Default, a Foreign Currency Excess Exposure or a Borrowing Base Deficiency, (iv) such Loan Asset Dividend results in Collateral Quality Improvement and (v) not more than five days’ and at least two days’ prior to the related Loan Asset Dividend Date the Borrower and the Servicer shall have delivered to the Administrative Agent a written certificate (a “Loan Asset Dividend Certificate”) that (x) lists all Loan Assets to be subject to the Loan Asset Dividend, and (y) certifies on a pro forma basis as of the Loan Asset Dividend Date that, after giving effect to such Loan Asset Dividend, the Loan Equity Cushion is maintained.

(e) Purchase or Substitution of Warranty Loan Assets. If on any day a Loan Asset is (or becomes) a Warranty Loan Asset, subject to the proviso below, no later than 10 days following the earlier of knowledge by the Borrower of such Loan Asset becoming a Warranty Loan Asset or receipt by the Borrower from the Administrative Agent or the Servicer of written notice thereof, the Borrower shall either:

(i) make a deposit to the Collection Account (for allocation pursuant to Section 2.04) in immediately available funds in an amount (in the same Currency as such Warranty Loan Asset, except with respect to a Foreign Currency Loan Asset subject to a Hedging Agreement) equal to (x) the Advance Date Assigned Value multiplied by the principal amount then outstanding of such Loan Asset, plus on such amount interest from the Cut-Off Date at the Yield Rate, and (y) any expenses or fees with respect to such Loan Asset and costs and damages incurred by the Administrative Agent, any Lender Agent or any Lender in connection with any violation by such Loan Asset of any predatory or abusive lending law which is an Applicable Law (a notification regarding the amount of such expenses or fees to be provided by the Administrative Agent to the Borrower); provided that the Administrative Agent shall have the right to determine whether the amount so deposited is sufficient to satisfy the foregoing requirements; or

(ii) with the prior written consent of the Administrative Agent, in its sole discretion, substitute for such Warranty Loan Asset a Substitute Eligible Loan Asset;

provided, that so long as (i) no Event of Default, Unmatured Event of Default, Suspension Period or CQT Non-Qualification Period is continuing or would result therefrom, (ii) the Commitment Termination Date has not occurred and is not scheduled or anticipated to occur within 30 days from the related Cut-Off Date (a “Cure Date”), (iii) the Servicer believes in good faith that such breach of representation or warranty is capable of being rectified prior to the relevant Cure Date, and (iv) the Servicer delivers a written notice to the Administrative Agent setting forth that a breach of one or more representations or warranties relating to a Loan Asset existed as of its related Cut-Off Date (and describing such breach), and that the Servicer is actively seeking to rectify such breach prior to the relevant Cure Date, then (x) the Servicer shall not be required to take the actions set forth in clauses (i) or (ii) above until the relevant Cure Date therefor, and (y) if, prior to such Cure Date the Servicer and the Borrower each certifies to the Administrative Agent that all breaches of representations or warranties that resulted in the occurrence of a Warranty Event have been cured in full, then such Loan Asset shall no longer be considered a “Warranty Loan Asset” hererunder; provided, that until such time, such Loan Asset shall not constitute an Eligible Loan Asset.

(f) Release of Lien. Upon confirmation by the Administrative Agent and Collateral Agent, as the case may be, of:

(i) the delivery by the Borrower of a Substitute Eligible Loan Asset pursuant to a Substitution under Section 2.07(a)(i) and the fulfillment of the other terms and conditions set forth in Section 2.07(a), (g), (h) and (i);

(ii) the deposit of the purchase price in cash (in the same Currency as the related Loan Asset, except with respect to a Foreign Currency Loan Asset subject to a Hedging Agreement) into the Collection Account pursuant to a Discretionary Sale set forth in Section 2.07(b)(i) and the fulfillment of the other terms and conditions set forth in Section 2.07(b), (g), (h) and (i);

(iii) the deposit of the purchase price in cash (in the same Currency as the related Loan Asset, except with respect to a Foreign Currency Loan Asset subject to a Hedging Agreement) into the Collection Account pursuant to an Optional Sale set forth in Section 2.07(c)(ii) and the fulfillment of the other terms and conditions set forth in Section 2.07(c), (g), (h) and (i);

(iv) the deposit of the amounts set forth in Section 2.07(e)(i) in cash into the Collection Account or the delivery by the Borrower of a Substitute Eligible Loan Asset for each Warranty Loan Asset under Section 2.07(e)(i) pursuant to an Optional Sale set forth in Section 2.07(c)(ii) and the fulfillment of the other terms and conditions set forth in Section 2.07(e), (g), (h) and (i); or

(v) the recordation of the dividend of Loan Assets subject to the Loan Asset Dividend on the books and records of the Borrower and the fulfillment of the other terms and conditions set forth in Section 2.07(d), (g), (h) and (i);

(such date of fulfillment, a “Release Date”),

then, the Warranty Loan Asset, or the Loan Assets and related Portfolio Assets subject of the Substitution, Discretionary Sale, Optional Sale or Loan Asset Dividend, as the case may be, shall be removed from the Collateral Portfolio and, as applicable, the Substitute Eligible Loan Asset and related Portfolio Assets shall be included in the Collateral Portfolio. Subject to compliance by the Borrower with the immediately prior sentence, on the Release Date of each subject Loan

Asset or Warranty Loan Asset, as the case may be, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty of any kind or nature, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Loan Asset subject of the Substitution, Discretionary Sale, Optional Sale or Loan Asset Dividend or the Warranty Loan Asset under this Section 2.07 and any related Portfolio Assets and all future monies due or to become due with respect thereto.

(g) Conditions to Sales, Substitutions, Repurchases and Loan Asset Dividend. Any Substitution, Discretionary Sale, Optional Sale or Loan Asset Dividend, or transfer of a Warranty Loan Asset effected pursuant to Sections 2.07(a), (b), (c), (d) or (e) shall be subject to the satisfaction of the following conditions (as certified in writing to the Administrative Agent and Collateral Agent by the Borrower):

(i) the Borrower shall deliver a Borrowing Base Certificate to the Administrative Agent in connection with (and reflecting) such sale, substitution or repurchase demonstrating (other than in the case of the transfer of a Warranty Loan Asset) that no Borrowing Base Deficiency will exist following such sale, substitution or repurchase;

(ii) the Borrower shall deliver a list of all Loan Assets to be sold, substituted, repurchased or subject to dividend;

(iii) no selection procedures adverse to the interests of the Administrative Agent, the Lender Agents or the Lenders were utilized by the Borrower in the selection of the Loan Assets to be sold, repurchased, substituted or subject to dividend;

(iv) Except with respect to (x) an Optional Sale requiring the additional notice set forth in Section 2.07(c) and (y) a Loan Asset Dividend requiring the additional notice set forth in Section 2.07(d), the Borrower shall give two Business Day’s notice of such sale, substitution or repurchase;

(v) the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any sale, substitution or repurchase;

(vi) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(vii) any repayment of Advances Outstanding in connection with any sale, substitution or repurchase of Loan Assets hereunder shall comply with the requirements set forth in Section 2.18;

(viii) with respect to any Warranty Loan Asset, the Borrower shall have made a claim under Section 6.1 of the Contribution Agreement for a repurchase therefor;

(ix) except with respect to a transfer of a Warranty Loan Asset, if a Suspension Period is continuing, the Administrative Agent has consented in writing to such sale, substitution or repurchase, as applicable, in its sole discretion (provided, that in no event may a Loan Asset Dividend occur during a Suspension Period);

(x) except with respect to a transfer of a Warranty Loan Asset, if a CQT Non-Qualification Period is continuing, the Servicer shall have delivered to the Administrative Agent written certification demonstrating that such Substitution, Discretionary Sale or Optional Sale, as the case may be, results in Collateral Quality Improvement (provided, that in no event may a Loan Asset Dividend occur during a CQT Non-Qualification Period);

(xi) the Borrower and the Servicer (on behalf of the Borrower) shall pay the reasonable legal fees and expenses of the Administrative Agent, the Collateral Agent and the Collateral Custodian in connection with any such sale, substitution, repurchase or dividend (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Loan Asset in connection with such sale, substitution, repurchase or dividend);

(xii) with respect to a proposed Loan Asset Dividend, the Borrower and the Servicer shall have delivered, not more than five days’ and at least 2 days’ prior to the related Loan Asset Dividend Date, a Loan Asset Dividend Certificate; and

(xiii) with respect to a proposed Loan Asset Dividend, following the effectuation of the Loan Asset Dividend on the Loan Asset Dividend Date, the Administrative Agent shall be satisfied that (1) each Collateral Quality Test has been either maintained or improved, and (2) the Loan Equity Cushion has been maintained.

(h) Affiliate Transactions. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, the Transferor (or an Affiliate thereof) shall not reacquire from the Borrower and the Borrower shall not transfer to the Transferor or to Affiliates of the Transferor, and none of the Transferor nor any Affiliates thereof will have a right or ability to purchase, the Loan Assets unless (i) such transfer is pursuant to the terms of the Contribution Agreement applicable to Warranty Loan Assets, or on an arms’ length basis and for fair market value in cash, (ii) such transfer is pursuant to (and in compliance with the terms, conditions and requirements set forth in) Section 2.07 hereof, and (iii) to the extent any Loan Asset is sold for less than the Outstanding Loan Balance thereof in cash, the prior written consent of the Administrative Agent has been obtained.

(i) Limitations on Repurchases and Substitutions. (i) The Outstanding Principal Balance of all Loan Assets (other than Warranty Loan Assets) sold pursuant to Section 2.07(b) or substituted pursuant to Section 2.07(a) during the 12-month period immediately preceding the proposed date of sale or substitution (or such lesser number of months as shall have elapsed as of such date) does not exceed 20% of the highest aggregate Outstanding Principal Balance of any month during such 12-month period (or such lesser number of months as shall have elapsed as of such date).

(ii) The Outstanding Principal Balance of all Loan Assets subject to clause (i) or (iii) of the definition of “Value Adjustment Event” (other than Warranty Loan Assets) sold or transferred to the Transferor (or an Affiliate thereof) or substituted pursuant to Section 2.07(a) during the 12-month period immediately preceding the proposed date of sale or substitution (or such lesser number of months as shall have elapsed as of such date) does not exceed 10% of the highest aggregate Outstanding Principal Balance of any month during such 12-month period (or such lesser number of months as shall have elapsed as of such date).

(iii) True Contribution. Notwithstanding anything in this Section 2.07, the Borrower shall not, and the Servicer shall not on the Borrower’s behalf, purchase, sell or substitute any Loan Asset in contravention with the assumptions set forth in the legal opinion of (i) Latham & Watkins LLP, as special counsel to the Borrower, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and “true contribution” of the Loan Assets, and (ii) Richards, Layton & Finger, P.A., as special counsel to the Borrower, issued in connection with the Transaction Documents and relating to the issue of “true contribution” of the Loan Assets.

Section 2.08 Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof so that funds are received by the Lenders no later than 1:00 p.m. on the day when due in Dollars (except, with respect to Foreign Currency Loan Assets not subject to Hedging Agreements, which shall be paid or deposited in the related Foreign Currency) in immediately available funds to the Collection Account, the URCA Account or such other account as is designated by the Administrative Agent. The Borrower or the Servicer, as applicable, shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due to any of the Secured Parties hereunder at 4.0% per annum above the Base Rate (other than with respect to any Advances outstanding, which shall accrue at the Yield Rate), payable on demand, from the date of such nonpayment until such amount is paid in full (as well after as before judgment); provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. All computations of interest and all computations of Yield and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed, other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be.

(c) If any Advance requested by the Borrower and approved by the Administrative Agent and the Lender Agents pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct of, or failure to fund such Advance on the part of, the Lenders, the Administrative Agent or an Affiliate thereof as determined in a final decision by a court of competent jurisdiction, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any loss, cost or expense incurred by such Lender related thereto (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct or failure to fund such Advance on the part of the Lenders, the Administrative Agent or an Affiliate thereof as determined in a final decision by a court of competent jurisdiction), including, without limitation, any loss (including cost of funds and reasonable out-of-pocket expenses but excluding lost profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund Advances or maintain the Advances. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.

Section 2.09 Undrawn Fee. (a) The Borrower shall pay to the Administrative Agent in accordance with Section 2.04 and for the pro rata benefit of each Lender, an undrawn fee (the “Undrawn Fee”) payable in arrears for each Remittance Period, equal to the sum of the products for each day during such Remittance Period of (i) one divided by 360, (ii) the applicable Undrawn Fee Rate on such day, and (iii) the Aggregate Total Commitments minus the Advances Outstanding on such day (such amount, the “Unused Portion”).

Section 2.10 Increased Costs; Capital Adequacy. (a) If, due to either (i) the introduction of or any change that becomes effective following the date hereof (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application following the date hereof of any Applicable Law (including, without limitation, any law or regulation resulting in any interest payments paid to any Lender under this Agreement being subject to any Tax, except for Taxes on the overall net income of such Lender), in each case whether foreign or domestic, including under Basel III or Dodd-Frank, or (ii) the compliance with any guideline or request following the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), including under Basel III or Dodd-Frank, there shall be any increase in the cost to the Administrative Agent, any Lender, any Lender Agent, any Liquidity Bank or any Affiliate, participant, successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, or there shall be any reduction in the amount of any sum received or receivable by an Affected Party under this Agreement, under any other Transaction Document or any Liquidity Agreement, the Borrower shall, from time to time, after written demand by the Administrative Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Party, pay to the Administrative Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments within 10 days after such demand; provided that the amounts payable under this Section 2.10 shall be without duplication of amounts payable under Section 2.11 and shall not include any Excluded Taxes.

(b) If either (i) the introduction of or any change that becomes effective following the date hereof in or in the interpretation, administration or application following the date hereof of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the date hereof, from any central bank, any Governmental Authority or agency, including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy or liquidity, including under Basel III or Dodd-Frank, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy or liquidity), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Administrative Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, any increase in cost or reduction in Yield with respect to any Affected Party caused by regulatory capital allocation adjustments due to FAS 166, 167 and subsequent statements and interpretations shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.10.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.10, (i) any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it, or (ii) the Administrative Agent (whether in its own judgment or at the request of the Majority Lenders) deems it necessary or appropriate to obtain a credit rating on the Revolving Notes, the Borrower shall (x) provide (as promptly as possible and in any event no later than 60 days following receipt by the Borrower of such reasonable request) at least one Rating Agency designated by the Administrative Agent with all information and documents reasonably requested by such Rating Agency (to the extent such information or documents are in the possession of or reasonably available to the Borrower) and otherwise cooperate with such Rating Agency’s review of the Transaction Documents and transactions contemplated hereby, and (y) pay the costs and expenses of such Rating Agency in respect of the rating of the Revolving Notes.

(d) For avoidance of doubt, in connection with the interpretation of clause (a) and (b) of this Section 2.10, any regulatory changes, rules, guidelines or directives under or issued in connection with Basel III or Dodd-Frank will be considered as a “change” hereunder, and will not be treated as having been adopted or having come into effect before the date hereof.

(e) In determining any amount provided for in this Section 2.10, the Affected Party may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Party making a claim under this Section 2.10, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error; provided that no Lender shall be requested to disclose confidential or price sensitive information or any other information, to the extent prohibited by Applicable Law.

(f) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation.

Section 2.11 Taxes. (a) All payments made by an Obligor in respect of a Loan Asset and all payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to any Indemnified Party, then the amount payable to such Person will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made. The foregoing obligation to pay Additional Amounts with respect to payments required to be made by the Borrower or Servicer under this Agreement will not, however, apply with respect to Excluded Taxes.

(b) The Borrower will indemnify from funds available to it pursuant to Section 2.04 (and to the extent the funds available for indemnification provided by the Borrower are insufficient the Servicer, on behalf of the Borrower, will indemnify) each Indemnified Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within 10 days from the date a written invoice therefor is delivered to the Borrower.

(c) Within 30 days after the date of any payment by the Borrower or by the Servicer on behalf of the Borrower of any Taxes, the Borrower or the Servicer, as applicable, will furnish to the Administrative Agent and the Lender Agents at the applicable address set forth on this Agreement, appropriate evidence of payment thereof.

(d) Each Lender (including any assignee thereof) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Servicer two copies of either U.S. Internal Revenue Service Form W-8BEN (claiming the benefits of an applicable tax treaty), W-8IMY, W-8EXP or W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit R to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN, or any subsequent versions thereof or successors thereto, in every case with any required attachments and properly completed and duly executed and claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement. In addition, each Lender (including any assignee thereof) that is not a Non-U.S. Lender shall deliver to the Borrower and the Servicer two copies of U.S. Internal Revenue Service Form W-9, properly completed and duly executed and claiming complete exemption, or shall otherwise establish an exemption, from U.S. backup withholding. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement. In addition, each Lender shall deliver such forms promptly upon receiving notice of the obsolescence, expiration or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Servicer at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Servicer (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower and the Servicer, at the time or times prescribed by applicable law and reasonably requested by the Borrower or the Servicer, such properly completed and executed documentation or information prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate (or otherwise permit the Borrower and the Servicer to determine the applicable rate of withholding), provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If any Lender determines, in its reasonable discretion, that it has received a refund of any Taxes for which it was indemnified by the Borrower pursuant to this Section 2.11 or with respect to which the Borrower or the Servicer has paid Additional Amounts pursuant to this Section 2.11 or Section 2.10, it shall pay to the Borrower or the Servicer, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the Servicer under this Section 2.11 or Section 2.10 with respect to the Taxes or Additional Amounts giving rise to such refund), net of all reasonable out-of-pocket expenses (including additional Taxes, if any) of such Lender, as the case may be, incurred in obtaining such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund)

(g) Without prejudice to the survival of any other agreement of the Borrower and the Servicer hereunder, the agreements and obligations of the Borrower and the Servicer contained in this Section 2.11 shall survive the termination of this Agreement.

Section 2.12 Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Contribution Agreement (and any UCC financing statements filed under or in connection therewith), the Loan Agreements related to each Loan Asset, all other agreements, documents and instruments evidencing, securing or guarantying any Loan Asset and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts or Retained Interest (the “Assigned Documents”). In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, its right to indemnification under Article IX of the Contribution Agreement. The Borrower confirms that until the Collection Date the Collateral Agent (at the direction of the Administrative Agent) on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Contribution Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties. The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall terminate upon the Collection Date.

Section 2.13 Grant of a Security Interest. To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby (a) collaterally assigns and pledges to the Collateral Agent, on behalf of the Secured Parties, and (b) grants a security interest to the Collateral Agent, on behalf of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral Portfolio, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located. For the avoidance of doubt, the Collateral Portfolio shall not include any Excluded Amounts, and the Borrower does not hereby assign, pledge or grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral Portfolio to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio shall not release the Borrower from any of its duties or obligations under the Collateral Portfolio, and (c) none of the Administrative Agent, the Collateral Agent, any Lender (nor its successors and assigns), any Lender Agent, any Liquidity Bank nor any Secured Party shall have any obligations or liability under the Collateral Portfolio by reason of this Agreement, nor shall the Administrative Agent, the Collateral Agent, any Lender (nor its successors and assigns), any Lender Agent, any Liquidity Bank nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 2.14 Evidence of Debt. The Administrative Agent shall maintain, solely for this purpose as the agent of the Borrower, at its address referred to in Section 12.02 a copy of each assignment and acceptance agreement and participation agreement delivered to and accepted by it and a register for the recordation of the names and addresses and interests of the Lenders (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, each Lender and each Lender Agent shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender Agent at any reasonable time and from time to time upon reasonable prior notice. If a Lender sells a participation, the Administrative Agent shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Transaction Documents (the “Participant Register”); provided that the Administrative Agent shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding for all purposes, absent manifest error, and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 2.15 Survival of Representations and Warranties. It is understood and agreed that the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 are made and are true and correct on the date of this Agreement and on each Cut-Off Date unless such representations and warranties are made as of a specific date.

Section 2.16 Release of Loan Assets. (a) The Borrower may obtain the release of (i) any Loan Asset (and the related Portfolio Assets pertaining thereto) removed from the Collateral Portfolio pursuant to a Loan Asset Dividend or sold or substituted in accordance with the applicable provisions of Section 2.07 and any Portfolio Assets pertaining to such Loan Asset and (ii) any Collateral Portfolio that expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account. The Collateral Agent, for the benefit of the Secured Parties, shall at the sole expense of the Borrower and at the direction of the Administrative Agent, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower, give notice of such release to the Collateral Custodian (in the form of Exhibit M) (unless the Collateral Custodian and Collateral Agent are the same Person) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Custodian shall deliver the Required Loan Documents to the Borrower.

(b) Promptly after the Collection Date has occurred, the Collateral Agent (and to the extent that the Borrower identifies Liens held by such Persons, any Lender, Lender Agent or the Administrative Agent), at the direction of the Administrative Agent shall release to the Borrower, for no consideration but at the sole expense of the Borrower, its remaining interests in the Portfolio Assets, free and clear of any Lien resulting solely from an act by the Collateral Agent (and to the extent that the Borrower identifies Liens held by such Persons, any Lender, Lender Agent or the Administrative Agent), but without any other representation or warranty, express or implied, by or recourse against the Collateral Agent, any Lender, any Lender Agent or the Administrative Agent.

Section 2.17 Treatment of Amounts Deposited by the Borrower. Amounts deposited by the Borrower in the Collection Account pursuant to Section 2.07 on account of Loan Assets shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loan Assets hereunder.

Section 2.18 Mandatory and Voluntary Prepayments; Termination. (a) On each of the 12th and 24th Payment Dates following the Scheduled Commitment Termination Date and on the Scheduled Maturity Date, the Borrower shall reduce the Advances Outstanding by depositing in the Collection Account an amount equal to the Amortization Principal Reduction Amount applicable to each such Payment Date.

(b) Except as expressly permitted or required herein, including, without limitation, any repayment necessary to cure a Borrowing Base Deficiency or Foreign Currency Excess Exposure, Advances may only be prepaid in whole or in part at the option of the Borrower at any time by delivering a Notice of Reduction to the Administrative Agent, the Collateral Agent and the Lender Agents at least one Business Day prior to such reduction; provided, that any prepayment of a Foreign Currency Loan Asset not subject to a Hedging Agreement shall be made in the related Foreign Currency. Upon any prepayment, the Borrower shall also pay in full any Breakage Fees (solely to the extent such prepayment occurs on any day other than a Payment Date) and other accrued and unpaid costs and expenses of Administrative Agent, the Lender Agents and Lenders related to such prepayment; provided that no reduction in Advances Outstanding shall be given effect unless (i) sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent, in its sole discretion and (ii) no event has occurred or would result from such prepayment which would constitute an Event of Default or an Unmatured Event of Default. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.18(b) to the payment of any Breakage Fees and to the pro rata reduction of the Advances Outstanding. Any notice relating to any repayment pursuant to this Section 2.18(b) shall be irrevocable.

(c) The Borrower may, at its option, permanently reduce the Aggregate Commitments hereunder upon not less than 15 Business Days’ prior written notice to the Administrative Agent and the Lender Agents, subject to the payment of any Borrowing Base Deficiency or Foreign Currency Excess Exposure resulting from such permanent reduction, together with accrued and unpaid Yield and Breakage Fees (if any) relating thereto, all accrued and unpaid costs and expenses of the Administrative Agent, the Lender Agents and Lenders, to the Administrative Agent for distribution pro rata to each Lender Agent for the account of the applicable Lender; provided, in no event shall the Borrower have the right under this Section 2.18(c) to permanently reduce Aggregate Commitments below 50% of the Maximum Facility Amount as in effect on the Closing Date without the prior written consent of the Majority Lenders. Upon the effectuation of any reduction in Aggregate Commitments, the Administrative Agent shall distribute to each Lender Agent a revised Annex A indicating the pro rata reduction of each Liquidity Bank’s and Institutional Lender’s Commitment effectuated under this Section 2.18(c) (unless a non-pro rata allocation is otherwise agreed to in writing by any Liquidity Bank or Institutional Lender in its sole discretion).

(d) The Borrower may, at its option, terminate this Agreement and the other Transaction Documents upon three Business Days’ prior written notice to the Administrative Agent and the Lender Agents and upon payment in full of all outstanding Advances; all accrued and unpaid Yield; any Breakage Fees; all accrued and unpaid costs and expenses of the Administrative Agent, the Lender Agents and Lenders; and payment of all other Obligations (other than unmatured contingent indemnification obligations). Any termination of this Agreement shall be subject to Section 12.05.

Section 2.19 Collections and Allocations. (a) The Servicer shall promptly identify any collections received as being on account of Interest Collections, Principal Collections or other Available Collections and shall transfer, or cause to be transferred, all Available Collections received directly by it to the Collection Account by the close of business two Business Days after such Collections are received. Upon the transfer of Available Collections to the Collection Account, the Servicer shall segregate Principal Collections and Interest Collections and transfer the same to the Principal Collection Account and the Interest Collection Account, respectively. The Servicer shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account on each Reporting Date in the Servicing Report delivered pursuant to Section 6.08(b).

(b) On the Cut-Off Date with respect to any Loan Asset, the Servicer will deposit into the Collection Account all Available Collections received in respect of Eligible Loan Assets being transferred to and included as part of the Collateral Portfolio on such date.

(c) With the prior written consent of the Administrative Agent (a copy of which will be provided by the Servicer to the Collateral Agent), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent and each Lender Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent and each Lender Agent.

(d) Prior to Notice of Exclusive Control, the Servicer shall, pursuant to written instruction (which may be in the form of standing instructions), direct the Collateral Agent to invest, or cause the investment of, funds on deposit in the Collection Account and the URCA Account in Permitted Investments, from the date of this Agreement until the Collection Date. Absent any such written instruction, such funds shall not be invested. A Permitted Investment acquired with funds deposited in the Collection Account or the URCA Account shall mature not later than the Business Day immediately preceding any Payment Date, and shall not be sold or disposed of prior to its maturity, unless the Servicer determines in its good faith commercial judgment that there is substantial risk of material deterioration of such Permitted Investment. All such Permitted Investments shall be registered in the name of the Account Bank or its nominee for the benefit of the Administrative Agent or Collateral Agent, and otherwise comply with assumptions of the legal opinions of Latham & Watkins LLP and Richards, Layton & Finger, P.A., each dated the Closing Date and delivered in connection with this Agreement; provided that compliance shall be the responsibility of the Borrower and the Servicer and not the Collateral Agent and Account Bank. All income and gain realized from any such investment, as well as any interest earned on deposits in the Collection Account or the URCA Account shall be distributed in accordance with the provisions of Article II hereof. In the event the Borrower or Servicer direct the funds to be invested in investments which are not Permitted Investments, the Borrower shall deposit in the Collection Account or the URCA Account (with respect to investments made hereunder of funds held therein), as the case may be, an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Account Bank, the Collateral Agent, the Administrative Agent, any Lender Agent or any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in the Collection Account or the URCA Account, other than with respect to fraud or their own gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction. The parties hereto acknowledge that the Collateral Agent or the Account Bank or any of their respective Affiliates may receive compensation with respect to the Permitted Investments.

(e) Until the Collection Date, neither the Borrower nor the Servicer shall have any rights of direction or withdrawal, with respect to amounts held in the Collection Account or the URCA Account, except to the extent explicitly set forth in Section 2.04 and Section 2.22.

Section 2.20 Distributions From the URCA Account. (a) On any Business Day prior to the Final Maturity Date, the Servicer may request, and the Collateral Agent hereby directs, the Account Bank to withdraw funds on deposit in the URCA Account and distribute such amount as directed by the Servicer (including for distribution to Solar Capital) for the purpose of the simultaneous (or substantially simultaneous and in any event within one Business Day) funding of loans to Obligors under Revolving Loan Assets that are Eligible Loan Assets in fulfillment of the Unfunded Revolving Commitment thereunder; provided that the following conditions are satisfied:

(i) with respect to each Eligible Loan Asset that is a Revolving Loan Asset being funded, the Availability Period is in effect;

(ii) the Administrative Agent has not commenced the exercise of any remedies following an Event of Default;

(iii) the Unfunded Revolving Commitments are qualified to be reduced dollar-for-dollar by the amount of such withdrawal; and

(iv) the Servicer provides at least one Business Day’s prior written notice to the Administrative Agent, the Collateral Agent and the Account Bank by email (to be received no later than 1:00 p.m. on such day) of the request to withdraw funds from the URCA Account and the amount of such request, accompanied by an URCA Disbursement Request, executed by the Borrower and a Responsible Officer of the Servicer.

(b) On any Determination Date prior to the Final Maturity Date and following the distributions set forth in Section 2.04, the Borrower may request, and the Collateral Agent hereby directs, the Account Bank to withdraw from the URCA Account and distribute all or any portion of the URCA Excess Amounts, as such amount is calculated and certified by the Borrower and the Servicer in the related URCA Disbursement Request to take account of any of the events described in clauses (i), (ii) and (iii) of the defined term “Unfunded Revolving Commitments”; provided that the following conditions are satisfied:

(i) no Servicer Termination Event or Event of Default has occurred and is continuing, and no Unmatured Event of Default exists; and

(ii) the Servicer provides at least one Business Day’s prior written notice to the Administrative Agent, the Collateral Agent and the Account Bank by email (to be received no later than 1:00 p.m. on such day) of the request to withdraw funds from the URCA Account and the amount of such request, accompanied by an URCA Disbursement Request, executed by the Borrower and a Responsible Officer of the Servicer.

(c) On any Business Day during the Amortization Period, the Borrower, at its sole discretion, may request, and the Collateral Agent hereby directs, the Account Bank to withdraw from the URCA Account and distribute all or any portion of the URCA Excess Amounts as requested by the Borrower, to be deposited into the Collection Account.

Upon the occurrence of the Final Maturity Date, the Collateral Agent shall direct the Account Bank to (and if not directed by the Collateral Agent, the Account Bank shall) immediately distribute any and all amounts and securities held in the URCA Account into the Collection Account.

Section 2.21 [Intentionally Omitted].

Section 2.22 Reinvestment of Principal Collections. On the terms and conditions hereinafter set forth as certified in writing to the Collateral Agent, the Administrative Agent and the Lender Agents, prior to the end of the Revolving Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collection Account:

(a) withdraw such funds for the purpose of reinvesting in additional Eligible Loan Assets to be Pledged hereunder; provided that the following conditions are satisfied:

(i) all conditions precedent set forth in Section 3.04 have been satisfied;

(ii) no Servicer Termination Event or Event of Default has occurred and is continuing, or would result from such withdrawal and reinvestment, and no Unmatured Event of Default, Borrowing Base Deficiency or Foreign Currency Excess Exposure exists or would result from such withdrawal and reinvestment (except to the extent such withdrawal and reinvestment will cure such Foreign Currency Excess Exposure or Unmatured Event of Default);

(iii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(iv) the Servicer provides same day written notice to the Administrative Agent and the Collateral Agent by email (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;

(v) the notice required in clause (iv) above shall be accompanied by a Disbursement Request and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Servicer; and

(vi) the Collateral Agent provides to the Administrative Agent by email (to be received no later than 1:30 p.m. on that same day) a statement reflecting the total amount on deposit as of the opening of business on such day in the Principal Collection Account; or

(b) withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.18.

Upon the satisfaction of the applicable conditions set forth in this Section 2.22 (as certified by the Borrower to the Collateral Agent and the Administrative Agent), the Collateral Agent will release funds from the Principal Collection Account to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collection Account on such day.

Section 2.23 Extension of Scheduled Commitment Termination Date. The Borrower may, within 60 days but not less than 45 days prior to the Scheduled Commitment Termination Date, make a request to extend the date set forth in the definition of “Scheduled Commitment Termination Date” for an additional period of one year. The Scheduled Commitment Termination Date may be extended by one year by mutual agreement among the Administrative Agent, each Lender, the Borrower, the Servicer and each of the other parties hereto and in conformance with Section 12.01(b) (such extension, the “Initial Extension”). Following such Initial Extension, the Borrower may, within 60 days but not less than 45 days prior to the Scheduled Commitment Termination Date (as revised by the Initial Extension), make a request to extend the date set forth in the definition of “Scheduled Commitment Termination Date” (as revised by the Initial Extension) for an additional period of one year. The Scheduled Commitment Termination Date (as revised by the Initial Extension) may be extended by one year upon the mutual agreement among the Administrative Agent, each Lender, the Borrower, the Servicer and each of the other parties hereto and in conformance with Section 12.01(b) (such extension, the “Second Extension”). The effectiveness of either the Initial Extension or the Second Extension shall be conditioned upon the payment of an additional fee set forth in the Agent Fee Letter in immediately available funds. The Borrower confirms that each other party hereto, in their sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the Scheduled Commitment Termination Date.

In connection with the Initial Extension or the Second Extension, unless the parties expressly indicate to the contrary, the Scheduled Maturity Date shall be automatically extended by the same extension period, in conformance with Section 12.01(b).

Section 2.24 Defaulting Lenders. If any Liquidity Bank or Institutional Lender becomes a Defaulting Lender, then the provisions of this Section 2.24 will apply to the applicable Defaulting Lender Group until the Default Period has ended, to the extent permitted by Applicable Law:

(a) Each such Defaulting Lender’s right to approve or disapprove any amendment, waiver, or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders, Required Lenders and Section 12.01, including Section 12.01(d).

(b) Until such time as the Default Excess of any such Defaulting Lender Group has been reduced to zero, any prepayment of the aggregate Advances outstanding will be applied to the Advances of the Non-Defaulting Lender Groups in accordance with Section 2.04(a) and (b) in accordance with the Adjusted Pro Rata Shares.

(c) The amount of each such Defaulting Lender’s Commitment and Advances will be excluded for purposes of calculating the Undrawn Fee, and each such Defaulting Lender will not be entitled to receive any Undrawn Fee in connection with such Defaulting Lender’s Commitment for any Default Period relating to such Defaulting Lender.

(d) All or any part of each such Defaulting Lender’s participation in Advances will be reallocated among the Non-Defaulting Lender Groups in accordance with their respective Adjusted Pro Rata Shares, but only to the extent that (i) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower has otherwise notified the Administrative Agent at such time, the Borrower will be deemed to have represented and warranted that such conditions are satisfied at such time); and (ii) such reallocation does not cause the aggregate Advances of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No such reallocation will constitute a waiver or release of any claim of any party under this Agreement against a Defaulting Lender arising from that Lender’s having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) If each of the Administrative Agent, the Servicer and the Borrower agree that a Defaulting Lender has adequately remedied all matters that resulted in it becoming a Defaulting Lender, then the Advances of the Lender Groups will be readjusted to reflect the inclusion of such Defaulting Lender’s Commitment and on such date such Defaulting Lender shall purchase at par so much of the Advances of the other Lender Groups or take such other actions as the Administrative Agent determines to be necessary to cause the aggregate Advances outstanding to be held by the Lender Groups in accordance with their respective Commitments and Pro Rata Shares (without giving effect to Section 2.24(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that notwithstanding Section 2.18(b), neither the Non-Defaulting Lenders nor the Borrower shall be liable for any Breakage Fees that may be incurred in connection with such readjustment of Advances.

(f) No amount of the Commitment of any Liquidity Bank or Institutional Lender will be increased or otherwise affected by, and, except as otherwise expressly provided in this Section 2.24, performance by the Borrower of its obligations under this Agreement and the other Transaction Documents will not be excused or otherwise modified as a result of, any Funding Default or the operation of this Section 2.24. The rights and remedies against a Defaulting Lender under this Section 2.24 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender, Lender Agent or Lender Group may have against such Defaulting Lender with respect to any Funding Default.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Effectiveness. (a) This Agreement shall be effective upon, and no Lender shall be obligated to make any Advance hereunder from and after the Closing Date, nor shall any Lender, the Collateral Custodian, the Backup Servicer or the Administrative Agent be obligated to take, fulfill or perform any other action hereunder, until, the satisfaction of the following conditions precedent, as determined in the sole discretion of, or waived in writing by, the Administrative Agent:

(i) this Agreement, each Liquidity Agreement, each Hedging Agreement, each collateral assignment agreement (including, without limitation, the assignment of the Contribution Agreement) and all other Transaction Documents and all other agreements and opinions of counsel listed on Schedule I hereto or counterparts hereof or thereof shall have been duly executed by, and delivered to, the parties hereto and thereto and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as any Lender Agent shall reasonably request in connection with the transactions contemplated by this Agreement, on or prior to the Closing Date, each in form and substance satisfactory to the Administrative Agent;

(ii) all reasonable up-front expenses and fees (including legal fees, any fees required under the Fee Letters) that are invoiced at or prior to the Closing Date shall have been paid in full;

(iii) all other acts and conditions (including, without limitation, the obtaining of any necessary consents and regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related Transaction Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have occurred in due and strict compliance with all Applicable Law;

(iv) in the reasonable judgment of the Administrative Agent, there has not been any change after the date hereof in Applicable Law which adversely affects any Lender’s or the Administrative Agent’s ability to enter into the transactions contemplated by the Transaction Documents or any Material Adverse Effect or material disruption in the financial, banking or commercial loan or capital markets generally;

(v) any and all information submitted to the Administrative Agent by the Borrower, the Transferor, the Servicer, Solar Management or any of their Affiliates is true, accurate, complete in all material respects and not misleading in any material respect;

(vi) the Administrative Agent shall have received all documentation and other information requested by the Administrative Agent in its sole discretion or required by regulatory authorities with respect to the Borrower, the Transferor and the Servicer under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, all in form and substance reasonably satisfactory to the Administrative Agent and each Lender Agent;

(vii) no material adverse change on the business, assets, financial conditions or performance of the Servicer and its subsidiaries, including the Borrower, on a consolidated basis, or any material portion of the initial proposed Eligible Loan Assets has occurred;

(viii) the results of Administrative Agent’s legal due diligence relating to the Transferor, the Borrower, the Servicer, the Eligible Loan Assets and the transactions contemplated hereunder are satisfactory to Administrative Agent;

(ix) each applicable Lender Agent shall have received a duly executed copy of its Revolving Note, in a principal amount equal to the Commitment of the related Lender;

(x) Each Liquidity Bank whose commercial paper is being rated by one or more Rating Agency shall have received, to the extent required under the terms of such CP Lender’s program documents, the written confirmation of each such Rating Agency that the execution and delivery of this Agreement will not result in a withdrawal or downgrading of the then-current rating of such commercial paper by such Rating Agency;

(xi) The Collection Account (including the Principal Collection Account and Interest Collection Account sub-accounts thereunder) has been established pursuant to the Collection Account Agreement;

(xii) The URCA Account has been established pursuant to the URCA Account Agreement; and

(xiii) the Borrower has a valid ownership interest in the agreed-upon initial pool of Eligible Loan Assets (as set forth in Schedule IV as of the Closing Date).

(b) By its execution and delivery of this Agreement, each of the Borrower and the Servicer hereby certifies that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 have been satisfied.

Section 3.02 Conditions Precedent to All Advances. Each Advance (including the Initial Advance, except as explicitly set forth below) to the Borrower from the Lenders shall be subject to the further conditions precedent that:

(a) On the related Advance Date of such Advance, the following statements shall be true and correct, and the Borrower by accepting any amount of such Advance shall be deemed to have certified that:

(i) the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender Agent (with a copy to the Collateral Custodian and the Collateral Agent) no later than 2:00 p.m. on the Business Day immediately prior to the date of such Advance: (A) a Notice of Borrowing, and (B) a Borrowing Base Certificate;

(ii) If the Advance is in connection with the Pledge of an Eligible Asset on or prior to such Advance Date (and subsequent to the immediately prior Advance Date), the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 2:00 p.m. one Business Day prior to the related Advance Date, (A) a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement) and if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit J) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian and the Backup Servicer within five Business Days of any related Advance Date as to any Loan Assets, (B) an updated Loan Asset Schedule, and (C) a Loan Assignment in the form of Exhibit A to the Contribution Agreement (including Schedule I thereto) and containing such additional information as may be reasonably requested by the Administrative Agent;

(iii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and there exists no breach of any covenant before and after giving effect to the Advance to take place on such Advance Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);

(iv) on and as of such Advance Date, after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, the Advances Outstanding does not exceed the Borrowing Base;

(v) no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from such Advance or application of proceeds therefrom;

(vi) no Borrowing Base Deficiency or Foreign Currency Excess Exposure exists or would result from such Advance;

(vii) no event has occurred and is continuing, or would result from such Advance, which constitutes a Servicer Termination Event or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Servicer Termination Event;

(viii) since the Closing Date, no material adverse change has occurred in the ability of the Servicer, Transferor or the Borrower to perform its obligations under any Transaction Document;

(ix) no Liens exist in respect of Taxes which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Pledged on such Advance Date; and

(x) all terms and conditions of the Contribution Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Advance Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed.

(b) On or prior to such applicable Advance Date, the Servicer shall have provided to the Administrative Agent (which may be provided electronically) the Loan Asset Schedule set forth on Exhibit S with respect to each of the Eligible Loan Assets identified in the applicable Loan Asset Schedule for inclusion in the Collateral Portfolio on the applicable Advance Date.

(c) No Applicable Law shall prohibit, and no order, judgment or decree of any federal, State or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by any Lender or the proposed Pledge of Eligible Loan Assets in accordance with the provisions hereof.

(d) Neither the Commitment Termination Date nor the Final Maturity Date shall have occurred.

(e) The Borrower shall have paid all fees then required to be paid, including all fees required hereunder and under the applicable Fee Letters and shall have reimbursed the Lenders, the Administrative Agent, each Lender Agent, the Collateral Custodian, the Account Bank and the Collateral Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees of outside counsel and any other legal and document preparation costs incurred by the Lenders, the Administrative Agent and each Lender Agent.

(f) On or prior to the Initial Advance, (i) the Minimum Credit Enhancement shall have been established, and (ii) the URCA Account shall have been funded in an amount at least equal to the Unfunded Revolving Commitments.

(g) As of the Ninth Amendment Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower shall be provided to the Administrative Agent.

(h) As of the Ninth Amendment Effective Date, in connection with the acquisition of each Asset Based Loan and within the time periods set forth below, the Borrower or the Servicer (on behalf of the Borrower) shall have retained or shall have caused the Obligor to retain a Nationally Recognized Valuation Firm to calculate the Appraised Value of (A) with respect to any such Loan Asset that has intellectual property, equipment or real property, as the case may be, in its borrowing base, the collateral securing such Loan Asset within twelve (12) months prior to the acquisition of such Loan Asset and the inclusion of such Loan Asset in the Collateral Portfolio and (B) with respect to all other Asset Based Loans, the collateral securing such Loan Asset within six (6) months prior to the acquisition of such Loan Asset and the inclusion of such Loan Asset in the Collateral Portfolio. The Servicer shall report the Nationally Recognized Valuation Firm, appraisal metric and Appraised Value for such Loan Asset to the Administrative Agent (with a copy to each Lender) in the Notice of Borrowing related to such Loan Asset.

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Lender Agent, which right may be exercised at any time on the demand of the applicable Lender Agent, to rescind the related Advance and direct the Borrower to pay to the applicable Lender Agent for the benefit of the applicable Lender an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied or waived in writing.

Section 3.03 Advances Do Not Constitute a Waiver. No Advance made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such an advance unless such waiver is in writing and executed by such Lender.

Section 3.04 Conditions to Pledges of Loan Assets. Each Pledge of an additional Eligible Loan Asset pursuant to Section 2.06, a Substitute Eligible Loan Asset pursuant to Section 2.07(a) or (e), an additional Eligible Loan Asset pursuant to Section 2.22 or any other Pledge of a Loan Asset hereunder shall be subject to the further conditions precedent that (as certified to the Collateral Agent by the Borrower):

(a) the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender Agent (with a copy to the Collateral Custodian and the Collateral Agent) no later than 5:00 p.m. on the date that is one Business Day prior to the related Cut-Off Date: (A) a Borrowing Base Certificate, (B) a Loan Asset Schedule and (C) a Loan Assignment in the form of Exhibit A to the Contribution Agreement (including Schedule I thereto) and containing such additional information as may be reasonably requested by the Administrative Agent;

(b) the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent and the Backup Servicer), no later than 2:00 p.m. one Business Day prior to the related Cut-Off Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement) and if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit J) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian and the Backup Servicer within five Business Days of any related Cut-Off Date as to any Loan Assets;

(c) no Liens exist in respect of Taxes which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Pledged on such Cut-Off Date;

(d) all terms and conditions of the Contribution Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Cut-Off Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed;

(e) no Event of Default or Unmatured Event of Default exists, or would result from such Pledge (other than, with respect to any Pledge of an Eligible Loan Asset necessary to cure a Borrowing Base Deficiency or Foreign Currency Excess Exposure in accordance with Section 2.06, an Unmatured Event of Default arising solely pursuant to such Borrowing Base Deficiency or Foreign Currency Excess Exposure and being cured as a result of such Pledge); and

(f) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 before and after giving effect to the Pledge to take place on such Cut-Off Date, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a) Organization, Good Standing and Due Qualification. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite limited liability company power and authority necessary to own the Loan Assets and the Collateral Portfolio and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement. The Borrower is duly qualified to do business as a limited liability company, and has obtained all licenses and approvals under the laws of the States of Delaware and New York, and in all other jurisdictions necessary to own its assets and to transact the business in which it is engaged, and is duly qualified, and in good standing under the laws of the States of Delaware and New York, and in each other jurisdiction where the transaction of such business or its ownership of the Loan Assets and the Collateral Portfolio and the conduct of its business requires such qualification where the failure to obtain such qualification, licenses or approvals could reasonably be expected to result in a Material Adverse Effect.

(b) Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has the power, authority and legal right to (x) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (y) perform and carry out the terms of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated thereby, and (ii) has taken all necessary action to (x) authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party and (y) grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio on the terms and conditions of this Agreement, subject only to Permitted Liens. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(c) Binding Obligation. This Agreement and each of the other Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity.

(d) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loan Assets or the transfer of an ownership interest or security interest in such Loan Assets, other than such as have been met or obtained and are in full force and effect.

(e) No Violation. The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Collateral Portfolio will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of formation or limited liability company agreement (ii) result in the creation or imposition of any Lien on the Collateral Portfolio other than Permitted Liens or (iii) violate any Applicable Law or (iv) violate any contract or other agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) Selection Procedures. In selecting the Loan Assets to be Pledged pursuant to this Agreement, no selection procedures have been employed by the Borrower or any Affiliate of the Borrower (including the Transferor) which are intended to be adverse to the interests of the Lenders.

(h) Bulk Sales. The grant of the security interest in the Collateral Portfolio by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, and the execution, delivery and performance of this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(i) No Liens. The Collateral Portfolio is owned by the Borrower free and clear of any Liens except for Permitted Liens as provided herein. No effective financing statement or other instrument similar in effect covering any Collateral Portfolio is on file in any recording office except such as may be filed in favor of the Trustee, for the benefit of the Secured Parties, relating to this Agreement or reflecting the transfer of the Collateral Portfolio from the Transferor to the Borrower.

(j) Pledge of Collateral Portfolio. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral Portfolio has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the Pledge of such Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(k) Indebtedness. The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness incurred under the terms of the Transaction Documents or ordinary course business expenses incurred in the ordinary course of business pursuant to the transactions contemplated hereunder and under the other Transaction Documents. Each remittance hereunder by the Borrower with respect to the Obligations to the Secured Parties under or in connection with this Agreement (i) is a payment of a debt or obligation incurred by such Borrower in the ordinary course of business or financial affairs of the Borrower, and (ii) is made in the ordinary course of business or financial affairs of the Borrower.

(l) Sole Purpose. The Borrower has been formed solely for the purpose of engaging in transactions contemplated by this Agreement, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Transaction Documents. The Borrower is not party to any agreements other than the applicable Transaction Documents to which it is a party and the Required Loan Documents in respect of which the Borrower is a lender.

(m) Separate Entity. The Borrower is operated as an entity with assets and liabilities distinct from those of the Transferor and Solar Management, and any Affiliates thereof, and the Borrower hereby acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity from the Transferor and Solar Management, and from each such other Affiliate of the Transferor and Solar Management.

(n) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.

(o) Taxes. The Borrower has filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all material tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed by it (subject to any extensions to file properly obtained by the same) and is not liable for Taxes payable by any other Person. The Borrower has paid or made adequate provisions for the payment of all material Taxes, assessments and other governmental charges made against it or any of its property except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves in accordance with GAAP on its books. No Tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges due and payable by the Borrower, as applicable, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.

(p) Location. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The chief executive office of the Borrower (and the location of the Borrower’s records regarding the Collateral Portfolio (other than those delivered to the Collateral Custodian)) is located at the address set forth under its name in Section 12.02 (or at such other address as shall be designated by such party in a written notice to the other parties hereto).

(q) Tradenames. Except as permitted hereunder, the Borrower’s legal name is as set forth in this Agreement. Except as permitted hereunder, the Borrower has not changed its name since its formation; does not have tradenames, fictitious names, assumed names or “doing business as” names other than as disclosed on Schedule II hereto (as such schedule may be updated from time to time by the Administrative Agent upon receipt of a notice delivered to the Administrative Agent pursuant to Section 5.02(q)); the Borrower’s only jurisdiction of formation is Delaware, and, except as permitted hereunder, the Borrower has not changed its jurisdiction of formation.

(r) Solvency. The Borrower is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The Borrower is Solvent, and the transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent. The Borrower is paying its debts as they become due; and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(s) No Subsidiaries. The Borrower has no Subsidiaries.

(t) Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Transferor in exchange for the purchase of each of the Loan Assets (or any number of them) from the Transferor pursuant to the Contribution Agreement. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to the Transferor and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(u) Reports Accurate. All information relating to the Borrower and prepared or supplied by the Borrower or the Servicer and contained in the Servicer’s Certificates or Servicing Reports, Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Borrower to the Administrative Agent, the Collateral Agent or the Collateral Custodian in connection with this Agreement are, as of their date, accurate, true and correct, and no such document or certificate contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that, solely with respect to written or electronic information furnished by the Borrower which was provided to the Borrower from an Obligor with respect to a Loan Asset, such information need only be accurate, true and correct to the knowledge of the Borrower; provided, further, that the foregoing proviso shall not apply to any information presented in a Servicer’s Certificate, Servicing Report, Notice of Borrowing or Borrowing Base Certificate.

(v) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of Proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(w) No Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral Portfolio contemplated by Section 2.13.

(x) Event of Default/Unmatured Event of Default. No event has occurred which constitutes an Event of Default, and no event has occurred and is continuing which constitutes an Unmatured Event of Default (other than any Event of Default or Unmatured Event of Default which has previously been disclosed to the Administrative Agent as such).

(y) Servicing Standard. Each of the Loan Assets was underwritten or acquired and is being serviced in conformance with the Servicing Standard established under the Credit and Collection Policy and the standard underwriting, credit, collection, operating and reporting procedures and systems of the Servicer or the Transferor.

(z) ERISA. The present value of all vested benefits under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate of the Borrower or to which the Borrower or any ERISA Affiliate of the Borrower contributes or has an obligation to contribute, or has any liability (each, a “Pension Plan”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date for the Pension Plan) determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year. No prohibited transactions (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975, for which an exemption is not available or has not previously been obtained from the United States Department of Labor), failure by the Borrower to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code, withdrawal by the Borrower or any ERISA Affiliate of the Borrower from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or Reportable Events have occurred with respect to any Pension Plan. No notice of intent to terminate a Pension Plan has been filed by the plan administrator under Section 4041 of ERISA, nor has any Pension Plan been terminated under Section 4041 of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate or appointed a trustee to administer a Pension Plan under Section 4042 of ERISA, and no event has occurred or condition exists which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(aa) Allocation of Charges. There is not any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.

(bb) Broker-Dealer. The Borrower is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(cc) Instructions to Obligors. The Collection Account is the only account to which Obligors have been instructed by the Borrower, or the Servicer on the Borrower’s behalf, to send Principal Collections and Interest Collections on the Collateral Portfolio. The Borrower has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, an interest in the Collection Account.

(dd) Contribution Agreement. The Contribution Agreement and the Loan Assignment contemplated therein are the only agreements pursuant to which the Borrower acquires the Collateral Portfolio (other than with respect to a Loan Asset that is a loan or loan participation originated by Borrower). The Borrower accounts for the transfers of Loan Assets under the Contribution Agreement as contributions of such Loan Assets in its books, records and financial statements (although the financial statements of the Borrower and Transferor may be consolidated), in each case consistent with GAAP.

(ee) Investment Company Act. Neither the Borrower nor Solar Capital is required to register as an “investment company” under the provisions of the 1940 Act; provided, that Solar Capital is regulated as a “business development company” under the 1940 Act. Each Advance hereunder and each Loan Asset acquired by the Borrower is an “eligible asset” as defined in Rule 3a-7 under the 1940 Act.

(ff) Compliance with Applicable Law. The Borrower has complied in all material respects with all Applicable Law to which it may be subject, and no item of the Collateral Portfolio contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(gg) Collections. The Borrower acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio transferred or Pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties, until deposited into the Collection Account within two Business Days after receipt as required herein.

(hh) Set-Off, etc. No Loan Asset has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, the Transferor or the Obligor thereof, and no Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower, the Transferor or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral Portfolio otherwise permitted pursuant to Section 6.04(a) of this Agreement and in accordance with the Credit and Collection Policy and the Servicing Standard.

(ii) Full Payment. As of the applicable Cut-Off Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan Asset will not be paid in full.

(jj) Environmental. With respect to each item of Underlying Collateral as of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, to the actual knowledge of a Responsible Officer of the Borrower: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a Federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, none of the Borrower, the Transferor nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(kk) USA PATRIOT Act. Neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(ll) Confirmation from Transferor. The Borrower has received a letter in writing (which letters have been provided to the Administrative Agent for the benefit of the Secured Parties, who are intended third party beneficiaries thereunder) from the Transferor and Solar Management stating that such Persons will not suffer or permit the Borrower to file a voluntary bankruptcy petition under the Bankruptcy Code.

(mm) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects.

(nn) Reaffirmation of Representations and Warranties. On each day that any Advance is made hereunder, the Borrower shall be deemed to have certified that all representations and warranties described in Section 4.01 and Section 4.02 are correct in all material respects on and as of such day as though made on and as of such day, except for any such representations or warranties which are made as of a specific date.

(oo) Security Interest. (i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s rights in the Collateral Portfolio in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Collateral Portfolio is comprised of “instruments”, “security entitlements”, “general intangibles”, “chattel paper”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “deposit accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC) or the proceeds of the foregoing or real property or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(oo);

(iii) with respect to Collateral Portfolio that constitute “security entitlements”:

a. all of such security entitlements have been credited to the Collection Account or the URCA Account and the securities intermediary for the Collection Account or the URCA Account has agreed to treat all assets credited to the Collection Account or the URCA Account as “financial assets” within the meaning of the applicable UCC;

b. to the extent that the Collateral Agent is for any reason not the entitlement holder thereunder, the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Collateral Agent, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in the Collection Account and the URCA Account; and

c. neither the Collection Account nor the URCA Account is in the name of any Person other than the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties. The securities intermediary of the Collection Account and the URCA Account, which is a “securities account” under the UCC, has agreed to comply with the entitlement orders and instructions of the Borrower, the Servicer and the Collateral Agent (acting at the direction of the Administrative Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a Notice of Exclusive Control by the Collateral Agent (acting at the direction of the Administrative Agent), the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments.

(iv) each of the Collection Account and the URCA Account constitutes a “securities account” or “deposit account” as defined in the applicable UCC;

(v) the Borrower, the Account Bank and the Collateral Agent, on behalf of the Secured Parties, have entered into the Collection Account Agreement; and the Collection Account Agreement, together with this Agreement, grants to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collection Account;

(vi) the Borrower, the Account Bank and the Collateral Agent, on behalf of the Secured Parties, have entered into the URCA Account Agreement; and the URCA Account Agreement, together with this Agreement, grants to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the URCA Account;

(vii) [Intentionally Omitted];

(viii) the Borrower owns and has good and marketable title to (or with respect to assets securing any Loan Assets, a valid security interest in) the Collateral Portfolio free and clear of any Lien (other than Permitted Liens) of any Person;

(ix) the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Collateral Agent, on behalf of the Secured Parties;

(x) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral Portfolio and that portion of the Loan Assets in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement; provided that filings in respect of real property shall not be required;

(xi) other than as expressly permitted by the terms of this Agreement and the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral Portfolio. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral Portfolio other than any financing statement (A) relating to the security interests granted to the Borrower under the Contribution Agreement, (B) that has been terminated or fully and validly assigned to the Collateral Agent on or prior to the date hereof, or (C) reflecting the transfer of assets on a Release Date pursuant to (and simultaneously with or subsequent to) the consummation of any transaction contemplated under (and in compliance with the conditions set forth in) Section 2.07. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;

(xii) all original executed copies of each underlying promissory note or copies of each Loan Asset Register, as applicable, that constitute or evidence each Loan Asset has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(xiii) other than in the case of Noteless Loan Assets, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the bailee of the Collateral Agent, is holding the underlying promissory notes that constitute or evidence the Loan Assets solely on behalf of and for the Collateral Agent, for the benefit of the Secured Parties;

(xiv) none of the underlying promissory notes, or Loan Asset Registers, as applicable, that constitute or evidence the Loan Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties;

(xv) with respect to any Collateral Portfolio that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Custodian, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and

(xvi) with respect to any Collateral Portfolio that constitutes an “uncertificated security”, that the Borrower shall cause the issuer of such uncertificated security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security, or enter into a control agreement granting a perfected first Lien in such uncertificated security in a manner acceptable to the Collateral Agent and the Administrative Agent.

(pp) No Other Agreements. As of the Closing Date, the Borrower is not party to any agreements other than the applicable Transaction Documents to which it is a party and the Required Loan Documents in respect of which the Borrower is a lender.

(qq) Sanctions, Anti-Money Laundering and Anti Bribery and Corruption. (i) The Borrower has not taken and to the knowledge of the Borrower, no director, officer, agent, employee, controlled affiliate or other person acting on behalf of the Borrower has taken, any action, directly or indirectly, that could reasonably be expected to result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and policies and procedures are in place designed to ensure compliance therewith. No part of the proceeds of the Advances will be used by the Borrower, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

(ii) The operations of the Borrower are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements, including the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Borrower conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

(iii) The Borrower is not, and to the knowledge of the Borrower, no director, officer, agent, employee or controlled affiliate of the Borrower is (i) a Person, or controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that have been publicly identified as being currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by Her Majesty’s Treasury of the United Kingdom) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”). The Borrower will not, directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by, or could reasonably be expected to result in the imposition of Sanctions against, any individual or entity (including any Secured Party).

(iv) The Borrower has not engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding three years, nor does the Borrower have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country.

(rr) Beneficial Ownership Certificate. As of the Ninth Amendment Effective Date, to the extent required to be delivered pursuant to Section 3.02(g), the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.02 Representations and Warranties of the Borrower Relating to the Agreement and the Collateral Portfolio. The Borrower (and the Servicer, with respect to clauses (b)(ii) below) hereby represent and warrant, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and any date which Loan Assets are Pledged hereunder and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, which upon the delivery of the Required Loan Documents to the Collateral Custodian, the crediting of Loan Assets to the Collection Account and the filing of the financing statements, shall be a valid and first priority perfected security interest in the Loan Assets forming a part of the Collateral Portfolio and in that portion of the Loan Assets in which a security interest may be perfected by filing a UCC financing statement subject only to Permitted Liens. Neither the Borrower nor any Person claiming through or under Borrower shall have any claim to or interest in the Collection Account and, if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Borrower in such property as a debtor for purposes of the UCC. The Collection Account Agreement, together with this Agreement, grants to the Collateral Agent for the benefit of the Secured Parties a first priority perfected security interest in the Collection Account. The URCA Account Agreement, together with this Agreement, grants to the Collateral Agent for the benefit of the Secured Parties a first priority perfected security interest in the URCA Account.

(b) Eligibility of Collateral Portfolio. (i) The Loan Asset Schedule and the information contained in each Notice of Borrowing, is an accurate and complete listing of all the Loan Assets contained in the Collateral Portfolio as of the related Cut-Off Date and the information contained therein with respect to the identity of such item of Collateral Portfolio and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each Loan Asset designated on any Borrowing Base Certificate as an Eligible Loan Asset and each Loan Asset included as an Eligible Loan Asset in any calculation of Borrowing Base, Borrowing Base Deficiency or Foreign Currency Excess Exposure is an Eligible Loan Asset and (iii) with respect to each item of Collateral Portfolio, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the transfer of a security interest in each item of Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect. For the avoidance of doubt, any inaccurate representation that a Loan Asset is an Eligible Loan Asset hereunder or under the Contribution Agreement shall not constitute an Event of Default if the Borrower complies with Section 2.07(e) hereunder and the Transferor complies with Section 6.1 of the Contribution Agreement (subject to the grace period set forth in such provisions); provided that any such Loan Asset will not be included in the calculation of the Borrowing Base during such grace period.

(c) No Fraud. Each Loan Asset was originated without any fraud or misrepresentation by the Transferor or the Borrower or, to the best of the Borrower’s knowledge, on the part of the Obligor.

Section 4.03 Representations and Warranties of the Servicer. The Servicer hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a) Organization and Good Standing. The Servicer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland (except as such jurisdiction is changed as permitted hereunder), with all requisite corporate power and authority necessary to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Servicer is duly qualified to do business as a corporation, and has obtained all necessary licenses and approvals in the State of New York and in all other jurisdictions in which the ownership or lease of its property and the conduct of its business requires such qualification, licenses or approvals, except where the failure to obtain such qualification, licenses or approvals could reasonably be expected to result in a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (x) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (y) carry out the terms of this Agreement and the other Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d) Binding Obligation. This Agreement and each of the other Transaction Documents to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity.

(e) No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s articles of incorporation or by-laws, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such contractual obligation, other than this Agreement, (iii) violate any Applicable Law or (iv) violate any contract or other agreement to which the Servicer is a party or by which the Servicer or any property or assets of the Servicer may be bound.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Servicer, threatened against the Servicer or any properties of the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Servicer of this Agreement or any other Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loan Assets or the transfer of an ownership interest or security interest in such Loan Assets, other than such as have been met or obtained and are in full force and effect.

(h) Reports Accurate. All Servicer’s Certificates, Servicing Reports (with respect to information prepared or supplied by the Borrower or the Servicer), Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Administrative Agent, the Collateral Agent or the Collateral Custodian in connection with this Agreement are, as of their date, accurate, true and correct, and no such document or certificate contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, that solely with respect to written or electronic information furnished by the Servicer that was provided to the Servicer from an Obligor with respect to a Loan Asset, such information is accurate, true and correct to the best knowledge of the Servicer. Each Loan Asset designated on any Servicing Report as an Eligible Loan Asset and each Loan Asset included as an Eligible Loan Asset in any calculation of Borrowing Base, Borrowing Base Deficiency and Foreign Currency Excess Exposure in any Servicing Report is an Eligible Loan Asset.

(i) Servicing Standard. The Servicer has complied in all material respects with the Credit and Collection Policy and the Servicing Standard with regard to the servicing of the Loan Assets.

(j) Collections. The Servicer acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio transferred or Pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties, until deposited into the Collection Account as promptly as possible and in any event within two Business Days from receipt as required herein.

(k) Bulk Sales. The execution, delivery and performance of this Agreement is in the ordinary course of business for the Servicer and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(l) Solvency. The Servicer is Solvent and not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent.

(m) Taxes. The Servicer has filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all material tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed by it (subject to any extensions to file properly obtained by the same). The Servicer has paid or made adequate provisions for the payment of all material Taxes, assessments and other governmental charges due made against it or any of its property except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves in accordance with GAAP on the books of the Servicer. No Tax lien or similar adverse claim has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to any such Tax, assessment or other governmental charge.

(n) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(o) Security Interest. The Servicer has taken and will take all steps necessary to ensure that the Borrower has granted and will maintain a security interest (as defined in the UCC) to the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement prior to all other Liens other than Permitted Liens. Upon the filing of UCC-1 financing statements naming the Collateral Agent as secured party and the Borrower as debtor, the Collateral Agent, for the benefit of the Secured Parties, shall have a valid and first priority perfected security interest in the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing a financing statement (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing have been (or prior to the applicable Advance will be) made.

(p) ERISA. The present value of all vested benefits under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Servicer or any ERISA Affiliate of the Servicer or to which the Servicer or any ERISA Affiliate of the Servicer contributes or has an obligation to contribute, or has any liability (each, a “Servicer Pension Plan”) does not exceed the value of the assets of the Servicer Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date for the Servicer Pension Plan) determined in accordance with the assumptions used for funding such Servicer Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year. No prohibited transactions (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975, for which an exemption is not available or has not previously been obtained from the United States Department of Labor), failure by the Servicer to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code, withdrawal by the Servicer or any ERISA Affiliate of the Servicer from a Servicer Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or Reportable Events have occurred with respect to any Servicer Pension Plan. No notice of intent to terminate a Servicer Pension Plan has been filed by the plan administrator under Section 4041 of ERISA, nor has any Servicer Pension Plan been terminated under Section 4041 of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate or appointed a trustee to administer a Servicer Pension Plan under Section 4042 of ERISA, and no event has occurred or condition exists which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Servicer Pension Plan.

(q) USA PATRIOT Act. Neither the Servicer nor any Affiliate of the Servicer is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(r) Environmental. With respect to each item of Underlying Collateral as of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, to the actual knowledge of a Responsible Officer of the Servicer: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a Federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, none of the Borrower, the Transferor nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(s) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.

(t) Instructions to Obligors. The Collection Account is the only account to which Obligors have been instructed by the Servicer on the Borrower’s behalf to send Principal Collections and Interest Collections on the Collateral Portfolio. The Servicer has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, an interest in the Collection Account

(u) Allocation of Charges. There is not any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.

(v) Servicer Termination Event. No event has occurred which constitutes a Servicer Termination Event (other than any Servicer Termination Event which has previously been disclosed to the Administrative Agent as such).

(w) Broker-Dealer. The Servicer is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(x) Compliance with Applicable Law. The Servicer has complied in all respects with all Applicable Law to which it may be subject, and no item in the Collateral Portfolio contravenes in any respect any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(y) Sanctions, Anti-Money Laundering and Anti Bribery and Corruption. (i) Neither the Servicer nor any of its Subsidiaries nor, to the knowledge of the Servicer, any director, officer, agent, employee, controlled affiliate or other person acting on behalf of the Servicer or any of its Subsidiaries has taken any action, directly or indirectly, that could reasonably be expected to result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and policies and procedures are in place designed to ensure compliance by the Servicer and its Subsidiaries therewith.

(ii) The operations of the Servicer and its Subsidiaries are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements, including the Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Servicer or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Servicer, threatened.

(iii) Neither the Servicer nor any of its Subsidiaries nor, to the knowledge of the Servicer, any director, officer, agent, employee or controlled affiliate of the Servicer or any of its Subsidiaries (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more Sanctioned Persons that have been publicly identified as being currently the subject of Sanctions, or (ii) is located, organized or resident in a Sanctioned Country that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that Sanctioned Country. The Servicer will not, directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by, or could reasonably be expected to result in the imposition of Sanctions against, any individual or entity (including any Secured Party).

(iv) Neither the Servicer nor any of its Subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding three years, nor does the Servicer or any of its Subsidiaries have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country.

Section 4.04 Representations and Warranties of each Lender. Each Lender hereby individually represents and warrants, as to itself, that it, acting for its own account, in the aggregate owns and invests on a discretionary basis, not less than $25,000,000 in investments. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Advances made hereunder shall constitute a “loan” and not a “security” for purposes of Section 8-102(15) of the UCC.

Section 4.05 Representations and Warranties of the Collateral Custodian. The Collateral Custodian in its individual capacity and as the Collateral Custodian represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity.

Section 4.06 Representations and Warranties of the Backup Servicer. The Backup Servicer in its individual capacity and as Collateral Custodian represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Backup Servicer under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Backup Servicer, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Backup Servicer is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Backup Servicer, required in connection with the execution and delivery of this Agreement, the performance by the Backup Servicer of the transactions contemplated hereby and the fulfillment by the Backup Servicer of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Backup Servicer in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V

GENERAL COVENANTS

Section 5.01 Affirmative Covenants of the Borrower. From the Closing Date until the Collection Date:

(a) Organizational Procedures and Scope of Business. The Borrower will observe all organizational procedures required by its certificate of formation, limited liability company agreement and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower will limit the scope of its business to: (i) the acquisition of Eligible Loan Assets and the ownership and management of the Portfolio Assets and the related assets in the Collateral Portfolio; (ii) the sale, transfer or other disposition of Loan Assets as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Loan Agreements to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loan Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

(b) Special Purpose Entity Requirements. The Borrower will at all times: (i) maintain at least one Independent Director; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from the Transferor and any other Person (although, in connection with certain advertising, filings and marketing, the Borrower may be identified as a Subsidiary of Solar Capital); (iv) have a Board of Directors separate from that of the Transferor and any other Person; (v) file its own tax returns, if any, as may be required under Applicable Law, to the extent it is (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division or disregarded entity for Tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law in accordance with the terms of this Agreement; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence (although, in connection with certain advertising, filings and marketing, the Borrower may be identified as a Subsidiary of Solar Capital); (viii) maintain separate financial statements, except to the extent that the Borrower’s financial and operating results are consolidated with those of Solar Capital in consolidated financial statements; (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s-length relationship with its Affiliates and the Transferor; (xi) pay the salaries of its own employees, if any; (xii) not hold out its credit or assets as being available to satisfy the obligations of others; (xiii) allocate fairly and reasonably any overhead for shared office space; (xiv) use separate stationery, invoices and checks (although, in connection with certain advertising and marketing, the Borrower may be identified as a Subsidiary of Solar Capital); (xv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xvi) correct any known misunderstanding regarding its separate identity; (xvii) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xviii) cause its Board of Directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe in all material respects all other Delaware limited liability company formalities; (xix) not acquire the obligations or any securities of its Affiliates; and (xx) cause the directors, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower. Where necessary, the Borrower will obtain proper authorization from its members for limited liability company action.

(c) Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain in good standing as a limited liability company under the laws of its jurisdiction of formation, and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under Applicable Law.

(d) Compliance with Legal Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Latham & Watkins LLP and Richards, Layton & Finger, P.A., each as special counsel to the Borrower and issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and “true contribution” of the Loan Assets, as applicable.

(e) Deposit of Collections. The Borrower shall promptly (but in no event later than two Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.

(f) Disclosure of Purchase Price. The Borrower shall disclose to the Administrative Agent the purchase price for each Loan Asset proposed to be transferred to the Borrower pursuant to the terms of the Contribution Agreement.

(g) Compliance With Loan Agreements. The Borrower will act in conformity with all material terms and conditions of the Loan Agreements and Required Loan Documents.

(h) Obligor Defaults and Bankruptcy Events. The Borrower shall give, or shall cause the Servicer to give, notice to the Administrative Agent within five Business Days of the Borrower’s, the Transferor’s or the Servicer’s actual knowledge of the occurrence of any default by an Obligor under any Loan Asset, including any payment default or Bankruptcy Event with respect to any Obligor under any Loan Asset.

(i) Required Loan Documents. The Borrower shall deliver to the Collateral Custodian and the Backup Servicer a hard copy of the Required Loan Documents and the Loan Asset Checklist pertaining to each Loan Asset within five Business Days of the Cut-Off Date pertaining to such Loan Asset.

(j) Taxes. The Borrower will file or cause to be filed its tax returns and pay any and all Taxes imposed on it or its property as required by the Transaction Documents (except as contemplated in Section 4.01(o)).

(k) Notice of Event of Default. The Borrower shall notify the Administrative Agent (with a copy to the Collateral Agent) with prompt (and in any event within one Business Day) written notice of the occurrence of each Event of Default of which the Borrower has knowledge or has received notice. In addition, no later than two Business Days following the Borrower’s knowledge or notice of the occurrence of any Event of Default, the Borrower will provide to the Administrative Agent (with a copy to the Collateral Agent) a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(l) Notice of Material Events. The Borrower shall promptly notify the Administrative Agent of any event or other circumstance that is reasonably likely to have a Material Adverse Effect.

(m) Notice of Income Tax Liability. The Borrower shall furnish to the Administrative Agent telephonic notice within 10 Business Days (confirmed in writing within five Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments (i) to the Tax liability of Solar Capital or any “affiliated group” (within the meaning of Section 1504(a)(1) of the Code) of which Solar Capital is a member in an amount equal to or greater than $10,000,000 in the aggregate, or (ii) to the Tax liability of the Borrower itself in an amount equal to or greater than $500,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.

(n) Notice of Auditors’ Management Letters. The Borrower shall promptly notify the Administrative Agent after the receipt of any auditors’ management letters received by the Borrower or by its accountants.

(o) Notice of Breaches of Representations and Warranties under this Agreement. The Borrower shall, upon receipt of notice or discovery thereof, promptly notify the Administrative Agent if any representation or warranty set forth in Section 4.01 or Section 4.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent and the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(p) Notice of Breaches of Representations and Warranties under the Contribution Agreement. The Borrower confirms and agrees that the Borrower will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent and the Collateral Agent a notice of (i) any breach of any representation, warranty, agreement or covenant under the Contribution Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach.

(q) Notice of Proceedings. The Borrower shall notify the Administrative Agent, as soon as possible and in any event within three Business Days, after the Borrower receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower, the Servicer or the Transferor or any of their Affiliates. For purposes of this Section 5.01(p), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower in excess of $500,000 shall be deemed to be material and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer or the Transferor or any of their Affiliates (other than the Borrower) in excess of $25,000,000 shall be deemed to be material.

(r) Notice of ERISA Reportable Events. The Borrower shall promptly notify the Administrative Agent after receiving notice of the occurrence of any Reportable Event with respect to any Pension Plan except as would not reasonably be expected to result in a Material Adverse Effect, and provide the Administrative Agent with a copy of such notice.

(s) Notice of Accounting Changes. As soon as possible and in any event within three Business Days after the effective date thereof, the Borrower will provide to the Administrative Agent notice of any change in the accounting policies of the Borrower.

(t) Additional Documents. The Borrower shall provide the Administrative Agent with copies of such documents as the Administrative Agent may reasonably request evidencing the truthfulness of the representations set forth in this Agreement.

(u) Protection of Security Interest. With respect to the Collateral Portfolio acquired by the Borrower, the Borrower will (i) acquire such Collateral Portfolio pursuant to and in accordance with the terms of the Contribution Agreement, (ii) at the expense of the Servicer, on behalf of the Borrower take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral Portfolio free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Servicer, on behalf of the Borrower) effective financing statements against the Transferor in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) at the expense of the Servicer, on behalf of the Borrower, take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Collateral Agent (for the benefit of the Secured Parties) in the Borrower’s interests in all of the Collateral Portfolio being Pledged hereunder including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral Portfolio (which may include an “all asset” filing), and naming the Borrower as debtor and the Collateral Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof), (iv) permit the Administrative Agent or its agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable advance notice examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters, and (v) take all additional action that the Administrative Agent or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral Portfolio, or to enable the Administrative Agent or the Collateral Agent to exercise or enforce any of their respective rights hereunder.

(v) Liens. The Borrower will promptly notify the Administrative Agent of the existence of any Lien on the Collateral Portfolio (other than Permitted Liens) and the Borrower shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Collateral Portfolio against all claims of third parties.

(w) Other Documents. At any time from time to time upon prior written request of the Administrative Agent, at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest (subject only to Permitted Liens) granted hereunder and of the rights and powers herein granted (including, among other things, authorizing the filing of such UCC financing statements as the Administrative Agent may request) and provide any and all additional information requested by the Administrative Agent or any Lender that is reasonably available to it and reasonably required for compliance with the requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel II or Basel III.

(x) Compliance with Applicable Law. The Borrower shall at all times comply in all material respects with all Applicable Law applicable to Borrower or any of its assets (including, without limitation, Environmental Laws, the Applicable Laws set forth in Section 4.01(qq), and all federal securities laws), and Borrower shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(y) Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP. The Borrower shall account for transfers to it from the Transfer of Loan Assets under the Contribution Agreement as contributions of such Loan Assets in its books, records and financial statements (although the financial statements of the Borrower and Transferor may be consolidated), in each case consistent with GAAP.

(z) Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(aa) Performance of Covenants. The Borrower shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. The Borrower shall pay and discharge all Taxes, levies, liens and other charges on it or its assets and on the Collateral Portfolio that, in each case, in any manner would create any lien or charge upon the Collateral Portfolio, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(bb) Tax Treatment. The Borrower, the Transferor and the Lenders shall treat the Advances advanced hereunder as indebtedness of the Borrower (or, so long as the Borrower is treated as a disregarded entity for U.S. federal income tax purposes, as indebtedness of the entity of which it is considered to be a part) for U.S. federal income tax purposes and to file any and all tax forms in a manner consistent therewith.

(cc) Maintenance of Records. The Borrower will maintain records with respect to the Collateral Portfolio and the conduct and operation of its business with no less a degree of prudence than if the Collateral Portfolio were held by the Borrower for its own account and will furnish the Administrative Agent, upon the reasonable request by the Administrative Agent, information with respect to the Collateral Portfolio and the conduct and operation of its business.

(dd) Obligor Notification Forms. The Borrower shall furnish the Collateral Agent and the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion on the Collateral Agent’s behalf, after the occurrence and during the continuance of an Event of Default or the Facility Maturity Date) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral Portfolio and the obligation to make payments as directed by the Administrative Agent on the Collateral Agent’s behalf.

(ee) Officer’s Certificate. On each anniversary of the date of this Agreement, the Borrower shall deliver an Officer’s Certificate, in form and substance acceptable to the Administrative Agent, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral Portfolio perfected by filing of a UCC financing statement other than in favor of the Collateral Agent and (ii) a certification, based upon a review and summary of tax and judgment lien searches satisfactory to the Administrative Agent, that there is no other interest in the Collateral Portfolio based on any tax or judgment lien.

(ff) Continuation Statements. The Borrower shall, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Schedule I hereto or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i) authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Collateral Agent and the Administrative Agent an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Schedule I with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

(gg) Disregarded Entity. The Borrower will be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b), and neither the Borrower nor any other Person on its behalf shall make an election to be, or take any other action that is reasonably likely to result in the Borrower being, treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(hh) Audits. Annually (or more frequently as the Administrative Agent, for itself and as agent for the Lenders may require after the occurrence of and during the continuance of an Event of Default) and at the sole cost and expense of the Borrower (i) cause an independent nationally recognized accounting firm or an independent audit and consulting firm specializing in securitization transactions reasonably satisfactory to the Administrative Agent, to enter the premises of the Borrower and any Person to whom the Borrower delegates all or any portion of its duties under any Transaction Document to which it is a party and examine and audit the books, records and accounts of the Borrower and such other Person relating to its business, financial condition, operations and the Borrower’s and such other Person’s performance under the Transaction Documents to which it is a party, (ii) permit such firm to discuss the Borrower’s and such other Person’s affairs and finances with the officers, partners, employees and accountants of any of them, (iii) cause such firm to provide to the Administrative Agent and each Lender Agent, with a report in respect of the foregoing, which shall be in form and scope reasonably satisfactory to the Administrative Agent, and (iv) authorize such firm to discuss such affairs, finances and performance with representatives of the Administrative Agent and Lender Agent and their designees.

(ii) Access to Records. Annually (or more frequently as the Administrative Agent, for itself and as agent for the Lenders may require after the occurrence of and during the continuance of a Default or an Event of Default) permit the Administrative Agent, the Lender Agents or any Person designated by the Administrative Agent or the Lender Agents to, upon reasonable advance notice and during normal hours, visit and inspect at reasonable intervals its and any Person to which it delegates any of its duties under the Transaction Documents to which it is a party books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Transaction Documents to which it is a party and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, all as often as the Administrative Agent or the Lender Agents, as the case may be, may reasonably request; provided, that, the Administrative Agent and the Lender Agents shall use all reasonable efforts to coordinate their inspections; provided, however, that if under the terms of any agreement with any Person which is not an Affiliate of the Borrower or Transferor to whom the Borrower has delegated any of its duties under any Transaction Document, only the Borrower or the Transferor, as the case may be, is permitted to visit and inspect such Person’s books, records and accounts, it shall at the request of the Administrative Agent or any Lender Agent, exercise or cause the Transferor or the Borrower, as the case may be, to exercise the rights specified in this Section 5.01(ii) on behalf of such requesting parties, as frequently as the terms of any such agreement permit, but in no event less frequently than annually.

(jj) Beneficial Ownership Regulation. Promptly following any request therefor, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver to the Administrative Agent information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

Section 5.02 Negative Covenants of the Borrower. From the Closing Date until the Collection Date:

(a) Special Purpose Requirements. Except as otherwise permitted by this Agreement, the Borrower shall not (i) guarantee any obligation of any Person, including any Affiliate; (ii) engage, directly or indirectly, in any business, other than the actions to be performed under the Transaction Documents or with respect to the Loan Assets or, in each case, as may be necessary or appropriate in connection therewith; (iii) incur, create or assume any Indebtedness, other than Indebtedness incurred under the Transaction Documents; (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Borrower may invest in those Loan Assets and other investments permitted under the Transaction Documents; (v) become insolvent or fail to pay its debts and liabilities from its assets when due; (vi) create, form or otherwise acquire any Subsidiaries or (vii) release, sell, transfer, convey or assign any Loan Asset unless in accordance with the Transaction Documents.

(b) Requirements for Material Actions. The Borrower shall at all times maintain at least one Independent Director, shall not fail to provide (and at all times the Borrower’s organizational documents shall reflect) that the unanimous consent of all members (including the consent of the Independent Director) is required for the Borrower to (i) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (v) make any assignment for the benefit of the Borrower’s creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any action in furtherance of any of the foregoing.

(c) Protection of Title. The Borrower shall not take any action which would directly or indirectly impair or adversely affect Borrower’s title to the Collateral Portfolio.

(d) Transfer Limitations. The Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral Portfolio to any person other than the Collateral Agent for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral Portfolio with any person other than the Administrative Agent and the Lender Agents, in each case, except as otherwise expressly permitted by the terms of this Agreement.

(e) Liens. The Borrower shall not create, incur or permit to exist any Lien in or on any of the Collateral Portfolio subject to the Lien granted by the Borrower pursuant to this Agreement, other than Permitted Liens.

(f) Organizational Documents. The Borrower shall not modify or terminate any of the organizational or operational documents of the Borrower without the prior written consent of the Administrative Agent.

(g) Merger, Acquisitions, Sales, etc. The Borrower shall not amend its certificate of formation or operating agreement, change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than pursuant to Section 2.07), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Majority Lenders.

(h) Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than to distribute such proceeds to the Transferor in connection with the contribution of an Eligible Loan Asset by the Transferor pursuant to the Contribution Agreement (so long as such distribution is permitted pursuant to Section 2.04).

(i) Limited Assets. The Borrower shall not hold or own any assets that are not part of the Collateral Portfolio or powers and rights incidental to the Transaction Documents other than Loan Assets sold, substituted, distributed or repurchased in accordance with the requirements of Sections 2.07.

(j) Tax Treatment. The Borrower shall not elect to be, or take any other action that is reasonably likely to result in the Borrower being, treated as a corporation for U.S. federal income tax purposes and shall take all steps necessary to avoid being treated as a corporation for U. S. federal income tax purposes.

(k) Extension or Amendment of Collateral Portfolio. The Borrower will not, except as otherwise permitted in Section 6.04(a) of this Agreement and in accordance with the Credit and Collection Policy and the Servicing Standard, extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).

(l) Contribution Agreement. The Borrower will not amend, modify, waive or terminate any provision of the Contribution Agreement without the prior written consent of the Administrative Agent.

(m) Restricted Junior Payments. The Borrower shall not make any Restricted Junior Payment, except that, so long as no Event of Default or Unmatured Event of Default has occurred or would result therefrom and subject to the provisions of Section 2.07(d), the Borrower may declare and make distributions to its member on its membership interests.

(n) ERISA Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower will not (a) engage, and will exercise its best efforts not to permit any ERISA Affiliate of the Borrower to engage, in any prohibited transaction (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result, directly or indirectly in any liability to the Borrower, or (e) permit to exist any occurrence of any Reportable Event with respect to any Pension Plan.

(o) Instructions to Obligors. The Borrower will not make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Collection Account, unless the Administrative Agent has consented to such change.

(p) Taxable Mortgage Pool Matters. The sum of the Outstanding Principal Balances of all Loan Assets owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) shall not at any time exceed 35% of the aggregate Outstanding Principal Balance of all Loan Assets.

(q) Change of Jurisdiction, Location, Names or Location of Loan Asset Files. The Borrower shall not change the jurisdiction of its formation, make any change to its name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names (other than those listed on Schedule II hereto, as such schedule may be revised from time to time to reflect name changes and name usage permitted under the terms of this Section 5.02(q) after compliance with all terms and conditions of this Section 5.02(q) related thereto) unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower has provided 30 days’ prior written notice to the Administrative Agent of such change and the Borrower has delivered to the Administrative Agent such financing statements as the Administrative Agent may request to reflect such name change or use, together with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith. The Borrower shall not change the location of its principal place of business and chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Administrative Agent of such change of location in writing. The Borrower shall not move, or consent to the Collateral Custodian or the Servicer moving, the Required Loan Documents and Loan Asset Files from the location thereof on the Closing Date, unless the Borrower has provided 30 days’ prior written notice to the Administrative Agent of such change and the Servicer has provided the Administrative Agent with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith, and the Servicer has provided a certificate to the Administrative Agent together with evidence demonstrating that it has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio.

(r) Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with or treated as a disregarded entity of the Servicer for tax purposes.

Section 5.03 Affirmative Covenants of the Servicer. From the Closing Date until the Collection Date:

(a) Compliance with Applicable Law. The Servicer will comply in all material respects with all Applicable Law, including the Applicable Laws set forth in Section 4.03(y) and those with respect to servicing the Collateral Portfolio or any part thereof.

(b) Preservation of Company Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Obligations and Compliance with Collateral Portfolio. The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the administration of each item of Collateral Portfolio and will do nothing to impair the rights of the Collateral Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral Portfolio. It is understood and agreed that the Servicer does not hereby assume any obligations of the Borrower in respect of any Advances or assume any responsibility for the performance by the Borrower of any of its obligations hereunder or under any other agreement executed in connection herewith that would be inconsistent with the limited recourse undertaking of the Servicer, in its capacity as seller, under Section 2.1(e) of the Contribution Agreement.

(d) Keeping of Records and Books of Account. (i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral Portfolio in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral Portfolio and the identification of the Collateral Portfolio.

(ii) Subject to the proviso of Section 5.03(u), the Servicer shall permit the Administrative Agent or its agents or representatives to visit the offices of the Servicer during normal office hours and upon reasonable advance notice and examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and the Servicer’s servicing thereof and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters.

(iii) The Servicer will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral Portfolio with a legend, acceptable to the Administrative Agent describing (i) the sale of the Collateral Portfolio from the Transferor to the Borrower and (ii) the Pledge from the Borrower to the Collateral Agent, for the benefit of the Secured Parties.

(iv) Servicer agrees (subject to any applicable confidentiality provisions) to use commercially reasonable efforts to promptly provide the Administrative Agent and each Lender any and all additional information and financial reporting reasonably available to it and reasonably requested by Administrative Agent or any Lender with respect to each Obligor of each Loan Asset that is required for compliance with the requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel II or Basel III.

(e) Preservation of Security Interest. The Servicer (at its own expense, on behalf of the Borrower) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing.

(f) Credit and Collection Policy. The Servicer will (i) comply in all material respects with the Credit and Collection Policy and the Servicing Standard in regard to the Collateral Portfolio, and (ii) furnish to the Administrative Agent, prior to its effective date, prompt written notice of any changes in the Credit and Collection Policy. The Servicer will not agree to or otherwise permit to occur any change in the Credit and Collection Policy without the prior written consent of the Administrative Agent; provided that, so long as prior written notice thereof is provided to the Administrative Agent, no consent shall be required from the Administrative Agent in connection with (i) any change certified by the Servicer to the Administrative Agent as being not adverse to the interests of the Lender Group (except in an immaterial manner), or (ii) any change mandated by Applicable Law or a Governmental Authority and, if requested by the Administrative Agent at the direction of the Majority Lenders, as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent.

(g) Compliance With Loan Agreements. The Servicer will act in conformity with all material terms and conditions of the Loan Agreements and Required Loan Documents.

(h) Notice of Events of Default. The Servicer shall notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) with immediate written notice of the occurrence of each Event of Default of which the Servicer has knowledge or has received notice. In addition, no later than two Business Days following the Servicer’s knowledge or notice of the occurrence of any Event of Default, the Servicer will provide to the Administrative Agent (with a copy to the Collateral Agent) a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(i) Taxes. The Servicer will file its tax returns and pay any and all Taxes imposed on it or its property as required under the Transaction Documents (except as contemplated by Section 4.03(m)).

(j) Other. The Servicer will promptly furnish to the Collateral Agent and the Administrative Agent such other information, documents, records or reports respecting the Collateral Portfolio or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Collateral Agent or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Collateral Agent or Secured Parties under or as contemplated by this Agreement.

(k) Proceedings Related to the Borrower, the Transferor and the Servicer and the Transaction Documents. The Servicer shall notify the Administrative Agent as soon as possible and in any event within three Business Days after any executive officer of the Servicer receives notice or obtains knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Borrower, the Transferor or the Servicer (or any of their Affiliates) or the Transaction Documents. For purposes of this Section 5.03(k), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Transaction Documents or the Borrower in excess of $500,000 shall be deemed to be expected to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer or the Transferor or any of their Affiliates (other than the Borrower) in excess of $25,000,000 shall be deemed to be expected to have such a Material Adverse Effect.

(l) Deposit of Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.

(m) Loan Asset Register. (i) The Servicer shall maintain, or cause to be maintained, with respect to each Noteless Loan Asset a register (which may be in physical or electronic form and readily identifiable as the loan asset register) (each, a “Loan Asset Register”) in which it will record, or cause to be recorded, (v) the amount of such Noteless Loan Asset, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Noteless Loan Asset received from the Obligor, (y) the date of origination of such Noteless Loan Asset and (z) the maturity date of such Noteless Loan Asset.

(ii) At any time a Noteless Loan Asset is included as part of the Collateral Portfolio pursuant to this Agreement, the Servicer shall deliver to the Administrative Agent, the Collateral Agent and the Collateral Custodian a copy of the related Loan Asset Register, together with a certificate of a Responsible Officer of the Servicer (in the form of Exhibit Q) certifying to the accuracy of such Loan Asset Register as of the applicable Cut-Off Date.

(n) Special Purpose Entity Requirements. The Servicer shall take such actions as are necessary to cause the Borrower to be in compliance with the special purpose entity requirements set forth in Sections 5.01(a) and (b) and 5.02(a) and (b).

(o) Notice of Accounting Changes. As soon as possible and in any event within three Business Days after the effective date thereof, the Servicer will provide to the Administrative Agent notice of any change in the accounting policies of the Servicer.

(p) Proceedings Related to the Collateral Portfolio. The Servicer shall notify the Administrative Agent as soon as possible and in any event within three Business Days after any Responsible Officer of the Servicer receives notice or has actual knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the interests of the Collateral Agent or the Secured Parties in, to and under the Collateral Portfolio. For purposes of this Section 5.03(p), any adverse settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio or the Collateral Agent’s or the Secured Parties’ interest in the Collateral Portfolio in excess of $1,000,000 or more shall be deemed to be expected to have such a Material Adverse Effect.

(q) Compliance with Legal Opinions. The Servicer shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Latham & Watkins LLP and Richards, Layton & Finger, P.A., each as special counsel to the Servicer, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and “true contribution” of the Loan Assets, as applicable.

(r) Instructions to Agents and Obligors. The Servicer shall direct, or shall cause the Transferor to direct, any agent or administrative agent for any Loan Asset to remit all payments and collections with respect to such Loan Asset, and, if applicable, to direct the Obligor with respect to such Loan Asset to remit all such payments and collections with respect to such Loan Asset directly to the Collection Account. The Borrower and the Servicer shall take commercially reasonable steps to ensure, and shall cause the Transferor to take commercially reasonable steps to ensure, that only funds constituting payments and collections relating to Loan Assets shall be deposited into the Collection Account.

(s) Capacity as Servicer. The Servicer will ensure that, at all times when it is dealing with or in connection with the Loan Assets in its capacity as Servicer, it holds itself out as Servicer, and not in any other capacity.

(t) Notice of Breaches of Representations and Warranties under the Contribution Agreement. The Servicer confirms and agrees that the Servicer will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent and the Collateral Agent a notice of (i) any breach of any representation, warranty, agreement or covenant under the Contribution Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, promptly upon learning thereof.

(u) Audits. Prior to the Closing Date and periodically thereafter, the Servicer, at its sole cost and expense, shall allow the Administrative Agent and the Lender Agents, or their respective agents or representatives (during normal office hours and upon reasonable advance notice) to (i) review the Servicer’s books and records relating to, and collection and administration of, the Collateral Portfolio in order to assess compliance by the Servicer with the Servicing Standard, as well as with the Transaction Documents and to conduct an audit of the Collateral Portfolio and Required Loan Documents in conjunction with such a review, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Borrower or Servicer, as the case may be, and relating to the Collateral Portfolio, and (iii) to visit the offices and properties of the Borrower or Servicer, as the case may be, during normal office hours and upon reasonable advance notice for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to the Collateral Portfolio and Required Loan Documents or the Borrowers or Servicers performance under the Transaction Documents with any of the officers or employees of the Borrower or Servicer, as the case may be, having knowledge of such matters; provided, that so long as no Servicer Termination Event or Event of Default has occurred and is continuing, (i) the Administrative Agent and the Lender Agents shall use all reasonable efforts to coordinate their inspections as a single group, and (ii) the Servicer shall be responsible for the costs and expenses of no more than one on-site visit in any 12-month period. In addition, the Borrower will at its expense appoint (or the Administrative Agent shall appoint, at the Borrower’s expense) an independent nationally recognized accounting firm or an independent audit and consulting firm specializing in securitization as set forth in Section 5.01(hh) and otherwise comply with the inspection requirements set forth in Section 5.01(ii).

(v) Notice of Breaches of Representations and Warranties under this Agreement. The Servicer shall, upon receipt of notice or discovery thereof, promptly notify the Administrative Agent if any representation or warranty set forth in Section 4.03 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent and the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Servicer shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Servicer which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(w) Insurance Policies. The Servicer has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Collateral Agent and the Secured Parties in any Insurance Policies applicable to Loan Assets (to the extent the Servicer or an Affiliate of the Servicer is the agent or servicer under the applicable Loan Agreement) including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Collateral Agent and the Secured Parties; provided that, unless the Borrower is the sole lender under such Loan Agreement, the Servicer shall only take such actions that are customarily taken by or on behalf of a lender in a syndicated loan facility to preserve the rights of such lender.

(x) Disregarded Entity. The Servicer shall cause the Borrower to be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b) and shall cause that neither the Borrower nor any other Person on its behalf shall make an election to be, or take any other action that is reasonably likely to result in the Borrower being, treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

Section 5.04 Negative Covenants of the Servicer. From the Closing Date until the Collection Date:

(a) Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i) the Servicer has delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.04 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;

(ii) the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent;

(iii) after giving effect thereto, no Event of Default or Servicer Termination Event or event that with notice or lapse of time would constitute either an Event of Default or a Servicer Termination Event shall have occurred; and

(iv) the Required Lenders shall have consented in writing to the extent such consolidation, merger, conveyance or transfer would result in a Change of Control.

(b) Change of Jurisdiction, Location, Names or Location of Loan Asset Files. The Servicer shall not change the jurisdiction of its incorporation, make any change to its corporate name, change the location of its principal place of business and chief executive office unless prior to the effective date of any such change of location, the Servicer shall have provided not less than 30 days’ prior written notice to the Administrative Agent of such change of location. The Servicer shall not change the offices where it keeps records concerning the Collateral Portfolio from the address set forth under its name in Section 12.02, or move, or consent to the Collateral Custodian moving, the Required Loan Documents and Loan Asset Files from the location thereof on the Closing Date, unless the Servicer shall have provided not less than 30 days’ prior written notice to the Administrative Agent of such change of location and the Servicer shall have provided the Administrative Agent with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith, and the Servicer has provided a certificate to the Administrative Agent together with evidence demonstrating that it has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio.

(c) Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio exclusively to the Collection Account (other than new direction letters in connection with any change to the Collateral Account), except to another account subject to the “control” (as such term is defined under Section 9-102 of the UCC) of the Collateral Agent and the Administrative Agent has consented to such change.

(d) Extension or Amendment of Loan Assets. The Servicer will not, except as otherwise permitted in Section 6.04(a), extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).

(e) Taxable Mortgage Pool Matters. The Servicer will manage the portfolio and advise the Borrower with respect to purchases from the Transferor so as to not at any time allow the sum of the Outstanding Principal Balances of all Loan Assets owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) to exceed 35% of the aggregate Outstanding Principal Balance of all Loan Assets.

(f) Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with or treated as a disregarded entity of the Servicer for tax purposes.

Section 5.05 Affirmative Covenants of the Collateral Custodian. From the Closing Date until the Collection Date:

(a) Compliance with Applicable Law. The Collateral Custodian will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Location of Required Loan Documents. Subject to Article XIII of this Agreement, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at the address set forth under its name in Section 12.02 unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to the terms of this Agreement.

Section 5.06 Negative Covenants of the Collateral Custodian. From the Closing Date until the Collection Date:

(a) Required Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral Portfolio except as contemplated by this Agreement.

(b) No Changes in Collateral Custodian Fees. The Collateral Custodian will not make any changes to the Collateral Custodian Fees without the prior written approval of the Administrative Agent.

Section 5.07 Affirmative Covenants of the Backup Servicer. From the Closing Date until the Collection Date:

(a) Compliance with Applicable Law. The Backup Servicer will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Location of Required Loan Documents. Subject to Article XIII of this Agreement, the Required Loan Documents shall remain at all times in the possession of the Backup Servicer at the address set forth under its name in Section 12.02 unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to the terms of this Agreement.

Section 5.08 Negative Covenants of the Backup Servicer. From the Closing Date until the Collection Date:

(a) Required Loan Documents. The Backup Servicer will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Backup Servicer pursuant to this Agreement and will not dispose of any Collateral Portfolio except as contemplated by this Agreement.

(b) No Changes in Backup Servicer Fees. The Backup Servicer will not make any changes to the Backup Servicer Fees without the prior written approval of the Administrative Agent.

ARTICLE VI

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.01 Appointment and Designation of the Servicer.

(a) Initial Servicer. The Borrower, each Lender Agent and the Administrative Agent hereby appoint Solar Capital, pursuant to the terms and conditions of this Agreement, as Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral Portfolio. Solar Capital hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof until such time as it receives a Servicer Termination Notice from the Administrative Agent. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b) Servicer Termination Notice. The Borrower, the Servicer, each Lender Agent, and the Administrative Agent hereby agree that, upon the occurrence of a Servicer Replacement Event, the Administrative Agent, by written notice to the Servicer (with a copy to the Collateral Agent and the Backup Servicer) (a “Servicer Termination Notice”), may (and shall, upon the direction of the Majority Lenders) terminate all of the rights, obligations, power and authority of the Servicer under this Agreement. On and after the receipt by the Servicer of a

Servicer Termination Notice pursuant to this Section 6.01(b), the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.04, the Servicing Fees therefor accrued until such date. After such date, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the successor Servicer in assuming such obligations.

(c) Appointment of Replacement Servicer. At any time following the delivery of a Servicer Termination Notice, the Administrative Agent may, at its discretion (and shall, upon the direction of the Majority Lenders), (i) appoint the Backup Servicer as Servicer under this Agreement and, in such case, all authority, power, rights and obligations of the Servicer shall pass to and be vested in the Backup Servicer or (ii) appoint a new Servicer (the “Replacement Servicer”), with the consent of the Backup Servicer (which consent shall not be unreasonably withheld), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent in its sole discretion. Any Replacement Servicer shall be an established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of assets similar to the Collateral Portfolio.

(d) Liabilities and Obligations of Replacement Servicer. Upon its appointment, the Backup Servicer (or any Replacement Servicer) shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer; provided that the Backup Servicer (or any Replacement Servicer) shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Backup Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the Servicer (provided that the Backup Servicer shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Backup Servicer or Replacement Servicer upon becoming a Servicer, are expressly limited to those arising on account of its gross negligence or willful misconduct, or the failure to perform materially in accordance with its duties and obligations set forth in this Agreement. In addition, the Backup Servicer or Replacement Servicer shall have no liability relating to the representations and warranties of the Servicer contained in Section 4.03.

(e) Authority and Power. All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral Portfolio.

(f) Subcontracts. The Servicer may, with the prior written consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral Portfolio; provided that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be terminable upon the occurrence of a Servicer Termination Event.

(g) Waiver. The Borrower acknowledges that the Administrative Agent or any of its Affiliates may act as the Collateral Agent or the Servicer, and the Borrower waives any and all claims against the Administrative Agent, each Lender Agent, each Lender or any of their respective Affiliates, the Collateral Agent and the Servicer (other than claims relating to such party’s gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction) relating in any way to the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.

(h) Servicer Merger. Notwithstanding anything else in the Transaction Documents to the contrary, on or around the date of the Merger between SLR Investment Corp. and SLR Senior Investment Corp., SLR Senior Investment Corp. will be replaced with SLR Investment Corp. as the successor of the merger within the Transaction Documents conditioned upon:

(i) the delivery of an opinion of counsel of the Servicer relating to this Merger, in form and substance reasonably satisfactory to the Administrative Agent; and

(ii) the delivery of the certificate of merger between SLR Investment Corp. and SLR Senior Investment Corp.

Section 6.02 Duties of the Servicer.

(a) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral Portfolio from time to time, all in accordance with Applicable Law, the Credit and Collection Policy (if Solar Capital is the Servicer) and the Servicing Standard. Prior to the occurrence of a Servicer Replacement Event, but subject to the terms of this Agreement (including, without limitation, Section 6.04), the Servicer has the sole and exclusive authority to make any and all decisions with respect to the Collateral Portfolio and take or refrain from taking any and all actions with respect to the Collateral Portfolio. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i) supervising the Collateral Portfolio, including communicating with Obligors, executing amendments, providing consents and waivers, enforcing and collecting on the Collateral Portfolio and otherwise managing the Collateral Portfolio on behalf of the Borrower;

(ii) maintaining all necessary servicing records with respect to the Collateral Portfolio and providing such reports to the Administrative Agent and each Lender Agent (with a copy to the Collateral Agent and the Collateral Custodian and the Backup Servicer) in respect of the servicing of the Collateral Portfolio (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent, the Backup Servicer or any Lender Agent may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral Portfolio in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral Portfolio;

(iv) promptly delivering to the Administrative Agent, each Lender Agent, the Collateral Agent, the Backup Servicer or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender Agent, Collateral Custodian, the Backup Servicer or the Collateral Agent may from time to time reasonably request;

(v) identifying each Loan Asset clearly and unambiguously in its servicing records to reflect that such Loan Asset is owned by the Borrower and that the Borrower is Pledging a security interest therein to the Secured Parties pursuant to this Agreement;

(vi) notifying the Administrative Agent, the Backup Servicer and each Lender Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan Asset (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(vii) notifying the Administrative Agent and each Lender Agent of any change to the Credit and Collection Policy;

(viii) maintaining the perfected first priority security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio;

(ix) maintaining the Loan Asset File with respect to Loan Assets included as part of the Collateral Portfolio; provided that, so long as the Servicer is in possession of any Required Loan Documents, the Servicer will hold such Required Loan Documents in a fireproof safe or fireproof file cabinet;

(x) directing the Collateral Agent to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.04;

(xi) directing the sale or substitution of Collateral Portfolio in accordance with Section 2.07;

(xii) providing assistance to the Borrower with respect to the Purchase and Contribution of and payment for the Loan Assets;

(xiii) instructing the Obligors and the administrative agents on the Loan Assets to make payments directly into the Collection Account established and maintained with the Collateral Agent;

(xiv) delivering the Loan Asset Files and the Loan Asset Schedule to the Collateral Custodian;

(xv) taking all actions necessary in establishing the Advance Date Assigned Value, and Updated Assigned Value in accordance with the terms hereof (including paying the compensation of the Nationally Recognized Valuation Firms); and

(xvi) complying with such other duties and responsibilities as may be required of the Servicer by this Agreement.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower, the Transferor (so long as the Transferor is also the Servicer) or the Servicer acts as lead agent with respect to any Loan Asset, the Servicer shall perform its servicing duties hereunder only to the extent a lender under the related loan syndication Loan Agreements has the right to do so. Notwithstanding anything to the contrary contained herein, it is acknowledged and agreed that the performance by the Servicer of its duties hereunder shall be limited insofar as such performance would conflict with or result in a breach of any of the express terms of the related Loan Agreements; provided that the Servicer shall (a) provide prompt written notice to the Administrative Agent and the Backup Servicer upon becoming aware of such conflict or breach, (b) have determined that there is no other commercially reasonable performance that it could render consistent with the express terms of the Loan Agreements which would result in all or a portion of the servicing duties being performed in accordance with this Agreement, and (c) undertake all commercially reasonable efforts to mitigate the effects of such non-performance including performing as much of the servicing duties as possible and performing such other commercially reasonable or similar duties consistent with the terms of the Loan Agreements.

(b) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent, the Backup Servicer, each Lender Agent and the Secured Parties of their rights hereunder shall not release the Servicer, the Transferor or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio. The Secured Parties, the Administrative Agent, the Backup Servicer, each Lender Agent and the Collateral Agent shall not have any obligation or liability with respect to any Collateral Portfolio, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(c) Any payment by an Obligor in respect of any indebtedness owed by it to the Transferor or the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.03 Authorization of the Servicer. (a) Each of the Borrower, the Administrative Agent, each Lender Agent and each Lender hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the contribution of the Collateral Portfolio by the Transferor to the Borrower under the Contribution Agreement and, thereafter, the Pledge by the Borrower to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral Portfolio, including, without limitation, endorsing any of their names on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any Collateral Portfolio and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Transferor could have done if it had continued to own such Collateral Portfolio. The Transferor, the Borrower and the Collateral Agent on behalf of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral Portfolio. In no event shall the Servicer be entitled to make the Secured Parties, the Administrative Agent, the Backup Servicer, the Collateral Agent, any Lender or any Lender Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s, the Backup Servicer’s and each Lender Agent’s consent.

(b) After the declaration of the Final Maturity Date, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral Portfolio; provided that the Administrative Agent may, at any time that an Event of Default has occurred, notify any Obligor with respect to any Collateral Portfolio of the assignment of such Collateral Portfolio to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral Portfolio, and adjust, settle or compromise the amount or payment thereof.

Section 6.04 Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral Portfolio. The Servicer will use its reasonable best efforts to collect or cause to be collected, all payments called for under the terms and provisions of the Loan Assets included in the Collateral Portfolio as and when the same become due, all in accordance with the Credit and Collection Policy and the Servicing Standard. The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral Portfolio in a manner that would impair the collectability of the Collateral Portfolio or in any manner contrary to the Servicing Standard.

(b) Acceleration. If consistent with the Credit and Collection Policy and the Servicing Standard, the Servicer shall accelerate or vote to accelerate, as applicable, the maturity of all or any Scheduled Payments and other amounts due under any Loan Asset promptly after such Loan Asset becomes defaulted.

(c) Taxes and other Amounts. The Servicer will use its best efforts to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan Asset to the extent required to be paid to the Borrower for such application under the applicable Loan Agreement and remit such amounts to the appropriate Governmental Authority or insurer as required by the Loan Agreements.

(d) Payments to Collection Account. On or before the applicable Cut-Off Date, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral Portfolio directly to the Collection Account; provided that the Servicer is not required to so instruct any Obligor which is solely a guarantor or other surety (or an Obligor that is not designated as the “lead borrower” or another such similar term) unless and until the Servicer calls on the related guaranty or secondary obligation.

(e) Collection Account. Each of the parties hereto hereby agrees that (i) the Collection Account is intended to be a “securities account” or “deposit account” within the meaning of the UCC and (ii) except as otherwise expressly provided herein and in the Collection Account Agreement, prior to the delivery of a Notice of Exclusive Control, the Borrower shall be entitled to exercise the rights that comprise each Financial Asset held in the Collection Account and have the right to direct the disposition of funds in the Collection Account; provided that after the delivery of a Notice of Exclusive Control, such rights shall be exclusively held by the Collateral Agent (acting at the direction of the Administrative Agent). Each of the parties hereto hereby agrees to cause the Account Bank (or other securities intermediary) that holds any money or other property for the Borrower in the Collection Account to agree with the parties hereto that (A) to the extent that the Collection Account is a “securities account” within the meaning of the UCC, the cash and other property (subject to Section 6.04(f) and (g) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) credited thereto is to be treated as a Financial Asset under Article 8 of the UCC and (B) regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Collection Account, New York shall be deemed to be the (i) Account Bank’s jurisdiction (within the meaning of Section 9-304 of the UCC) to the extent the Collection Account is a “deposit account” within the meaning of the UCC and (ii) Account Bank’s (or other securities intermediary’s) jurisdiction (within the meaning of Section 8-110 of the UCC) to the extent the Collection Account is a “securities account” within the meaning of the UCC. All securities or other property underlying any Financial Assets credited to the Collection Account in the form of securities or instruments shall be registered in the name of the Account Bank or if in the name of the Borrower or the Collateral Agent, Indorsed to the Account Bank, Indorsed in blank, or credited to another securities account maintained in the name of the Account Bank, and in no case will any Financial Asset credited to the Collection Account be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Account Bank or Indorsed in blank.

(f) URCA Account. Each of the parties hereto hereby agrees that (i) the URCA Account is intended to be a “securities account” or “deposit account” within the meaning of the UCC and (ii) except as otherwise expressly provided herein and in the URCA Account Agreement, prior to the delivery of a Notice of Exclusive Control, the Borrower shall be entitled to exercise the rights that comprise each Financial Asset held in the URCA Account and have the right to direct the disposition of funds in the URCA Account; provided that after the delivery of a Notice of Exclusive Control, such rights shall be exclusively held by the Collateral Agent (acting at the direction of the Administrative Agent). Each of the parties hereto hereby agrees to cause the securities intermediary that holds any money or other property for the Borrower in the URCA Account to agree with the parties hereto that (A) to the extent that the URCA Account is a “securities account” within the meaning of the UCC, the cash and other property (subject to Section 6.04(e) and (h) with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) credited thereto is to be treated as a Financial Asset under Article 8 of the UCC and (B) regardless of any provision in any other agreement, for purposes of the UCC, with respect to the URCA Account, New York shall be deemed to be the (i) Account Bank’s jurisdiction (within the meaning of Section 9-304 of the UCC) to the extent the Collection Account is a “deposit account” within the meaning of the UCC and (ii) Account Bank’s (or other securities intermediary’s) jurisdiction (within the meaning of Section 8-110 of the UCC) to the extent the Collection Account is a “securities account” within the meaning of the UCC. All securities or other property underlying any Financial Assets credited to the URCA Account in the form of securities or instruments shall be registered in the name of the Account Bank or if in the name of the Borrower or the Collateral Agent, Indorsed to the Account Bank, Indorsed in blank, or credited to another securities account maintained in the name of the Account Bank, and in no case will any Financial Asset credited to the URCA Account be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Account Bank or Indorsed in blank.

(g) [Intentionally Omitted].

(h) Loan Agreements. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Agent, the Collateral Custodian nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Collateral Agent, of any Loan Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements, or otherwise to examine the Loan Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan Asset granted to the Collateral Agent hereunder as custodial agent for the Collateral Agent in accordance with the terms of this Agreement.

(i) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of an Interest Collection or Principal Collection of a Loan Asset and such Interest Collection or Principal Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Interest Collection or Principal Collection and deposits an amount that is less than or more than the actual amount of such Interest Collection or Principal Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.05 Realization Upon Loan Assets. The Servicer will use reasonable efforts consistent with the Credit and Collection Policy and Servicing Standard to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Underlying Collateral relating to a defaulted Loan Asset as to which no satisfactory arrangements can be made for collection of delinquent payments, and may, consistent with the Credit and Collection Policy and Servicing Standard and exercising its reasonably good faith judgment to maximize value, hold for value, sell or transfer any equity or other securities that it or the Borrower shall have received in connection with a default, workout, restructuring or plan of reorganization with respect to a Loan Asset. The Servicer will comply with the Credit and Collection Policy and the Servicing Standard and Applicable Law in realizing upon such Underlying Collateral, and employ practices and procedures including reasonable efforts consistent with the Credit and Collection Policy and the Servicing Standard to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Servicer may cause the sale of any such Underlying Collateral to the Servicer or its Affiliates for a purchase price equal to the then fair value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Loan Asset, the Underlying Collateral, the sale price of the Underlying Collateral and certifying that such sale price is the fair value of such Underlying Collateral. In any case in which any such Underlying Collateral has suffered damage, the Servicer will have no obligation to expend funds in connection with any repair or toward the foreclosure or repossession of such Underlying Collateral unless it reasonably determines that such repair or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Underlying Collateral relating to a defaulted Loan Asset.

Section 6.06 Servicing Compensation. As compensation for its activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to be paid the Servicing Fees and reimbursed its reasonable out-of-pocket expenses as provided in Section 2.04; provided, that the Servicer acknowledges and agrees that Subordinate Servicing Fees not paid under Section 2.04 on any Payment Date shall accrue and shall not constitute a default or basis to terminate the Servicer duties under this Article VI.

Section 6.07 Payment of Certain Expenses by Servicer. The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Servicer, on behalf of the Borrower, will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account and the URCA Account. The Servicer may be reimbursed for any reasonable out-of-pocket expenses incurred hereunder (including out-of-pocket expenses paid by the Servicer on behalf of the Borrower), subject to the availability of funds pursuant to Section 2.04; provided that, to the extent funds are not so available on any Payment Date to reimburse such expenses incurred during the immediately ended Remittance Period, such reimbursement amount shall be deferred and payable on the next Payment Date on which funds are available therefor pursuant to Section 2.04.

Section 6.08 Reports to the Administrative Agent; Account Statements; Servicing Information.

(a) Notice of Borrowing. On or prior to each Advance Date and on each reduction of Advances Outstanding pursuant to Section 2.18, the Borrower (and the Servicer on its behalf) will provide a Notice of Borrowing or a Notice of Reduction, as applicable, and a Borrowing Base Certificate updated as of such date (in the case of a Notice of Borrowing), to the Administrative Agent and each Lender Agent (with a copy to the Collateral Agent). On each date the Assigned Value for any Loan Asset is modified, the Borrower (or the Servicer on its behalf) will deliver an updated Borrowing Base Certificate to the Administrative Agent and each Lender Agent.

(b) Servicing Report. (i) On each Reporting Date, the Servicer will provide to the Borrower, each Lender Agent, the Administrative Agent, the Collateral Agent, the Backup Servicer and any Liquidity Bank, a monthly statement including (x) a Borrowing Base Certificate calculated as of the most recent Determination Date (which shall include a determination of whether a Foreign Currency Exposure exists), and (y) a summary prepared with respect to each Obligor and with respect to each Loan Asset for such Obligor prepared as of the most recent Determination Date that will be required to set forth only (A) calculations of the Financial Covenants, the Charge-Off Ratio and the Delinquency Ratio as of such Reporting Date, (B) whether or not each such Loan Asset shall have become subject to an amendment, restatement, supplement, waiver or other modification and whether such amendment, restatement, supplement, waiver or other modification is a Material Modification signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit K (such monthly statement, a “Servicing Report”) and (C) if applicable, whether or not such Loan Asset has a priority working capital facility senior to such Loan Asset.

(ii) On each Reporting Date that includes a Payment Date in the same month, in addition to the information provided under clause (i) above, the Servicer will include in the Servicing Report the amounts to be remitted pursuant to Section 2.04 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment) with respect to the related Payment Date.

(c) Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent, each Lender Agent, the Collateral Agent, the Backup Servicer and any Liquidity Bank a certificate substantially in the form of Exhibit L (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Event of Default or Unmatured Event of Default has occurred (or describing in detail any such Event of Default or Unmatured Event of Default).

(d) Financial Statements. The Servicer will submit to the Administrative Agent, each Lender Agent, any Liquidity Bank, the Backup Servicer and the Collateral Agent, (i) within 45 days after the end of each of its first three fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing September 30, 2011, consolidated unaudited financial statements of the Servicer for the most recent fiscal quarter, and (ii) within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2011, consolidated audited financial statements of the Servicer, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year; provided that information required to be delivered pursuant to this paragraph (d) shall be deemed to have been delivered if such information shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (or successor website) (and a confirming electronic correspondence is delivered or caused to be delivered by the Servicer to the Administrative Agent providing notice of such availability).

(e) Tax Returns. Upon demand by the Administrative Agent, each Lender Agent or any Liquidity Bank, the Servicer shall deliver, copies of all federal, state and local tax returns and reports filed by the Borrower, or in which the Borrower was included on a consolidated or combined basis (excluding sales, use and similar Taxes).

(f) Obligor Financial Statements; Valuation Reports; Other Reports. The Servicer will deliver to the Administrative Agent, the Lender Agents, the Backup Servicer and the Collateral Agent, with respect to each Obligor, (i) prior to making an Advance with respect thereto, three years’ historical audited or unaudited financial statements and related information, (ii) to the extent received by the Borrower or the Servicer pursuant to the Loan Agreement, the complete financial reporting package with respect to such Obligor and with respect to each Loan Asset for such Obligor provided to the Borrower or the Servicer either monthly or quarterly, as the case may be, by such Obligor, which delivery shall be made within 45 days of the end of each quarter end (or such longer period provided therein with respect to the end of an Obligor’s fiscal quarter or fiscal year), which reporting package shall include any covenant compliance certificates under the related Loan Agreement, (iii) asset and portfolio level monitoring reports prepared by the Servicer with respect to the Loan Assets, which delivery shall be made within 45 days of the end of each quarter end (or such longer period provided therein with respect to the end of an Obligor’s fiscal quarter or fiscal year) which would include, at a minimum, EBITDA for each Obligor and covenant and financial covenant testing as required hereunder, and (iv) the due dates and dates of collection of each Loan Asset within 15 days of the end of each calendar month. The Servicer will promptly deliver to the Administrative Agent, the Backup Servicer and any Lender Agent, upon reasonable request and to the extent received by the Borrower or the Servicer, all other documents and information required to be delivered by the Obligors to the Borrower with respect to any Loan Asset included in the Collateral Portfolio.

(g) Amendments to Loan Assets. The Servicer will deliver to the Administrative Agent, the Lender Agents, the Backup Servicer and the Collateral Custodian a copy of any amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Loan Asset (along with any internal documents prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) (i) with respect to any Material Modification, promptly and in any event within 10 Business Days of request of the Administrative Agent thereof and (ii) with respect to any amendment, restatement, supplement, waiver or other modification which is not a Material Modification, within 45 days after the end of each quarter end.

(h) Website Access to Information. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to Section 5.02(i) and this Article VI shall be deemed to have been delivered on the date upon which such information is received through e-mail (with confirmation of receipt) or another delivery method acceptable to the Administrative Agent.

(i) Required Asset Coverage Ratio. On or prior to the RAC Reporting Date with respect to the immediately prior fiscal quarter, the Servicer shall deliver to the Administrative Agent written certificate that demonstrates Solar Capital’s compliance or non-compliance with the Required Asset Coverage Ratio substantially in the form of Exhibit T.

Section 6.09 Annual Statement as to Compliance. The Servicer will provide to the Administrative Agent, each Lender Agent, the Backup Servicer and the Collateral Agent within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2011, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Replacement Event has occurred.

Section 6.10 The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Lender Agent. No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.02.

ARTICLE VII

THE BACKUP SERVICER

Section 7.01 Designation of the Backup Servicer.

(a) Initial Backup Servicer. The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup Servicer hereunder from time to time in accordance with this Section 7.01. Until the Administrative Agent shall give to Wells Fargo Bank, N.A. a Backup Servicer Termination Notice, Wells Fargo Bank, N.A. is hereby designated as, and hereby agrees to perform the duties and obligations of, a Backup Servicer pursuant to the terms hereof.

(b) Successor Backup Servicer. Upon the Backup Servicer’s receipt of Backup Servicer Termination Notice from the Administrative Agent of the designation of a replacement Backup Servicer pursuant to the provisions of Section 7.05, the Backup Servicer agrees that it will terminate its activities as Backup Servicer hereunder.

Section 7.02 Duties of the Backup Servicer.

(a) Appointment. The Borrower and the Administrative Agent, as agent for the Secured Parties, each hereby appoints Wells Fargo Bank, N.A. to act as Backup Servicer, for the benefit of the Administrative Agent and the Secured Parties, as from time to time designated pursuant to Section 7.01. The Backup Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. On or before the Initial Advance, and until its removal pursuant to Section 7.05, the Backup Servicer shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) On or before the Closing Date, the Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Servicing Report referred to in Section 6.08(b)(i) of this Agreement (if any) on an excel spreadsheet or other format to be agreed upon by the Backup Servicer and the Servicer on or prior to closing.

(ii) Not later than 12:00 noon (New York City, New York time) on each Reporting Date, the Servicer shall deliver to the Backup Servicer the loan asset spreadsheet, which shall include but not be limited to the following information: (x) for each Loan Asset, the name of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment, the Outstanding Principal Balance, the initial Assigned Value, and the Outstanding Loan Balance, (y) the Borrowing Base and (z) the Aggregate Outstanding Loan Balance (the “Spreadsheet”). The Backup Servicer shall accept delivery of the Spreadsheet.

(iii) Provided that it receives the Servicing Report and the loan data pursuant to Section 6.08(b), prior to the related Payment Date, the Backup Servicer shall review the Servicing Report to ensure that it is complete on its face and that the following items in such Servicing Report have been accurately calculated, if applicable, and reported: (A) the Borrowing Base, (B) the Backup Servicing Fee, (C) the Aggregate Outstanding Loan Balance of the Loan Assets that are current and not past due, (D) the Charged-Off Ratio, (E) the Delinquency Ratio, and (F) the Aggregate Outstanding Loan Balance. The Backup Servicer by a separate written report shall notify the Administrative Agent and the Servicer of any disagreements with the Monthly Report based on such review not later than the Business Day preceding such Payment Date to such Persons.

(iv) If the Servicer disagrees with the report provided under paragraph (iii) above by the Backup Servicer or if the Servicer or any subservicer has not reconciled such discrepancy, the Backup Servicer agrees to confer with the Servicer to resolve such disagreement on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Servicer if possible, and notify the Administrative Agent of the resolution thereof. The Servicer hereby agrees to cooperate at its own expense with the Backup Servicer in reconciling any discrepancies herein. If within 20 days after the delivery of the report provided under paragraph (iii) above by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Administrative Agent of the continued existence of such discrepancy. Following receipt of such notice by the Administrative Agent, the Servicer shall deliver to the Administrative Agent, the Secured Parties and the Backup Servicer no later than the related Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.

(c) Reliance on Spreadsheet. With respect to the duties described in Section 7.2(b), the Backup Servicer, is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Spreadsheet, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.

Section 7.03 Merger or Consolidation. Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent.

Section 7.04 Backup Servicing Compensation. As compensation for its back-up servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee from the Servicer. To the extent that such Backup Servicing Fee is not paid by the Servicer, the Backup Servicer shall be entitled to receive the unpaid balance of its Backup Servicing Fee to the extent of funds available therefor pursuant to Section 2.04(a)(i) and Section 2.04(b)(iv), as applicable. The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease (excluding any unpaid outstanding amounts as of that date) on the earliest to occur of: (i) it becoming the Successor Servicer, (ii) its removal as Backup Servicer pursuant to Section 7.05, or (iii) the termination of this Agreement. Upon becoming Successor Servicer pursuant to Section 6.01, the Backup Servicer shall be entitled to the Servicing Fee.

Section 7.05 Backup Servicer Removal. The Backup Servicer may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Backup Servicer (the “Backup Servicer Termination Notice”). In the event of any such removal, a replacement Backup Servicer shall be appointed by the Administrative Agent (acting upon the direction of the Majority Lenders).

Section 7.06 Limitation on Liability. (a) The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any willfull misconduct or gross negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Backup Servicer. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.

(b) The Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Secured Parties, the Administrative Agent, the Backup Servicer and the Collateral Custodian each agree to look only to the Servicer to perform such obligations. The Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information. The Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Backup Servicer.

Section 7.07 The Backup Servicer Not to Resign. The Backup Servicer shall not resign (except with prior consent of the Administrative Agent which consent shall not be unreasonably withheld) from the obligations and duties hereby imposed on it except upon the Backup Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Backup Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Backup Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Backup Servicer shall have assumed the responsibilities and obligations of the Backup Servicer hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower fails to:

(i) to make any payment of principal when due hereunder;

(ii) eliminate any Borrowing Base Deficiency within two Business Days of the occurrence thereof;

(iii) make payment of outstanding principal of all outstanding Advances, if any, and all Yield and all Fees accrued and unpaid thereon together with all other Obligations on the Final Maturity Date;

(iv) eliminate any URCA Shortfall Amount in its entirety within 15 days of the occurrence thereof; or

(v) make payment of any other Obligation when due hereunder, whether of Yield on each Payment Date, fees or payment of any other Obligations under any other Transaction Document when due, and such failure continues unremedied for two Business Days; or

(b) the Borrower or the Transferor defaults in making any payment required to be made under one or more agreements for borrowed money to which it is a party in an aggregate principal amount in excess of (x) $500,000 for the Borrower, or (y) $25,000,000 for the Transferor, or an event of default is declared under any such facility (without regard to waivers granted thereunder), and, in each case, such default is not cured or remedied within the applicable cure period, if any, provided for under such agreement; or

(c) any failure on the part of the Borrower or the Transferor duly to observe or perform any covenants or agreements of the Borrower or the Transferor set forth in this Agreement or the other Transaction Documents to which the Borrower or the Transferor is a party (other than the failure to meet any Concentration Limit or any Collateral Quality Test (except to the extent such failure results in any other Default hereunder, including a Borrowing Base Deficiency or Foreign Currency Excess Exposure)) and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Transferor by the Administrative Agent or Collateral Agent, and (ii) the date on which the Borrower or the Transferor acquires knowledge thereof; or

(d) the occurrence of a Bankruptcy Event relating to the Transferor or the Borrower; or

(e) the occurrence of a Servicer Termination Event (provided that Solar Capital or an Affiliate of the Borrower is the Servicer) past any applicable notice or cure period provided in the definition thereof; or

(f) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000, against the Borrower, and the Borrower shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the Borrower shall have made payments of amounts in excess of $500,000 in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(g) the breach of the Borrower of the covenants set forth in Section 5.01(b) or Section 5.02(a), or the Borrower shall otherwise fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect to the Borrower and the Transferor; or

(h) (1) any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Transferor, or the Servicer,

(2) the Borrower, the Transferor or the Servicer or any Affiliate or any other party acting under its direction shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(3) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(i) failure on the part of the Borrower, the Transferor or the Servicer to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document (other than any payment set forth in clause (a) above) within two Business Days after the date when such payment is due (unless such failure was due solely to an administrative error by the financial institution holding the applicable account crediting any such payment to the wrong account and the Borrower, the Transferor or Servicer and such financial institution work diligently to resolve as promptly as possible and in any event within two Business Days after such error was discovered); or

(j) either the Borrower or Solar Capital shall be required to be registered as an “investment company” within the meaning of Section 8 of the 1940 Act (the parties hereto acknowledging that Solar Capital is regulated as a “business development company” under the 1940 Act) or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act, or the business and other activities of the Borrower or Solar Capital, including but not limited to, the acceptance of the Advances by the Borrower made by the Lenders, violate the 1940 Act or the rules and regulations promulgated thereunder (other than in an immaterial manner); or

(k) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Transferor and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Transferor and such lien shall not have been released within five Business Days; or

(l) any Change of Control shall occur; or

(m) any representation, warranty or certification made by the Borrower or the Transferor in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, such incorrectness can reasonably be expected to result in a Material Adverse Effect, and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower or the Transferor by the Administrative Agent or the Collateral Agent (which shall be given at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of the Borrower or the Transferor acquires knowledge thereof; or

(n) without limiting the generality of Section 8.01(a) above, failure of the Borrower to pay Yield within two Business Days of any Payment Date or within two Business Days of when otherwise due; or

(o) the Borrower ceases to have a valid, perfected first priority ownership interest in all of the Collateral Portfolio (subject to Permitted Liens); or

(p) the Borrower makes any assignment or attempted assignment of their respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of each of the Lender Agents and the Administrative Agent, which consent may be withheld by any Lender Agent or the Administrative Agent in the exercise of its sole and absolute discretion; or

(q) the Borrower, the Servicer or the Transferor fails to observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral Portfolio, and such failure is not cured within two Business Days; or

(r) (i) the failure of the Borrower to maintain at least one Independent Director, (ii) the removal of any Independent Director of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent and the Lender Agents, each as required in the organizational documents of the Borrower or (iii) an Independent Director of the Borrower which is not provided by Puglisi & Associates or a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent; or

(s) either (A) a Governmental Authority with the authority to determine the permissibility of the Lenders’ making Advances hereunder or the appropriateness of the accounting or regulatory capital treatment thereof asserts that (i) the Borrower is (or may be deemed) a “covered fund” under the Volcker Rule, and (ii) the terms of this Agreement create an ownership interest (as defined in the Volcker Rule) in the Borrower or (B) the Administrative Agent has reasonably determined that an event of the type described in the foregoing subclause (A) of this clause (s) will, with notice or lapse of time, occur;

then the Administrative Agent or the Majority Lenders, may, by notice to the Borrower, declare the Final Maturity Date to have occurred; provided that, in the case of any events described in Section 8.01(d) and Section 8.01(j) above, the Final Maturity Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Loan Assets from the Transferor under the Contribution Agreement, (ii) the Administrative Agent or the Majority Lenders may declare the Revolving Notes to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable, and (iii) all proceeds and distributions in respect of the Portfolio Assets shall be distributed by the Collateral Agent (at the direction of the Administrative Agent) as described in Section 2.04(c) (provided that the Borrower shall in any event remain liable to pay such Advances and all such amounts and Obligations immediately in accordance with Section 2.04(d) hereof). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Servicer hereunder, the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, (or any designee thereof, including, without limitation, the Servicer), following an Event of Default, shall, at its option, have the sole right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent, the Lenders, the Lender Agents or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. If any Event of Default shall have occurred, the Yield Rate shall be increased pursuant to the increase set forth in the definition of “Applicable Spread”, effective as of the date of the occurrence of such Event of Default, and shall apply after the occurrence of such Event of Default.

Section 8.02 Additional Remedies of the Administrative Agent. (a) If, (i) upon the Administrative Agent’s or the Majority Lenders’ declaration that the Advances made to the Borrower hereunder are immediately due and payable pursuant to Section 8.01 upon the occurrence of an Event of Default, or (ii) on the Final Maturity Date, the aggregate outstanding principal amount of the Advances, all accrued and unpaid Fees and Yield and any other Obligations are not immediately paid in full, then the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent (acting as directed by the Majority Lenders), in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders and Administrative Agent, to immediately sell (at the Servicer’s expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, any or all of the Collateral Portfolio and apply the proceeds thereof to the Obligations.

(b) The parties recognize that it may not be possible to sell all of the Collateral Portfolio on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral Portfolio may not be liquid. Accordingly, the Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral Portfolio, and nothing contained herein shall obligate the Administrative Agent to liquidate any of the Collateral Portfolio on the date the Administrative Agent or the Majority Lenders declare the Advances made to the Borrower hereunder to be immediately due and payable pursuant to Section 8.01 or to liquidate all of the Collateral Portfolio in the same manner or on the same Business Day.

(c) If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral Portfolio or any part thereof in one or more parcels at a public or private sale, at the request of the Collateral Agent or the Administrative Agent, as applicable, the Borrower and the Servicer shall make available to (i) the Administrative Agent, on a timely basis, all information (including any information that the Borrower and the Servicer is required by law or contract to be kept confidential) relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable non-confidential information relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder.

(d) Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral Portfolio may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral Portfolio or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral Portfolio marshaled upon any such sale, and agrees that the Collateral Agent, or the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral Portfolio as an entirety or in such parcels as the Collateral Agent (acting at the direction of the Administrative Agent) or such court may determine.

(e) Any amounts received from any sale or liquidation of the Collateral Portfolio pursuant to this Section 8.02 in excess of the Obligations will be applied by the Collateral Agent (as directed by the Administrative Agent) in accordance with the provisions of Section 2.04(c), or as a court of competent jurisdiction may otherwise direct.

(f) The Administrative Agent, the Lender Agents and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lenders at law, in equity or under any other agreement between any Lender and the Borrower.

(g) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

(h) Each of the Borrower and the Servicer hereby irrevocably appoints each of the Collateral Agent and the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies after the occurrence and during the continuance of an Event of Default provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent or the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent or the Administrative Agent or all proper bills of sale, assignments, releases and other instruments as may be designated in any such request. Notwithstanding anything to the contrary in any power of attorney furnished hereunder, the Administrative Agent shall not exercise any power of attorney unless an Event of Default has occurred.

(i) (1) If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent elects to sell the Collateral Portfolio in whole, but not in part, at a public or private sale, the Borrower may exercise its right of first refusal to repurchase the Collateral Portfolio, in whole but not in part, prior to such sale at a purchase price that is not less than the amount of the Obligations as of the date of such proposed sale. The Borrower’s right of first refusal shall terminate not later than 4:00 p.m. on the second Business Day following the Business Day on which the Borrower receives notice of the Collateral Agent’s or the Administrative Agent’s election to sell such Collateral Portfolio, such notice to attach copies of all Eligible Bids received by the Collateral Agent or the Administrative Agent in respect of such Collateral Portfolio.

(2) If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent elects to sell less than all of the Collateral Portfolio in one or more parcels at a public or private sale, the Borrower may exercise its right of first refusal to repurchase such portion of the Collateral Portfolio prior to such sale at a purchase price of not less than the highest Eligible Bid received in respect of such portion of the Collateral Portfolio as of the date of such proposed sale, as notified by the Collateral Agent or the Administrative Agent to the Borrower. The Borrower’s right of first refusal shall terminate not later than 4:00 p.m. on the Business Day on which the Borrower receives notice of the Collateral Agent’s or the Administrative Agent’s election to sell such portion of the Collateral Portfolio, if such notice is delivered by 12:00 p.m. on such Business Day; provided that if such notice is delivered after 12:00 p.m. on the Business Day on which the Borrower receives such notice, or if the highest Eligible Bid received in respect of such portion of the Collateral Portfolio is greater than $25,000,000, the Borrower’s right of first refusal shall terminate not later than 12:00 p.m. on the following Business Day.

(3) If the Borrower elects not to exercise its right of first refusal as provided in clauses (1) or (2) above, the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent shall sell such Collateral Portfolio or portion thereof for a purchase price equal to the highest of the Eligible Bids then received. For the avoidance of doubt, any determination of the highest Eligible Bid shall only consider bids for the same parcels of the Collateral Portfolio.

(4) It is understood that the Borrower may submit its bid for the Collateral Portfolio or any portion thereof as a combined bid with the bids of other members of a group of bidders, and shall have the right to find bidders to bid on the Collateral Portfolio or any portion thereof.

(5) It is understood that the Borrower’s right of first refusal shall apply to each proposed sale of the same parcel of the Collateral Portfolio.

Section 8.03 Volcker Extension. (a) If an Event of Default shall have occurred and be continuing pursuant to Section 8.01(s) (any such event, a “Volcker Event”), then, notwithstanding Section 8.02, the Administrative Agent may declare the Final Maturity Date to have occurred pursuant to Section 8.01 (which declaration shall be effective) but shall not, prior to the close of business (New York time) on the 30th day following the date on which the Administrative Agent shall have delivered notice to Borrower of the occurrence of such Volcker Event (such time, the “Volcker Extension Deadline”), exercise any of the other remedies set forth in Section 8.02, if and for so long as:

(i) no Event of Default, other than the Volcker Event, shall have occurred and be continuing;

(ii) the Borrower and its Affiliates shall be actively engaged in soliciting or making arrangements to cause the repayment in full of the Obligations (whether by refinancing or otherwise); and

(iii) on or prior to the fifth Business Day following the date on which the Administrative Agent shall have delivered notice to Borrower of the Event of Default relating to the Volcker Event, the Servicer shall have delivered an Officer’s Certificate certifying that the conditions set forth in the foregoing clauses (i) and (ii) have been satisfied.

(b) Section 8.03(a) shall apply only to a Volcker Event and shall not be deemed to limit the rights of the Administrative Agent in respect of any other Event of Default.

(c) If any of the Obligations shall, upon the occurrence of the Volcker Extension Deadline, remain outstanding, then the Administrative Agent shall be entitled to exercise immediately, and without further notice to the Borrower or any other Person, any and all of the remedies set forth in Section 8.02 and elsewhere in this Agreement and the other Transaction Documents.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Indemnities by the Borrower. (a) Without limiting any other rights which the Affected Parties, the Secured Parties, the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Backup Servicer, the Collateral Custodian or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Affected Parties, the Secured Parties, Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Backup Servicer, the Account Bank, the Backup Servicer, the Collateral Custodian and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party” for purposes of this Article IX) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or actually incurred by such Indemnified Party arising out of or as a result of this Agreement or in respect of any of the Collateral Portfolio, excluding, however, Indemnified Amounts to the extent resulting solely from (a) gross negligence, bad faith or willful misconduct on the part of an Indemnified Party as determined in a final decision by a court of competent jurisdiction or (b) Loan Assets which are uncollectible due to the Obligor’s financial inability to pay. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following (to the extent not resulting from the conditions set forth in (a) or (b) above):

(i) any Loan Asset treated as or represented by the Borrower to be an Eligible Loan Asset which is not at the applicable time an Eligible Loan Asset, or the purchase by any party or origination of any Loan Asset which violates Applicable Law;

(ii) reliance on any representation or warranty made or deemed made by the Borrower, the Servicer (if Solar Capital or one of its Affiliates is the Servicer) or any of their respective officers under or in connection with this Agreement or any Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by the Borrower or the Servicer (if Solar Capital or one of its Affiliates is the Servicer) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any item of Collateral Portfolio, or the nonconformity of any item of Collateral Portfolio with any such Applicable Law;

(iv) the failure to vest and maintain vested in the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or at any time thereafter;

(v) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Loan Assets included in the Collateral Portfolio or the other Portfolio Assets related thereto, whether at the time of any Advance or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Loan Asset included in the Collateral Portfolio (including, without limitation, a defense based on such Loan Asset (or the Loan Agreement evidencing such Loan Asset) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral Portfolio or the furnishing or failure to furnish such merchandise or services;

(vii) any failure of the Borrower or the Servicer (if Solar Capital or one of its Affiliates is the Servicer) to perform its duties or obligations in accordance with the provisions of the Transaction Documents to which it is a party or any failure by Solar Capital, the Borrower or any Affiliate thereof to perform its respective duties under any Collateral Portfolio;

(viii) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the Transferor to qualify to do business or file any notice or business activity report or any similar report;

(ix) any action taken by the Borrower or the Servicer in the enforcement or collection of the Collateral Portfolio which results in any claim, suit or action of any kind pertaining to the Collateral Portfolio or which reduces or impairs the rights of the Administrative Agent, Lender Agent or Lender with respect to any Loan Asset or the value of any such Loan Asset;

(x) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Underlying Collateral or services that are the subject of any Collateral Portfolio;

(xi) any claim, suit or action of any kind arising out of or in connection with Environmental Laws relating to the Borrower or the Collateral Portfolio, including any vicarious liability;

(xii) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including, without limitation, sales, excise or personal property Taxes payable in connection with the Collateral Portfolio;

(xiii) any repayment by the Administrative Agent, the Lender Agents, the Lenders or a Secured Party of any amount previously distributed in payment of Advances or payment of Yield or Fees or any other amount due hereunder, in each case which amount the Administrative Agent, the Lender Agents, the Lenders or a Secured Party believes in good faith is required to be repaid;

(xiv) the commingling by the Borrower or the Servicer of payments and collections required to be remitted to the Collection Account with other funds;

(xv) any investigation, litigation or proceeding related to this Agreement (or the Transaction Documents), or the use of proceeds of Advances or the Collateral Portfolio, or the administration of the Loan Assets by the Borrower or the Servicer (unless such administration is carried out by the Backup Servicer in the capacity of the Servicer, if applicable);

(xvi) any failure by the Borrower to give reasonably equivalent value to Transferor in consideration for the transfer by the Transferor to the Borrower of any item of Collateral Portfolio or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xvii) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Transaction Documents; or

(xviii) any failure of the Borrower, the Servicer or any of their respective agents or representatives to remit to the Collection Account within two Business Days of receipt, payments and collections with respect to the Collateral Portfolio remitted to the Borrower, the Servicer or any such agent or representative (other than such a failure on the part of the Backup Servicer in the capacity of Servicer, if applicable).

(b) Any amounts subject to the indemnification provisions of this Section 9.01 shall be paid by the Borrower to the Administrative Agent on behalf of the applicable Indemnified Party within five Business Days following receipt by the Borrower of the Administrative Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 9.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If for any reason the indemnification provided above in this Section 9.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Borrower shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 9.01(a).

(d) If the Borrower has made any payments in respect of Indemnified Amounts to the Administrative Agent on behalf of an Indemnified Party pursuant to this Section 9.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.

(e) The obligations of the Borrower under this Section 9.01 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Lender Agents, the Servicer, the Collateral Agent, the Account Bank, the Backup Servicer or the Collateral Custodian and the termination of this Agreement.

Section 9.02 Indemnities by Servicer. (a) Without limiting any other rights which any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts, awarded against or incurred by any Indemnified Party as a consequence of any of the following, excluding, however, Indemnified Amounts to the extent resulting from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party claiming indemnification hereunder as determined in a final decision by a court of competent jurisdiction:

(i) the inclusion, in any computations made by it in connection with any Borrowing Base Certificate or other report prepared by it hereunder, of any Loan Assets which were not Eligible Loan Assets as of the date of any such computation;

(ii) reliance on any representation or warranty made or deemed made by the Servicer or any of its officers under or in connection with this Agreement or any other Transaction Document, any Servicing Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any respect when made or deemed made or delivered;

(iii) the failure by the Servicer to comply with (A) any term, provision or covenant contained in this Agreement or any other Transaction Document, or any other agreement executed in connection with this Agreement, or (B) any Applicable Law applicable to it with respect to any Portfolio Assets;

(iv) any litigation, proceedings or investigation against the Servicer;

(v) any action or inaction by the Servicer that causes the Collateral Agent, for the benefit of the Secured Parties, not to have a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or any time thereafter;

(vi) the commingling by the Servicer of payments and collections required to be remitted to the Collection Account with other funds;

(vii) any failure of the Servicer or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Servicer acting pursuant to authority granted under Section 6.01 hereof) to remit to Collection Account, payments and collections with respect to Loan Assets remitted to the Servicer or any such agent or representative within two Business Days of receipt;

(viii) the Servicer or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Servicer acting pursuant to authority granted under Section 6.01 hereof) permits or causes or authorizes the withdraw from the Collection Account or the URCA Account of amounts not expressly authorized for withdrawal hereunder;

(ix) the failure by the Servicer to perform any of its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document or errors or omissions related to such duties;

(x) failure or delay in assisting a successor Servicer in assuming each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, or failure or delay in complying with instructions from the Administrative Agent with respect thereto; or

(xi) any of the events or facts giving rise to a breach of any of the Servicer’s representations, warranties, agreements or covenants set forth in Article IV, Article V or Article VI of this Agreement.

(b) Any amounts subject to the indemnification provisions of this Section 9.02 shall be paid by the Servicer to the Administrative Agent on behalf of the applicable Indemnified Party within five Business Days following receipt by the Servicer of the Administrative Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 9.02, shall submit to the Servicer a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If for any reason the indemnification provided above in this Section 9.02 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Servicer shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Servicer shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 9.02(a).

(d) If the Servicer has made any payments in respect of Indemnified Amounts to the Administrative Agent on behalf of an Indemnified Party pursuant to this Section 9.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Servicer in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.

(e) The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loan Assets.

(f) The obligations of the Servicer under this Section 9.02 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Backup Servicer or the Collateral Custodian and the termination of this Agreement.

(g) Any indemnification pursuant to this Section 9.02 shall not be payable from the Collateral Portfolio.

Each applicable Indemnified Party shall deliver to the Indemnifying Party under Section 9.01 and Section 9.02, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

Section 9.03 Legal Proceedings. In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 9.01, the first sentence of Section 9.02 or Section 9.02(d), as applicable), the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable legal fees and expenses of the Indemnified

Party shall be paid by the Indemnifying Party; provided, further, that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party, which firm (and local counsel, if any) shall be designated in writing to the Indemnifying Party by the Indemnified Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.

Section 9.04 After-Tax Basis. Indemnification under Section 9.01 and 9.02 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE X

THE ADMINISTRATIVE AGENT AND THE LENDER AGENTS

Section 10.01 The Administrative Agent.

(a) Appointment. Each Lender Agent and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Lender Agent and each Secured Party. Each Lender Agent and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Lender Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care

(c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction. Each Lender, Lender Agent and each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Transferor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Transferor, or the Servicer or to inspect the property (including the books and records) of the Borrower, the Transferor, or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by email) believed by it to be genuine and signed or sent by the proper party or parties.

(d) Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of any Lender Agent as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lender Agents and Lenders (other than the Conduit Lenders) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Lender Agent or Lenders; provided that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender Agent or Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender or Lender Agent shall be deemed to have declined to consent to the relevant action.

(e) Notice of Event of Default, Unmatured Event of Default or Servicer Termination Event. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default or Servicer Termination Event, unless the Administrative Agent has received written notice from a Lender, Lender Agent, the Borrower or the Servicer referring to this Agreement, describing such Event of Default, Unmatured Event of Default or Servicer Termination Event and stating that such notice is a “Notice of Event of Default,” “Notice of Unmatured Event of Default” or “Notice of Servicer Termination Event,” as applicable. The Administrative Agent shall (subject to Section 10.01(c)) take such action with respect to such Event of Default, Unmatured Event of Default or Servicer Termination Event as may be requested by any Lender Agent acting jointly or as the Administrative Agent shall deem advisable or in the best interest of the Administrative Agent.

(f) Credit Decision with Respect to the Administrative Agent. Each Lender Agent and each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Servicer, the Transferor or any of their respective Affiliates or review or approval of any of the Collateral Portfolio, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender Agent as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender Agent and each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender Agent and each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender Agent and each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender Agent with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Servicer, the Transferor or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

(g) Indemnification of the Administrative Agent. Each Lender and Lender Agent (other than the Conduit Lenders) agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Servicer), ratably in accordance with its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that the Lender Agents and Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of any Lender or Lender Agent shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article X. Without limitation of the foregoing, each Lender (other than the Conduit Lenders) agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Administrative Agent, the Lender Agents or Lenders hereunder or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Servicer.

(h) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Lender Agent and the Borrower and may be removed at any time with cause by the Lender Agents and the Borrower acting jointly. Upon any such resignation or removal, the Lender Agents acting jointly shall appoint a successor Administrative Agent (which, so long as no Event of Default or Unmatured Event of Default is then continuing, shall be subject to the consent of the Borrower, such consent not to be unreasonably withheld). Each Lender Agent agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article X shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(i) Payments by the Administrative Agent. Unless specifically allocated to a specific Lender Agent pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be allocated in accordance with their related Lender’s respective Pro Rata Share on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender Agent on such Business Day, but, in any event, shall pay such amounts to such Lender Agent not later than the following Business Day.

Section 10.02 The Lender Agents.

(a) Authorization and Action. Each Lender, respectively, hereby designates and appoints its applicable Lender Agent to act as its agent hereunder and under each other Transaction Document, and authorizes such Lender Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Lender Agent by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto. No Lender Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with its related Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Lender Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for such Lender Agent. In performing its functions and duties hereunder and under the other Transaction Documents, each Lender Agent shall act solely as agent for its related Lender and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or the Servicer or any of the Borrower’s or the Servicer’s successors or assigns. No Lender Agent shall be required to take any action that exposes such Lender Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or Applicable Law. The appointment and authority of each Lender Agent hereunder shall terminate upon the indefeasible payment in full of all Obligations. Each Lender Agent hereby authorizes the Administrative Agent to file any UCC financing statement deemed necessary by the Administrative Agent on behalf of such Lender Agent (the terms of which shall be binding on such Lender Agent ).

(b) Delegation of Duties. Each Lender Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Lender Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c) Exculpatory Provisions. Neither any Lender Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction), or (ii) responsible in any manner to its related Lender for any recitals, statements, representations or warranties made by the Borrower or the Servicer contained in Article IV, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of the Borrower or the Servicer to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in this Agreement, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. No Lender Agent shall be under any obligation to its related Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower or the Servicer. No Lender Agent shall be deemed to have knowledge of any Event of Default or Unmatured Event of Default unless such Lender Agent has received notice from the Borrower or its related Lender.

(d) Reliance by Lender Agent. Each Lender Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Lender Agent. Each Lender Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of its related Lender as it deems appropriate and it shall first be indemnified to its satisfaction by its related Lenders (other than the Conduit Lenders); provided that, unless and until such Lender Agent shall have received such advice, such Lender Agent may take or refrain from taking any action, as the Lender Agent shall deem advisable and in the best interests of its related Lender. Each Lender Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of its related Lender, and such request and any action taken or failure to act pursuant thereto shall be binding upon its related Lender.

(e) Non-Reliance on Lender Agent. Each Lender expressly acknowledges that neither its related Lender Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such Lender Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower or the Servicer, shall be deemed to constitute any representation or warranty by such Lender Agent. Each Lender represents and warrants to its related Lender Agent that it has and will, independently and without reliance upon its related Lender Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

(f) The Lender Agents are in their Respective Individual Capacities. Each Lender Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though such Lender Agent were not a Lender Agent hereunder. With respect to Advances pursuant to this Agreement, each Lender Agent shall have the same rights and powers under this Agreement in its individual capacity as any Lender and may exercise the same as though it were not a Lender Agent, and the terms “Lender,” and “Lenders,” shall include the Lender Agent in its individual capacity.

(g) Successor Lender Agent. Each Lender Agent may, upon five days’ notice to the Borrower and its related Lender, and such Lender Agent will, upon the direction of its related Lender resign as the Lender Agent for such Lender. If any Lender Agent shall resign, then its related Lender during such five day period shall appoint a successor agent. If for any reason no successor agent is appointed by such Lender during such five day period, then effective upon the termination of such five day period, and the Borrower shall make all payments in respect of the Obligations due to such Lender directly to such Lender, and for all purposes shall deal directly with such Lender. After any retiring Lender Agent’s resignation hereunder as a Lender Agent, the provisions of Articles IX and X shall inure to its benefit with respect to any actions taken or omitted to be taken by it while it was a Lender Agent under this Agreement.

ARTICLE XI

COLLATERAL AGENT

Section 11.01 Designation of Collateral Agent.

(a) Initial Collateral Agent. Each of the Borrower, the Administrative Agent and the Lender Agents hereby designate and appoint the Collateral Agent to act as its agent for the purposes of perfection of a security interest in the Collateral Portfolio and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.

(b) Successor Collateral Agent. Upon the Collateral Agent’s receipt of a Collateral Agent Termination Notice from the Administrative Agent of the designation of a successor Collateral Agent pursuant to the provisions of Section 11.05, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.

(c) Secured Party. The Administrative Agent, the Lender Agents and the Lenders hereby appoint Citibank, in its capacity as Collateral Agent hereunder, as their agent for the purposes of perfection of a security interest in the Collateral Portfolio. Citibank, in its capacity as Collateral Agent hereunder, hereby accepts such appointment and agrees to perform the duties set forth in Section 11.02(b).

Section 11.02 Duties of Collateral Agent.

(a) Appointment. The Borrower, the Administrative Agent and the Lender Agents each hereby appoints Citibank to act as Collateral Agent, for the benefit of the Secured Parties. The Collateral Agent hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. On or before the initial Advance Date, and until its removal pursuant to Section 11.05, the Collateral Agent shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) The Collateral Agent shall calculate amounts to be remitted pursuant to Section 2.04 to the applicable parties and notify the Servicer and the Administrative Agent in the event of any discrepancy between the Collateral Agent’s calculations and the Servicing Report (such dispute to be resolved in accordance with Section 2.05);

(ii) The Collateral Agent shall make payments pursuant to the terms of the Servicing Report or as otherwise directed in accordance with Sections 2.04 or 2.05 (the “Payment Duties”).

(iii) The Collateral Agent shall provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Loan Assets and the other Collateral Portfolio held hereunder which it receives from the related Obligor, participating bank or agent bank. In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Servicer in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of an Event of Default or the Administrative Agent, after the occurrence of Event of Default, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.

(c) (i) The Administrative Agent, each Lender Agent and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loan Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 11.02(c) shall be deemed to relieve the Borrower or the Servicer of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral Portfolio, including to file financing and continuation statements in respect of the Collateral Portfolio in accordance with Section 5.01(t).

(ii) The Administrative Agent may direct the Collateral Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement (x) unless and until (and to the extent) expressly so directed by the Administrative Agent or (y) prior to the Final Maturity Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Administrative Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Agent has knowledge of such matter or written notice thereof is received by the Collateral Agent.

(d) If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e) Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Collection Account Agreement and the URCA Account Agreement. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Collection Account Agreement and the URCA Account Agreement in such capacity.

Section 11.03 Merger or Consolidation. Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

Section 11.04 Collateral Agent Compensation. As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to the Collateral Agent Fees and Collateral Agent Expenses from the Borrower as set forth in the Agent Fee Letter, payable to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Agent’s entitlement to receive the Collateral Agent Fees shall cease on the earlier to occur of: (i) its removal as Collateral Agent pursuant to Section 11.05 or (ii) the termination of this Agreement.

Section 11.05 Collateral Agent Removal. The Collateral Agent may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Agent (the “Collateral Agent Termination Notice”); provided that, notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity until a successor Collateral Agent has been appointed and has agreed to act as Collateral Agent hereunder; provided that the Collateral Agent shall continue to receive compensation of its fees and expenses in accordance with Section 11.04 above while so serving as the Collateral Agent prior to a successor Collateral Agent being appointed.

Section 11.06 Limitation on Liability. (a) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent. Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(f) The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h) Subject in all cases to the last sentence of Section 2.05, in case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of an Event of Default or the Final Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Final Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no duty to perform any of the duties of the Collateral Custodian under this Agreement.

Section 11.07 Collateral Agent Resignation. The Collateral Agent may resign at any time by giving not less than 90 days written notice thereof to the Administrative Agent and with the consent of the Administrative Agent, which consent shall not be unreasonably withheld (and, so long as no Event of Event of Default or Unmatured Event of Default is then continuing, with the consent of the Borrower, such consent not to be unreasonably withheld). Upon receiving such notice of resignation, the Administrative Agent (acting at the direction of the Majority Lenders) shall promptly appoint a successor collateral agent or collateral agents by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, Servicer and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within 45 days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Amendments and Waivers. (a) (i) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Required Lenders and, solely if such amendment or modification would adversely affect the rights and obligations of the Administrative Agent, the Collateral Agent, the Backup Servicer, the Account Bank or the Collateral Custodian, the written agreement of the Administrative Agent, the Collateral Agent, the Account Bank, the Backup Servicer or the Collateral Custodian, as applicable and (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written concurrence of the Administrative Agent and the Required Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notwithstanding the provisions of Section 12.01(a), the written consent of all of the Lenders holding Commitments shall be required for any amendment, modification or waiver (i) reducing any outstanding Advances, or the Yield (or the rate of the Yield) thereon, any prepayment required pursuant to Section 2.18 or any fees or other amounts due to the Lenders (or any of them), (ii) waiving or postponing any date for any payment of any Advance, or the Yield thereon, any prepayment required pursuant to Section 2.18 or any fees or other amounts due to the Lenders (or any of them), (iii) modifying the provisions of this Section 12.01 or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, (iv) extending the Scheduled Commitment Termination Date or the Scheduled Maturity Date, (v) of any of the following defined terms (and any defined terms used in calculating any of the following defined terms): Borrowing Base, Collateral Quality Test, Concentration Limits, Eligible Loan Asset, Minimum Credit Enhancement, Value Adjustment Event, Weighted Average Life Test, or Weighted Average Spread Test, (vi) modifying the provisions of Section 12.17 hereof or any related definitions or provisions that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby, (vii) of any provision of Section 2.04 or (viii) except in connection with the exercise of remedies hereunder or under any other Transaction Documents and as may otherwise be specifically set forth herein, releasing all or substantially all of the Collateral Portfolio.

(c) The Administrative Agent shall provide the Rating Agencies with a copy of any amendment, restatement, supplement or other modification of this Agreement or any of the other Transaction Documents as long as the transaction is funded in a Conduit Lender and the commercial paper of which is rated by the applicable Rating Agency.

(d) Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or vote on any amendment, waiver or consent hereunder, except for an amendment (i) extending the Scheduled Commitment Termination Date or the Scheduled Maturity Date, (ii) reducing the principal due to such Defaulting Lender, (iii) extending or increasing the Commitment of such Defaulting Lender, or (iv) any matter that affects a Defaulting Lender more adversely than other Lenders, in each case, without the consent of such Defaulting Lender.

Section 12.02 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include communication by e-mail), e-mailed or delivered, to each party hereto, at its address set forth below:

If to the Borrower:

SUNS SPV LLC

500 Park Avenue, 5th Floor

New York, NY 10022

Attention: Richard Peteka

Phone No.: (212) 993-1660

If to the Servicer:

SLR INVESTMENT CORP.

500 Park Avenue, 5th Floor

New York, NY 10022

Attention: Richard Peteka

Phone No.: (212) 993-1660

If to the Transferor:

SLR INVESTMENT CORP.

500 Park Avenue, 5th Floor

New York, NY 10022

Attention: Richard Peteka

Phone No.: (212) 993-1660

With a copy to (with respect to the Borrower, the Servicer and the Transferor):

Dominic K.L. Yoong, Esq.

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

Email: dominic.yoong@lw.com

If to the Lender:

For all communications other than Monthly Reports, Borrowing Notices,

Paydown notices, financials and audit reports:

Citi – Global ABS Financing & Securitization

388 Greenwich Street, 6th Floor Trading

New York, NY 10013

Telephone No.: 212-723-3716

Email: CitiABSLendingNotices@citi.com

For all communications:

Citi Global Loans / Conduit Operations

1 Penns Way, Ops 2 Floor 2

New Castle, DE 19720

Telephone: 302-323-5492

Email: conduitoperations@citi.com

If to the Collateral Agent:

For all communications other than Monthly Reports, Borrowing Notices,

Paydown notices, financials and audit reports:

Citi – Global ABS Financing & Securitization

388 Greenwich Street, 6th Floor Trading

New York, NY 10013

Telephone No.: 212-723-3716

Email: CitiABSLendingNotices@citi.com

For all communications:

Citi Global Loans / Conduit Operations

1 Penns Way, Ops 2 Floor 2

New Castle, DE 19720

Telephone: 302-323-5492

Email: conduitoperations@citi.com

If to the Administrative Agent

For all communications other than Monthly Reports, Borrowing Notices,

Paydown notices, financials and audit reports:

Citi – Global ABS Financing & Securitization

388 Greenwich Street, 6th Floor Trading

New York, NY 10013

Telephone No.: 212-723-3716

Email: CitiABSLendingNotices@citi.com

For all communications:

Citi Global Loans / Conduit Operations

1 Penns Way, Ops 2 Floor 2

New Castle, DE 19720

Telephone: 302-323-5492

Email: conduitoperations@citi.com

With a copy to (with respect to the Collateral Agent and Administrative Agent):

Cadwalader, Wickersham & Taft LLP

227 West Trade Street

Charlotte, NC 28202

Email. Nathan.Spanheimer@cwt.com

If to the Account Bank:

Wells Fargo Bank, N.A.

600 S 4th Street, MAC N9300-061

Minneapolis, MN 55479

Attention: Corporate Trust Services – Solar Senior Capital Ltd.

email: ctsabsservicer@wellsfargo.com

with a copy to:

Wells Fargo Bank, N.A.

9062 Old Annapolis Road

Columbia, MD 21045

Attention: Corporate Trust Services — Solar Senior Capital Ltd.

If to the Collateral Custodian:

Wells Fargo Bank, N.A.

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: Corporate Trust Services — Solar Senior Capital Ltd.

email: ABS.Servicer@computershare.com

with a copy to:

Wells Fargo Bank, N.A.

9062 Old Annapolis Road

Columbia, MD 21045

Attention: Corporate Trust Services — Solar Senior Capital Ltd.

With a copy to:

For all communications other than Monthly Reports, Borrowing Notices,

Paydown notices, financials and audit reports:

Citi – Global ABS Financing & Securitization

388 Greenwich Street, 6th Floor Trading

New York, NY 10013

Telephone No.: 212-723-3716

Email: CitiABSLendingNotices@citi.com

For all communications:

Citi Global Loans / Conduit Operations

1 Penns Way, Ops 2 Floor 2

New Castle, DE 19720

Telephone: 302-323-5492

Email: conduitoperations@citi.com

If to the Backup Servicer:

Wells Fargo Bank, N.A.

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: Corporate Trust Services — Solar Senior Capital Ltd.

email: ABS.Servicer@computershare.com

with a copy to:

Wells Fargo Bank, N.A.

9062 Old Annapolis Road

Columbia, MD 21045

Attention: Corporate Trust Services — Solar Senior Capital Ltd.

or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by e-mail shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

Section 12.03 No Waiver Remedies. No failure on the part of the Administrative Agent, the Collateral Agent, any Lender or any Lender Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12.04 Binding Effect; Assignability; Multiple Lenders. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, each Lender, the Lender Agents, the Collateral Agent, the Account Bank, the Collateral Custodian and their respective successors and permitted assigns. Each Lender and their respective successors and assigns may assign, or grant a security interest or sell a participation interest in, (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) or (ii) any Advance (or portion thereof) or any Revolving Note (or any portion thereof) to any Eligible Assignee; provided that prior to an Event of Default, consent of the Borrower (such consent not to be unreasonably withheld) shall be required for (x) a Liquidity Bank to assign to any Person that is not a Liquidity Bank or an Affiliate of a Liquidity Bank or (y) an Institutional Lender to assign to any Person that is not an Affiliate of such Lender; provided, further, a Conduit Lender may at any time pledge or grant a security interest or Lien in all or any portion of its rights under this Agreement to secure any obligations of such Conduit Lender, without notice to or consent of the Borrower, the Servicer or any other Person so long as such pledge or grant of a security interest or Lien shall not release such Conduit Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Conduit Lender as a party hereto. Any such assignee shall execute and deliver to the Servicer, the Borrower and the Administrative Agent a fully-executed Transferee Letter substantially in the form of Exhibit N hereto (a “Transferee Letter”) and a fully-executed Joinder Supplement. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the related Lender Agent for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender Agent. None of the Borrower, the Transferor or the Servicer may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of each Lender Agent and the Administrative Agent. Notwithstanding anything contained in this Agreement to the contrary, no consent of the Borrower shall be needed for a Conduit Lender to assign its interests hereunder to its Liquidity Bank or an Affiliate or to any other Conduit Lender in its Lender Group or to grant a security interest in its interests hereunder to a conduit trustee and no Transferee Letter or any Joinder Supplement shall be required in connection therewith.

(b) Notwithstanding any other provision of this Section 12.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement or under a Liquidity Agreement to secure obligations of such Lender, including any pledge or security interest granted to any Federal Reserve Bank, or any central bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or under such Liquidity Agreement, or substitute any such pledgee or grantee for such Lender as a party hereto or to such Liquidity Agreement, as the case may be.

(c) If a Lender (i) is a Defaulting Lender, (ii) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and the Majority Lenders consented (whether pursuant to Section 12.01 or otherwise), or (iii) requests that the Administrative Agent deliver a demand for payment by the Borrower of amounts payable pursuant to Section 2.10(a) or (b), then, in addition to any other rights and remedies that any Person may have, the Borrower may, by notice to the applicable Lender Agent within 120 days after such event

(with a copy of such notice concurrently delivered to the Administrative Agent), require such Lender Group to assign all of its rights and obligations under the Transaction Documents to one or more Eligible Assignees specified by the Borrower or the Administrative Agent within 20 days after the Borrower’s notice. The Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such assignment if any member of the affected Lender Group fails to execute same. The affected Lender Agent on behalf of the Lender Group shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Transaction Documents, including all principal, interest and fees through the date of assignment (and including, for the avoidance of doubt, any amounts payable pursuant to Section 2.10(a) or (b) the request for which resulted in the application of this Section 12.04(c)).

(d) Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

Section 12.05 Term of This Agreement. This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V and the Servicer’s representations, covenants and duties set forth in Articles IV, V and VI, shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article IX, X and Article XII and the provisions of Section 2.10, Section 2.11, Section 12.07, Section 12.08 and Section 12.09 shall be continuing and shall survive any termination of this Agreement.

Section 12.06 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 12.07 Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to the Collateral Agent, the Account Bank, the Backup Servicer, the Administrative Agent, the Lenders, the Lender Agents, the Collateral Custodian and their respective Affiliates under Section 9.01 and Section 9.02 hereof, each of the Borrower, the Servicer and the Transferor agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Backup Servicer and the Collateral Custodian incurred in connection with the preparation, execution, delivery, administration (including due diligence and periodic auditing and inspections incurred in connection with clauses (h) and (ii) of Section 5.01 or following an Event of Default or Servicer Replacement Event and all other related fees and expenses), renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account

Bank, the Backup Servicer and the Collateral Custodian with respect thereto and with respect to advising the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all reasonable out-of-pocket costs and expenses, if any (including counsel fees and expenses), incurred by the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Backup Servicer or the Collateral Custodian in connection with the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower, the Servicer and the Transferor shall pay on demand any and all stamp, sales, excise and other Taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents or any other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder.

(c) The Servicer and the Transferor shall pay on demand all other reasonable out-of-pocket costs, expenses and Taxes (excluding Taxes imposed on or measured by net income or Excluded Taxes) incurred by the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Collateral Custodian, the Backup Servicer and the Account Bank, including, without limitation, all costs and expenses incurred by the Administrative Agent, the Lender Agents and the Lenders in connection with periodic audits of the Borrower’s, the Transferor’s or the Servicer’s books and records.

(d) In addition, the Borrower shall pay (i) to the extent not included in the calculation of Yield, any and all commissions of placement agents and dealers in respect of Commercial Paper Notes issued to fund the purchase or maintenance of Advances, and (ii) any and all costs and expenses of any issuing and paying agent or other Person responsible for the administration of the Conduit Lenders’ Commercial Paper Notes program in connection with the preparation, completion, issuance, delivery or payment of Commercial Paper Notes issued to fund the purchase or maintenance of Advances.

Section 12.08 No Proceedings. Each of the parties hereto (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Lender any Bankruptcy Proceeding so long as any commercial paper or other senior indebtedness issued by such Conduit Lender shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding.

Section 12.09 Recourse Against Certain Parties. (a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party pursuant hereto or in connection herewith shall be had against any administrator of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 12.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Lenders, the Administrative Agent or the Lender Agents or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or of any such administrator, or any of them, for breaches by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Transferor or the Servicer or any other Person against the Administrative Agent, the Lender Agents, the Lenders, or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the Transferor and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c) No obligation or liability to any Obligor under any of the Loan Assets is intended to be assumed by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(d) Notwithstanding anything in this Agreement to the contrary, no Conduit Lender shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Conduit Lender after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of each Conduit Lender hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by a Conduit Lender exceeds the amount available to such Conduit Lender to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.

(e) The provisions of this Section 12.09 shall survive the termination of this Agreement.

Section 12.10 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including Fee Letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any Fee Letter delivered by the Servicer to the Administrative Agent and the Lender Agents.

Section 12.11 Consent to Jurisdiction; Service of Process. (a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Borrower and the Servicer agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Servicer, as applicable, at its address specified in Section 12.02 or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 12.11 shall affect the right of the Lenders, the Administrative Agent or the Lender Agents to serve legal process in any other manner permitted by law.

Section 12.12 Characterization of Conveyances Pursuant to the Contribution Agreement. (a) It is the express intent of the parties hereto that the conveyance of the Eligible Loan Assets by the Transferor to the Borrower as contemplated by the Contribution Agreement be, and be treated for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower and the Advances described in Section 5.01(bb) and Section 5.02(j) hereof) as, a contribution by the Transferor of such Eligible Loan Assets. It is, further, not the intention of the parties that such contribution be deemed a pledge of the Eligible Loan Assets by the Transferor to the Borrower to secure a debt or other obligation of the Transferor. However, in the event that, notwithstanding the intent of the parties, the Eligible Loan Assets are held to continue to be property of the Transferor, then the parties hereto agree that:

(i) the Contribution Agreement shall also be deemed to be a security agreement under Applicable Law; (ii) as set forth in the Contribution Agreement, the transfer of the Eligible Loan Assets provided for in the Contribution Agreement shall be deemed to be a grant by the Transferor to the Borrower of a first priority security interest (subject only to Permitted Liens) in all of the Transferor’s right, title and interest in and to the Eligible Loan Assets and all amounts payable to the holders of the Eligible Loan Assets in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Collection Account and the URCA Account, whether in the form of cash, instruments, securities or other property; (iii) the possession by the Borrower (or the Collateral Custodian on its behalf) of Loan Assets and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (iv), for purposes of perfecting the security interest pursuant to the UCC; and (iv) acknowledgements from Persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the Borrower for the purpose of perfecting such security interest under Applicable Law. The parties further agree that any assignment of the interest of the Borrower pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created pursuant to the terms of the Contribution Agreement. The Borrower shall, to the extent consistent with this Agreement and the other Transaction Documents, take such actions as may be necessary to ensure that, if the Contribution Agreement was deemed to create a security interest in the Eligible Loan Assets, such security interest would be deemed to be a perfected security interest of first priority (subject only to Permitted Liens) under Applicable Law and will be maintained as such throughout the term of this Agreement.

(b) It is the intention of each of the parties hereto that the Eligible Loan Assets conveyed by the Transferor to the Borrower pursuant to the Contribution Agreement shall constitute assets owned by the Borrower and shall not be part of the Transferor’s estate in the event of the filing of a bankruptcy petition by or against the Transferor under any bankruptcy or similar law.

(c) The Borrower agrees to treat, and shall cause the Transferor to treat, for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower and the Advances described in Section 5.01(bb) and Section 5.02(j) hereof), the transactions effected by the Contribution Agreement as contribution of assets to the Borrower. The Borrower and the Servicer each hereby agree to cause the Transferor to reflect in the Transferor’s financial records and to include a note in the publicly filed annual and quarterly financial statements of Solar Capital indicating that: (i) assets related to transactions (including transactions pursuant to the Transaction Documents) that do not meet SFAS 140 requirements for accounting sale treatment are reflected in the consolidated balance sheet of Solar Capital, as finance receivables pledged and non-recourse, secured borrowings and (ii) those assets are owned by a special purpose entity that is consolidated in the financial statements of Solar Capital, and the creditors of that special purpose entity have received ownership or security interests in such assets and such assets are not intended to be available to the creditors of sellers (or any affiliate of the sellers) of such assets to that special purpose entity.

Section 12.13 Confidentiality. (a) Each of the Administrative Agent, the Lenders, the Lender Agents, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Transferor, the Backup Servicer and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein (including written non-public information relating to an Obligor that is required under the terms of the related Loan Agreement to be maintained as confidential), except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys or other agents, including any Rating Agency or valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loan Assets contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lenders, the Lender Agents, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Backup Servicer, the Transferor and the Collateral Custodian that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. Notwithstanding the foregoing provisions of this Section 12.13(a), the Servicer may, subject to Applicable Law and the terms of any Loan Agreements, make available copies of the documents in the Servicing Files and such other documents it holds in its capacity as Servicer pursuant to the terms of this Agreement, to any of its creditors. It is understood that the financial terms that may not be disclosed except in compliance with this Section 12.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Servicer Termination Events, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, the Borrower and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Lenders, the Lender Agent, the Account Bank, the Backup Servicer, the Collateral Agent or the Collateral Custodian by each other, (ii) by the Administrative Agent, the Lenders, the Lender Agent, the Account Bank, the Collateral Agent, the Backup Servicer and the Collateral Custodian to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Administrative Agent, the Lenders, the Lender Agent, the Account Bank, the Collateral Agent, the Backup Servicer and the Collateral Custodian to any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Conduit Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Lenders, the Administrative Agent, the Lender Agent, the Collateral Agent, the Account Bank, the Backup Servicer and the Collateral Custodian may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation (including, without limitation Rule 17g-5) , (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of the Lenders’, the Administrative Agent’, the Lender Agents’, the Collateral Agent’s, the Account Bank’s, the Backup Servicer’s or the Collateral Custodian’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, any Lender, any Lender Agent, the Collateral Agent, the Collateral Custodian, the Backup Servicer or the Account Bank or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Servicer or the Transferor or (e) to any affiliate, independent or internal auditor, agent, employee or attorney of the Collateral Agent, the Backup Servicer or the Collateral Custodian having a need to know the same, provided that the disclosing party advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, Servicer or the Transferor.

Section 12.14 Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 12.14 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 12.15 Right of Set Off. The Borrower agrees that, in addition to (and without limitation of) any right of set-off that the Lender Agents or any Lender may otherwise have, each of the Lender Agents and the Lenders shall be entitled, at its option, to offset amounts owing by the Lender Agents or such Lender, as the case may be, to the Borrower, in Dollars or in any other currency (irrespective of the place of payment or booking office of the obligation and regardless of whether such amounts are then due to the Borrower), against any amount payable by the Borrower to the Lender Agents or such Lender, as the case may be, under this Agreement that is not paid when due. For this purpose, any amount owing by the Lender Agents or any Lender to the Borrower may be converted by the Lender Agents or such Lender, as the case may be, into the currency in which the amount payable by the Borrower to the Lender Agents or such Lender, as the case may be, under this Agreement is denominated at the rate of exchange at which the Lender Agents or such Lender, as the case may be, would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

Section 12.16 Headings and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 12.17 Ratable Payments. If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than pursuant to Breakage Fees, Section 2.10 or Section 2.11) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

Section 12.18 Failure of Borrower or Servicer to Perform Certain Obligations. If the Borrower or the Servicer, as applicable, fails to perform any of its agreements or obligations under Section 5.01(u), Section 5.02(q) or Section 5.03(e), the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower or the Servicer (on behalf of the Borrower), as applicable, upon the Administrative Agent’s demand therefor.

Section 12.19 Power of Attorney. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral Portfolio and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral Portfolio as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral Portfolio. This appointment is coupled with an interest and is irrevocable.

Section 12.20 Delivery of Termination Statements, Releases, etc. Upon payment in full of all of the Obligations (other than unmatured contingent indemnification obligations) and the termination of this Agreement, the Administrative Agent and the Collateral Agent shall deliver to the Borrower termination statements, reconveyances, releases and other documents necessary or appropriate to evidence the termination of the Pledge and other Liens securing the Obligations, all at the expense of the Borrower.

Section 12.21 USA PATRIOT Act. Each of the Lender, the Joint Lead Arrangers, the Collateral Agent and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower, the Servicer and the Transferor that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify, and record information that identifies each of the Borrower, the Servicer and the Transferor, which information includes the name of each of the Borrower, the Servicer and the Transferor and other information that will allow each Lender, Joint Lead Arranger, Collateral Agent or the Administrative Agent, as applicable, to identify the Borrower, the Servicer and the Transferor in accordance with the USA PATRIOT Act, and each of the Borrower, the Servicer and the Transferor agree to provide such information from time to time to each Lender, Joint Lead Arranger, Collateral Agent and the Administrative Agent, as applicable.

Section 12.22 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.23 Erroneous Payments

(a)

(i) If the Administrative Agent notifies a Lender, Secured Party or other recipient that the Administrative Agent has determined in its sole discretion that any funds received by such recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by such-recipient (whether or not known to such recipient) (any such funds whether as a payment, prepayment or repayment of principal, interest, fees or other amounts; a distribution or otherwise; individually and collectively, a (“Payment”) and any such recipient, an (“Unintended Recipient”)) and demands the return of such Payment (or a portion thereof), such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such demand was made, in same day funds in Dollars, together with interest thereon in respect of each day from and including the day such Payment (or portion thereof) was received by such Unintended Recipient to the date such amount is repaid to the Administrative Agent in same day funds at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(ii) To the extent permitted by applicable law, each party hereto and each Secured Party shall not assert any right or claim to the Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(iii) A notice of the Administrative Agent to any Unintended Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) If an Unintended Recipient receives a Payment from the Administrative Agent (or any of its Affiliates):

(i) that is in a different amount than, or on a different date from, that specified in a notice of payment or calculation statement sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”);

(ii) that was not preceded or accompanied by a Payment Notice, or

(iii) that such Unintended Recipient otherwise becomes aware was transmitted, or received, in error or mistake (in whole or in part) or such payment is otherwise inconsistent with such recipient’s or market expectations;

in each case, an error shall be presumed to have been made with respect to such Payment absent written confirmation from the Administrative Agent to the contrary. Upon demand from the Administrative Agent, such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c) The Borrower and each other party hereto hereby agrees that the receipt by an Unintended Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed to such Unintended Recipient by the Borrower or any other party hereto to the extent such Payment was not made from funds provided by the Borrower or an Affiliate thereof or for such purpose from funds on deposit in any account of the Borrower.

Section 12.24 Benchmark Replacement Setting

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then, (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, in connection with a Benchmark Transition Event, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to this Agreement or any other Transaction Document, or further action or consent of the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Borrower.

(i) If (i) a Benchmark Replacement Date has occurred and the applicable Benchmark Replacement on such Benchmark Replacement Date is a Benchmark Replacement other than the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, (ii) subsequently, the Relevant Governmental Body recommends for use a forward-looking term rate based on SOFR and the Borrower requests that the Lender review the administrative feasibility of such recommended forward-looking term rate for purposes of this Agreement and (iii) following such request from the Borrower, the Lender determines (in its sole discretion) that such forward looking term rate is administratively feasible for the Lender, then the Lender may (in its sole discretion) provide the Borrower with written notice that from and after a date identified in such notice: (i) a Benchmark Replacement Date shall be deemed to have occurred, the Benchmark Replacement on such Benchmark Replacement Date shall be deemed to be a Benchmark Replacement determined in accordance with clause (1) of the definition of “Benchmark Replacement” under this Section 12.24; provided, however, that if upon such Benchmark Replacement Date the Benchmark Replacement Adjustment is unable to be determined in accordance with clause (1) of the definition of “Benchmark Replacement” and the corresponding definition of “Benchmark Replacement Adjustment”, then the Benchmark Replacement Adjustment in effect immediately prior to such new Benchmark Replacement Date shall be utilized for purposes of this Benchmark Replacement (for avoidance of doubt, for purposes of this proviso, such Benchmark Replacement Adjustment shall be the Benchmark Replacement Adjustment which was established in accordance with the definition of “Benchmark Replacement Adjustment” on the date determined in accordance with clauses (1) or (2), as applicable, of the definition of “Benchmark Replacement Date” hereunder) and (ii) such forward looking term rate shall be deemed to be the forward looking term rate referenced in the definition of “Term SOFR” for all purposes hereunder or under any Transaction Document in respect of any Benchmark setting and any subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document. For the avoidance of doubt, if the circumstances described in the immediately preceding sentence shall occur, all applicable provisions set forth in this Section 12.24 shall apply with respect to such election of the Lender as completely as if such forward-looking term rate was initially determined in accordance with clause (1) of the definition of “Benchmark Replacement”, including, without limitation, the provisions set forth in clauses (b) and (f) of this Section 12.24.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Servicer, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Servicer of (i) any Benchmark Replacement Date and the related Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (iv) the commencement or conclusion of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 12.24 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 12.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower, except, in each case, as expressly required pursuant to this Section 12.24.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or any Fixed Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent, in consultation with the Borrower, in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent, in consultation with the Borrower, may modify the definition of “Remittance Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Remittance Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Advances bearing interest at the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f) Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the Term SOFR, SONIA, the EURIBOR Rate or other rates in the definition of “Applicable Spread”, “Applicable Reference Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to Term SOFR, CDOR, SONIA, the EURIBOR Rate (or any other Benchmark) or have the same volume or liquidity as, did Term SOFR. CDOR, SONIA, the EURIBOR Rate (or any other Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 12.24 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (d) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 12.24.

(g) None of the Account Bank, the Backup Servicer or the Collateral Custodian shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Term SOFR (or other applicable Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Unavailability Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any Benchmark Replacement, or other modifier to any replacement or successor index, or (iv) to determine whether or what conforming changes are necessary or advisable, if any, in connection with any of the foregoing. None of the Account Bank, the Backup Servicer or the Collateral Custodian shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of Term SOFR (or Benchmark Replacement, if applicable) and absence of a designated Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Administrative Agent, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

Section 12.25 Recognition of the U.S. Special Resolution Regimes.

To the extent that this Agreement and/or any other Transaction Document constitutes a QFC, the Borrower agrees with each Secured Party as follows:

(a) in the event a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement and/or any other Transaction Document and any interest and obligation in or under this Agreement and/or any other Transaction Document from such Covered Party, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or any other Transaction Document, and any such interest and obligation, were governed by the laws of the United States or a state of the United States; and

(b) in the event that a Covered Party or a BHC Act Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or any other Transaction Document that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or any other Transaction Document were governed by the laws of the United States or a state of the United States.

Section 12.26 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

(a) Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(ii) the effects of any Bail-In Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability (including without limitation a reduction in any accrued or unpaid interest in respect of such liability);

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

ARTICLE XIII

COLLATERAL CUSTODIAN

Section 13.01 Designation of Collateral Custodian.

(a) Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 13.01. Each of the Borrower, the Administrative Agent and the Lender Agent hereby designate and appoint the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 13.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

Section 13.02 Duties of Collateral Custodian.

(a) Appointment. The Borrower, the Administrative Agent and the Lender Agent each hereby appoints Wells Fargo Bank, N.A. to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. From the Closing Date until its removal pursuant to Section 13.05, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.02(a) and Section 3.04(b) hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five Business Days of its receipt of any Required Loan Documents, the related Loan Asset Schedule and a hard copy of the Loan Asset Checklist, the Collateral Custodian shall review the Required Loan Documents to confirm that (A) such Required Loan Documents have been executed (either an original or a copy, as indicated on the Loan Asset Checklist) and have no mutilated pages, (B) filed stamped copies of the UCC and other filings (identified on the Loan Asset Checklist) are included, (C) if listed on the Loan Asset Checklist, a copy of an Insurance Policy with respect to any real or personal property constituting the Underlying Collateral is included, and (D) the related original balance (based on a comparison to the note or assignment agreement, as applicable), Loan Asset number and Obligor name, as applicable, with respect to such Loan Asset is referenced on the related Loan Asset Schedule (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the

Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian a hard copy (which may be preceded by an electronic copy of the related Loan Asset Checklist which contains the Loan Asset information with respect to the Required Loan Documents being delivered, identification number and the name of the Obligor with respect to such Loan Asset. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Asset Checklist. If, at the conclusion of such review, the Collateral Custodian shall determine that (i) the original balance of the Loan Asset with respect to which it has received Required Loan Documents is less than as set forth on the Loan Asset Schedule, the Collateral Custodian shall notify the Administrative Agent and the Servicer of such discrepancy within one Business Day, or (ii) any Review Criteria is not satisfied, the Collateral Custodian shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Loan Assets and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. In addition, if requested in writing (in the form of Exhibit M) by the Servicer and approved by the Administrative Agent within 10 Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Loan Asset which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents. Notwithstanding anything to the contrary contained herein, the Collateral Custodian shall have no duty or obligation with respect to any Loan Asset checklist delivered to it in electronic form.

(ii) In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided, further, that, the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(iii) All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on the address of the Collateral Custodian in Section 12.02, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Collateral Custodian in a written notice delivered at least 30 days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to Solar Capital and its Affiliates and subsidiaries; provided, however, the Collateral Custodian shall segregate any commingled files upon written request of the Administrative Agent and the Borrower.

(iv) On the 12th calendar day of every month (or if such day is not a Business Day, the next succeeding Business Day), the Collateral Custodian shall provide a written report to the Administrative Agent and the Servicer (in a form mutually agreeable to the Administrative Agent and the Collateral Custodian) identifying each Loan Asset for which it holds Required Loan Documents and the applicable Review Criteria that any Loan Asset fails to satisfy.

(v) Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(c) (i) The Collateral Custodian agrees to cooperate with the Administrative Agent and the Collateral Agent and deliver any Required Loan Documents to the Collateral Agent or Administrative Agent (pursuant to a written request in the form of Exhibit M), as applicable, as requested in order to take any action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VIII. In the event the Collateral Custodian receives instructions from the Collateral Agent, the Servicer or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(ii) The Administrative Agent may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has knowledge of such matter or written notice thereof is received by the Collateral Custodian.

Section 13.03 Merger or Consolidation. Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 13.04 Collateral Custodian Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the Collateral Custodian Fees from the Borrower as set forth in the Backup Servicer and Collateral Custodian Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fees shall cease on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 13.05, (ii) its resignation as Collateral Custodian pursuant to Section 13.07 of this Agreement or (iii) the termination of this Agreement.

Section 13.05 Collateral Custodian Removal. The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed and has agreed to act as Collateral Custodian hereunder.

Section 13.06 Limitation on Liability. (a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h) Subject in all cases to the last sentence of Section 13.02(c)(i), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default or the Final Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Final Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 13.07 Collateral Custodian Resignation. Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than 90 days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit M; provided that the Borrower shall consent to any successor Collateral Custodian appointed by the Administrative Agent at the direction of the Majority Lenders (such consent not to be unreasonably withheld). Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed.

Section 13.08 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral Portfolio, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit M, to release to the Servicer within two Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan Asset shall be liquidated, in which case, the Servicer shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Servicer to the Collateral Agent, all in the form annexed hereto as Exhibit M.

(b) Limitation on Release. The foregoing provision with respect to the release to the Servicer of the Required Loan Documents and documents by the Collateral Custodian upon request by the Servicer shall be operative only to the extent that the Administrative Agent has consented to such release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Servicer shall provide notice of the same to the Administrative Agent. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Collateral Custodian of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit M (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Loan Documents to the Servicer.

Section 13.09 Return of Required Loan Documents. The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to Section 2.16, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit M hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral Portfolio to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Borrower.

Section 13.10 Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Servicer. The Collateral Custodian shall provide to the Administrative Agent and each Lender Agent access to the Required Loan Documents and all other documentation regarding the Collateral Portfolio including in such cases where the Administrative Agent and each Lender Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and the Collateral Custodian’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Lender Agent, the Administrative Agent and each Lender Agent may review the Servicer’s collection and administration of the Collateral Portfolio in order to assess compliance by the Servicer with the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral Portfolio, and Required Loan Documents in conjunction with such a review. Such review shall be (subject to Section 5.03(d)(ii)) reasonable in scope and shall be completed in a reasonable period of time. Without limiting the foregoing provisions of this Section 13.10, from time to time (and, in any case, a minimum of three times during each fiscal year of the Servicer) upon reasonable notice to the Administrative Agent, the Collateral Custodian shall permit independent public accountants or other auditors appointed by the Servicer to conduct, at the expense of the Servicer (on behalf of the Borrower), a review of the Required Loan Documents and all other documentation regarding the Collateral Portfolio.

Section 13.11 Bailment. The Collateral Custodian agrees that, with respect to any Required Loan Documents at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent and bailee of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral Portfolio and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:

SUNS SPV LLC

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE SERVICER:

SLR INVESTMENT CORP.

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE TRANSFEROR:

SLR SENIOR INVESTMENT CORP.

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE ADMINISTRATIVE AGENT:

CITIBANK, N.A.

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE COLLATERAL AGENT:

CITIBANK, N.A.

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE ACCOUNT BANK, COLLATERAL CUSTODIAN AND BACKUP SERVICER:

WELLS FARGO BANK, N.A.

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

CONDUIT:

CAFCO, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
Name:
Title:

CAFCO, LLC

For all communications other than Monthly Reports, Borrowing Notices, Paydown notices, financials and audit reports:

c/o Citi – Global ABS Financing & Securitization 388 Greenwich Street, 6th Floor Trading
New York, NY 10013
Telephone No.: 212-723-3716
Email: CitiABSLendingNotices@citi.com

For all communications:

Citi Global Loans / Conduit Operations 1 Penns Way, Ops 2 Floor 2
New Castle, DE 19720
Telephone: 302-323-5492
Email: conduitoperations@citi.com

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

CONDUIT:

CHARTA, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
Name:
Title:

CHARTA, LLC

For all communications other than Monthly Reports, Borrowing Notices, Paydown notices, financials and audit reports:

c/o Citi – Global ABS Financing & Securitization
388 Greenwich Street, 6th Floor Trading
New York, NY 10013
Telephone No.: 212-723-3716
Email: CitiABSLendingNotices@citi.com

For all communications:
Citi Global Loans / Conduit Operations
1 Penns Way, Ops 2 Floor 2
New Castle, DE 19720
Telephone: 302-323-5492
Email: conduitoperations@citi.com

CONDUIT:

CIESCO, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
Name:
Title:

CIESCO, LLC

For all communications other than Monthly Reports, Borrowing Notices, Paydown notices, financials and audit reports:

c/o Citi – Global ABS Financing & Securitization
388 Greenwich Street, 6th Floor Trading
New York, NY 10013
Telephone No.: 212-723-3716
Email: CitiABSLendingNotices@citi.com

For all communications:
Citi Global Loans / Conduit Operations
1 Penns Way, Ops 2 Floor 2
New Castle, DE 19720
Telephone: 302-323-5492
Email: conduitoperations@citi.com

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

CONDUIT:
CRC FUNDING, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
Name:
Title:

CRC FUNDING, LLC

For all communications other than Monthly Reports, Borrowing Notices, Paydown notices, financials and audit reports:

c/o Citi – Global ABS Financing & Securitization
388 Greenwich Street, 6th Floor Trading
New York, NY 10013
Telephone No.: 212-723-3716
Email: CitiABSLendingNotices@citi.com

For all communications:
Citi Global Loans / Conduit Operations
1 Penns Way, Ops 2 Floor 2
New Castle, DE 19720
Telephone: 302-323-5492
Email: conduitoperations@citi.com

LIQUIDITY BANK and LENDER AGENT:

CITIBANK, N.A.

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

INSTITUTIONAL LENDER:

CAPITAL ONE BANK, N.A.

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

INSTITUTIONAL LENDER:

ING CAPITAL LLC

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

SCHEDULE I

Condition Precedent Documents

As required by Section 3.01 of the Agreement, each of the following items must be delivered to the Administrative Agent prior to the effectiveness of the Agreement:

(a) A copy of this Agreement duly executed by each of the parties hereto;

(b) A certificate of the Secretary, Assistant Secretary or managing member, as applicable, of each of the Borrower and Solar Capital, dated the date of this Agreement, certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign on behalf of such Person the Transaction Documents to which it is a party (on which certificate the Administrative Agent, the Lenders, the Collateral Custodian, the Backup Servicer and the Lender Agents may conclusively rely until such time as the Administrative Agent and the Lender Agents shall receive from the Borrower or Solar Capital, as applicable, a revised certificate meeting the requirements of this paragraph (b)(i)), (ii) that the copy of the certificate of formation or articles of incorporation of such Person, as applicable, is a complete and correct copy and that such certificate of formation or articles of incorporation have not been amended, modified or supplemented and are in full force and effect, (iii) that the copy of the limited liability company agreement or by-laws, as applicable, of such Person are a complete and correct copy, and that such limited liability company agreement or by-laws have not been amended, modified or supplemented and are in full force and effect, and (iv) the resolutions of the board of directors of such Person or managing member, as applicable, approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents to which it is a party;

(c) A good standing certificate, dated as of a recent date for each of the Borrower and Solar Capital, issued by the Secretary of State of such Person’s State of formation or organization, as applicable and evidence the Borrower is duly qualified and in good standing under the laws of the state of New York;

(d) Duly executed Powers of Attorney from the Borrower and Solar Capital;

(e) Duly executed Revolving Notes to the extent requested by a Lender Agent;

(f) Financing statements (the “Facility Financing Statements”) describing the Collateral Portfolio, and (i) naming the Borrower as debtor and the Collateral Agent, on behalf of the Secured Parties, as secured party, (ii) naming the Transferor as debtor, the Borrower as assignor and the Collateral Agent, on behalf of the Secured Parties, as secured party/total assignee and (iii) other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Collateral Agent’s, on behalf of the Secured Parties, interests in all Collateral Portfolio;

SCH. I-1

(g) Financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral Portfolio previously granted by the Transferor;

(h) Copies of tax and judgment lien searches in all jurisdictions reasonably requested by the Administrative Agent and requests for information (or a similar UCC search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name the Borrower (under its present name and any previous name) or Solar Capital (under its present name and any previous name) as debtor(s) and which are filed in the jurisdictions of Maryland and/or Delaware, as applicable, together with copies of such financing statements (none of which shall cover any Collateral Portfolio);

(i) One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Lender Agents, Backup Servicer, Collateral Custodian and the Collateral Agent, with respect to such matters as the Administrative Agent may reasonably request;

(j) One or more favorable Opinions of Counsel of counsel to Solar Capital, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Lender Agents, the Backup Servicer, the Collateral Custodian and the Collateral Agent, with respect to, such matters as the Administrative Agent may reasonably request;

(k) One or more favorable Opinions of Counsel of Maryland counsel to Solar Capital, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Lender Agents, the Backup Servicer, the Collateral Custodian and the Collateral Agent, with respect to, all matters under Maryland law regarding the due authorization, execution and delivery of, and enforceability of each of the Transaction Documents, not covered by opinion (j) above;

(l) Duly completed copies of IRS Form W-9 (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law) for the Borrower; and

(m) A copy of each of the other Transaction Documents duly executed by the parties thereto including, without limitation, the Collection Account Agreement and the URCA Account Agreement.

SCH. I-2

SCHEDULE II

Prior Names, Tradenames, Fictitious Names and “Doing Business As” Names

None.

SCH. II-1

SCHEDULE III

Eligible Loan Assets

The following criteria shall be true and correct with respect to such Loan Asset to be considered an Eligible Loan Asset:

I.	As of the Cut-Off Date with respect to such Loan Asset:

(a)	The Loan Asset has been originated or acquired by the Borrower in accordance with the Credit and Collection Policy.

(b)	The Loan Asset has an original term to maturity of not greater than (i) if such Loan Asset is a Healthcare Loan Asset or an Asset Based Loan, 5 years, and (ii) in all other cases, 7 years.

(c)	No default or event of default is continuing under the related Loan Agreement or other documentation relating to such Loan Agreement as of the date of the Pledge of such Loan Asset.

(d)	The Loan Asset was originated or acquired in the ordinary course of the Transferor’s business.

(e)	The Loan Asset was not adversely selected by the Transferor or Servicer.

(f)	The acquisition of a Loan Asset from the Transferor does not violate Applicable Law.

(g)

If the Loan Asset is funded in connection with a leveraged acquisition, the Loan Asset is either (i) a HLT Loan Asset (subject to the Concentration Limits), or (ii) the related Obligor’s pro forma ratio of equity to total capital is not less than 25%.

(h)

If the Loan Asset is a Healthcare Loan Asset, the Servicer has confirmed (based on financial information provided by the related Obligor) that, immediately prior to the Cut-Off Date, the related Obligor maintains Unrestricted Cash and availability under its credit facilities necessary to make payment on all of its Indebtedness over the next 12-Month period.

II.	At all times (including as of the Cut-Off Date) with respect to such Loan Asset:

(a)

The Loan Asset is either (i) a Broadly Syndicated Loan Asset (other than a Cov-Lite Loan Asset), Unitranche Loan Asset or First Lien Loan Asset, or (ii) a Cov-Lite Loan Asset with an Assigned Value of 90% or greater or (iii) a Second Lien Loan Asset that is a Floating Rate Loan Asset with an Assigned Value of 85% or greater.

SCH. III-1

(b)

The Loan Asset is either (i) a Foreign Currency Loan Asset (subject to the Concentration Limits), or (ii) denominated and payable only in the United States in Dollars and does not permit the currency to be changed or place of payment to be modified outside of the United States.

(c)

If the Loan Asset is a Foreign Currency Loan Asset, either (i) such Loan Asset is subject to a Hedging Agreement, or (ii) the Advance hereunder with respect to such Loan Asset is funded in the related Foreign Currency.

(d)	If the Loan Asset is a Foreign Currency Loan Asset, it is not a Revolving Loan Asset.

(e)	The Loan Asset is neither a Charged-Off Asset nor a Delinquent Asset.

(f)	The Loan Asset is either (i) a Fixed Rate Loan Asset (subject to the Concentration Limits), or (ii) a Floating Rate Loan Asset.

(g)	[intentionally omitted].

(h)	If the Loan Asset is a Revolving Loan Asset (which definition includes delayed draw term loans), it expressly excludes any Retained Interest thereunder;

(i)	If the Loan Asset is a Revolving Loan Asset (which definition includes delayed draw term loans), it is not a Foreign Currency Loan Asset;

(j)	The Loan Asset is not a loan primarily for personal, family or household use.

(k)	The Loan Asset and related Loan Agreement and related documents are in full force and effect and free and clear of Liens (other than Permitted Liens).

(l)	The Servicer has delivered to the Collateral Agent three years (or, if in existence for a shorter period, such shorter period) historical financial statements of the related Obligor.

(m)

The Loan Asset and related Loan Agreement and related documents and Loan Asset File is fully assignable or, if such assignment is subject to the consent of the underlying Obligor or lender agent under the related Loan Agreement, the related Loan Agreement provides that such consent to assignment shall not be unreasonably withheld; provided that all consents required to be obtained with respect to such Loan Asset shall have obtained prior to the related Cut-Off Date.

(n)	The Loan Asset Agreement qualifies as an “instrument” or a “payment intangible” under article 9 of the UCC.

(o)	The Loan Asset and obligations under the Loan Agreement are not subject to any litigation, dispute, refund, claims of rescission, setoff, netting, counterclaim or defense.

SCH. III-2

(p)	Payments under the Loan Asset not subject to withholding tax (unless grossed up).

(q)	The Loan Asset is not secured by margin stock nor exchangeable for equity.

(r)	The Loan Asset is not a commercial real estate loan nor is the Loan Asset principally secured by real property or real estate.

(s)	The Borrower, the Servicer and the related Obligor treat the payment obligations under the Loan Asset as indebtedness for tax purposes.

(t)	The Transferor records the Loan Asset on its books and records as a “true contribution”, and contributed, and transferred to the Borrower.

(u)	The related Loan Asset File for the Loan Asset is in the possession of the Collateral Custodian within five Business Days of any related Advance Date as to the Loan Asset.

(v)

Each of the Transferor, the Servicer and the Borrower has all necessary licenses and permits under Applicable Law, to purchase, own and service the Loan Asset in the state where the related Obligor is located.

(w)

The Loan Asset and the related Loan Agreement do not contain confidentiality restrictions that would prohibit or otherwise prevent the reporting and deliveries required from the Servicer hereunder, (ii) prohibit or impede in any material manner the Administrative Agent from conducting its audits in a reasonable manner as contemplated hereunder, or (iii) prohibit or impede in any material manner the Backup Servicer or any Replacement Servicer from performing their respective duties hereunder or under any other Transaction Document.

(x)

The related Loan Agreement (other than a Loan Agreement exclusively governing a First Lien Loan Asset) contains currently effective financial maintenance covenants (i.e., the Loan Asset is not a “covenant-lite loan” containing only incurrence covenants).

(y)

If the Loan Asset is a First Lien Loan Asset (other than a Cov-Lite Loan Asset or an Asset Based Loan), the related Loan Agreement contains at least one currently effective financial maintenance covenant.

(z)

If the Loan Asset is a Designated Loan Asset that is described in clause (i) of the definition thereof, (i) the outstanding principal balance and unfunded commitments of the related working capital facility does not exceed 25% of the sum of (x) the outstanding principal balance and unfunded commitments of the related working capital facility, plus (y) the outstanding principal balance of such Designated Loan Asset plus any other First Lien Debt of the Obligor, and (ii) the ratio of (x) the sum of the outstanding principal balance and unfunded commitments of such working capital facility to (y) the EBITDA of the Obligor on such loan (i) with respect to Broadly Syndicated Loan Assets or any other Loan Asset that is rated at least B- by S&P or B3 by Moody’s, shall not exceed 1.50:1:00, and (ii) with respect to all other Loan Assets, shall not exceed 1.00:1.00.

SCH. III-3

(aa)

Other than Foreign Obligors, the related Obligor for such Loan Asset is a legal entity, duly formed, existing and in good standing under the laws of a state in the United States and whose principal Underlying Collateral is located in the United States.

(bb)	The related Obligor for such Loan Asset is not a Governmental Authority.

(cc)	The related Obligor for such Loan Asset is not an Affiliate of the Borrower, Solar Senior, Solar Management or any of their respective Affiliates.

(dd)	The Loan Asset is either (i) a DIP Loan (subject to the Concentration Limits), or (ii) the related Obligor thereunder is Solvent and not subject of a Bankruptcy Event.

(ee)	The related Loan Agreement for such Loan Asset requires the Obligor thereunder to pay all maintenance, repair, insurance and taxes related to the Underlying Collateral.

(ff)

Except with respect to Healthcare Loan Assets and Asset Based Loans, the EBITDA of the related Obligor of the Loan Asset is greater than or equal to (i) if such Loan Asset is a Cov-Lite Loan Asset, $40,000,000, and (ii) in all other cases, $10,000,000.

(gg)

Except with respect to Asset Based Loans, if the EBITDA of the related Obligor of the Loan Asset is less than $15,000,000, such Obligor’s pro forma ratio of equity to total capital is not less than 40%.

(hh)

If the Loan Asset is a Healthcare Loan Asset, (i) it is a First Lien Loan Asset that is not a Broadly Syndicated Loan Asset, and (ii) the ratio of cash equity invested to Total Debt of the related Obligor is equal to or greater than 3:00:1.00 at all times.

(ii)

If the Loan Asset is a Broadly Syndicated Loan Asset, it maintains or has access to obtain promptly at all times at least two Quoted Prices or at least two price quotes by any of the Loan Pricing Corporation, Markit Group Limited or any broker-dealer recommended by the Servicer and approved in writing by the Administrative Agent.

SCH. III-4

SCHEDULE IV

Loan Asset Schedule

(See Attached)

SCH. IV-1

SCHEDULE V

Advance Date Assigned Values

None.

SCH. V-1

SCHEDULE VI

Nationally Recognized Valuation Firms

(i)	1st Star Alcer
(ii)	A&G Realty Partners
(iii)	ARG Recovery, LLC
(iv)	Ascend Appraisal Solutions
(v)	Avitas
(vi)	Brian Testo Associates
(vii)	C&L Aviation
(viii)	CBRE
(ix)	Century Services, Inc.
(x)	Comly Auctioneers & Appraiser
(xi)	Corporate Advisory Solutions
(xii)	Cushman & Wakefield
(xiii)	DJM Realty
(xiv)	Dufor Lasky
(xv)	FTI Consulting
(xvi)	Gordon Brothers
(xvii)	Great American
(xviii)	Heritage Global Valuations
(xix)	Hilco Valuation Services
(xx)	Hopkins Appraisal Services
(xxi)	HyperAMS, LLC
(xxii)	Jay, Cobb & Marley
(xxiii)	Koster Industries Inc.
(xxiv)	Lenders Consulting Group
(xxv)	MEI Corp
(xxvi)	Nardella & Tayler
(xxvii)	RCS Real Estate Advisors
(xxviii)	Richie Brothers
(xxix)	RSM Richter
(xxx)	Sector 3 Appraisals, Inc.
(xxxi)	Spain Price Reader Thompson
(xxxii)	Taylor & Martin
(xxxiii)	The Branford Group
(xxxiv)	Tiger Capital Group
(xxxv)	Vion

SCH: VI-1

ANNEX A

Commitments

Liquidity Bank	Citibank, N.A.	Commitment	$175,000,000

Institutional Lender	Capital One, N.A.	Commitment	$50,000,000

Institutional Lender	ING Capital LLC	Commitment	$50,000,000

Annex B-1

EXHIBIT U

ADDITIONAL TERMS ADDENDUM

Reference is hereby made to the Loan and Servicing Agreement, dated as of August 26, 2011, as amended from time to time (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), by and among SUNS SPV LLC, as the borrower, SLR Investment Corp., as the transferor and the servicer, Citibank, N.A., as the administrative agent and collateral agent, each of the Conduit Lenders and Liquidity Banks from time to time party thereto, each of the Lender Agents from time to time party thereto, each of the Institutional Lenders from time to time party thereto, and Wells Fargo Bank, N.A., as the account bank, the collateral custodian and the backup servicer, relating to the $275,000,000 revolving credit facility. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Loan and Servicing Agreement.

The parties hereto agree that the following defined terms in Section 1.01 of the Loan and Servicing Agreement (Certain Defined Terms) shall read as follows:

“Applicable Spread” means (1) the Blended Rate per annum, plus (2) at any time (i) 60 days following the date that the Conduit Lender provides written notice to the Administrative Agent and the Borrower that it is unwilling to fund Advances hereunder or a Lender Agent otherwise determines that funding of Advances hereunder through the issuance of Commercial Paper Notes is unavailable, or (ii) during the continuance of an Event of Default or following the termination of the Amortization Period, 2.00% per annum.

“Blended Rate” means, as of any Determination Date, the amount determined pursuant to the formula below (plus, if such Determination Date is on or after June 22, 2023, 0.26%):

(NHCR x OPB-NHCAB/AOPB) + (HCABR x OPB-HC/AOPB)

Where:

AOPB	=	The Aggregate Outstanding Principal Balance

NHCR	=	During the Revolving Period, 2.00%, and during the Amortization Period, 4.00%

OPB-NHCAB	=	The aggregate Outstanding Principal Balances of all Eligible Loan Assets excluding Healthcare Loan Assets and Asset Based Loans that are Eligible Loan Assets

HCABR	=	During the Revolving Period, 2.50%, and during the Amortization Period, 4.50%

OPB-HC	=	The aggregate Outstanding Principal Balances of all Healthcare Loan Assets and Asset Based Loans that are Eligible Loan Assets

U-1

“Undrawn Fee Rate” means (A) for up to and including the nine (9) month anniversary of the Ninth Amendment Effective Date, for each day during the Revolving Period (1) if Drawn Utilization is less than or equal to 50%, 0.75% per annum, (2) if Drawn Utilization is greater than 50% but less than 75%, 0.50% per annum, and (3) if Drawn Utilization is greater than or equal to 75%, 0.375% per annum and thereafter (B) for each day during the Revolving Period (1) if Drawn Utilization is less than or equal to 60%, 2.00% per annum, (2) if Drawn Utilization is greater than 60% but less than 75%, 0.625% per annum and (3) if Drawn Utilization is greater than or equal to 75%, 0.375% per annum.

U-2